                                                                Exhibit 2

                               DATED 8 AUGUST, 2000

                            ---------------------------

                              OXFORD MOLECULAR GROUP PLC    (1)


                             MOLECULAR SIMULATIONS, INC.    (2)

                                        AND

                                  PHARMACOPEIA, INC.        (3)



                            ---------------------------
                                      AGREEMENT
                            FOR THE SALE AND PURCHASE OF
                         THE ENTIRE ISSUED SHARE CAPITAL OF
                            OXFORD MOLECULAR LIMITED AND
                            CHEMICAL DESIGN HOLDINGS PLC
                          AND ALL THE OUTSTANDING STOCK OF
                            OXFORD MOLECULAR GROUP, INC.
                            ---------------------------

                                     [LETTERHEAD]

                                       CONTENTS

CLAUSE                                 HEADING                                   PAGE

1    Definitions and interpretation. . . . . . . . . . . . . . . . . . . . . . . . .1
2    Conditions, pre-Completion restrictions, sale of the Sale Shares, and the
     Vendor's title. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
3    Consideration for the sale of the Sale Shares . . . . . . . . . . . . . . . . .9
4    Intra Group Debt. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
5    Completion. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
6    Post-Completion matters . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
7    Restrictive covenants in favour of the Purchaser. . . . . . . . . . . . . . . 15
8    Warranties and Representations. . . . . . . . . . . . . . . . . . . . . . . . 19
9    Breach of Warranty. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
10   Limitation of Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
11   Payments to the Vendor. . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
12   General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
13   Choice of law, submission to jurisdiction and service of process. . . . . . . 27
14   Exclusivity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
15   Undertakings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
16   Guarantee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29

SCHEDULE

1    The Group . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     Part A - The Companies. . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     Part B - Subsidiaries of the Companies. . . . . . . . . . . . . . . . . . . . 35
2    Completion Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
3    Conditions and pre-Completion restrictions. . . . . . . . . . . . . . . . . . 44
     Part A - The Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
     Part B - pre-Completion restrictions. . . . . . . . . . . . . . . . . . . . . 44
4    The Properties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
5    Warranties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
6    The Retention . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 84
7    Software owned by the Group Companies (as referred to in schedule 5, paragraph 5)* . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 87
8    Listed Intellectual Property Rights (as referred to in schedule 5, paragraph 6)* . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 90
     Part A - Patents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 90
     Part B - Trademarks . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 90
9    Tax Deed. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 87
10   Calculation and payment of the Consideration. . . . . . . . . . . . . . . . .103
11   Guarantees and liabilities of the Group Companies . . . . . . . . . . . . . .108
12   Apportionment of Consideration. . . . . . . . . . . . . . . . . . . . . . . .109

APPENDICES*

A    Audited Accounts
B    Management Accounts

----------------
* Omitted in accordance with Regulation S-K Item 601(b)(2).


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C    Reorganisation accrual schedule
D    List of finance and capital leases
E    Form 9100 filing and supporting affidavits


AGREED FORM DOCUMENTS*

Disclosure Letter
Property Documents
Circular (to include Notice of EGM and text of resolution)
Indemnity for lost share certificate
Resignations of directors, secretary and auditors
Solicitors instruction letter re escrow account


----------------
* Omitted in accordance with Regulation S-K Item 601(b)(2).

THIS AGREEMENT is made on                                        2000 BETWEEN:

(1) OXFORD MOLECULAR GROUP PLC (Company Number 2869950) whose registered office is situated at The Medawar Centre, Oxford Science Park, Oxford OX4 4GA ("THE VENDOR");

(2) MOLECULAR SIMULATIONS, INC., a Delaware corporation having its principal place of business at 9685 Scranton Road, San Diego 92121-3752, USA ("THE PURCHASER"); and

(3) PHARMACOPEIA, INC., a Delaware corporation having its principal place of business at CN 5350, Princeton, New Jersey, 08543-5350, USA ("THE GUARANTOR");

(together "THE PARTIES" and each a "PARTY").

NOW IT IS HEREBY AGREED as follows:

1       DEFINITIONS AND INTERPRETATION

1.1     DEFINED TERMS USED IN THIS AGREEMENT

        In this Agreement, unless the context otherwise requires:

        "ACCOUNTS" means the audited balance sheet as at the Balance Sheet Date and the audited profit and loss account for the year ended on the Balance Sheet Date of each Group Company and each of the Subsidiaries (such accounts not being audited in the case of companies incorporated in the USA) together with the notes, directors' reports, statements of stockholders equity and cashflow and other documents annexed to them; (and for the purposes of identification only copies of the Accounts have been signed by or on behalf of the Parties to this Agreement and are annexed as appendix "A");

        "ASSOCIATE" means any person with whom the Vendor may be connected within the meaning of section 839 of the Taxes Act other than any of the Group Companies;

        "AUDITORS" means the auditors of the Companies, namely KPMG Audit Plc of Arlington Business Park, Theale, Reading RG7 4SD;

        "BALANCE SHEET DATE" means 31 December 1999;

        "BUSINESS" means the business carried on by the Group as at, and prior to, the date of this Agreement and includes any part or parts of such business;

        "BUSINESS DAY" means a day other than a Saturday or a Sunday on which clearing banks are open for business in London for dealings in Sterling;

        "CA 1985" means the Companies Act 1985;


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        "COMPANIES" means together Oxford Molecular Limited, Chemical Design
        Holdings plc and Oxford Molecular Group Inc., further details of which are set out in part A of schedule 1;

        "COMPLETION" means completion of the sale and purchase of the Sale Shares by the performance by the Parties of their respective obligations under clause 5 and schedule 2;

        "COMPLETION DATE" means the second Business Day after the date on which the OMG Shareholder Condition is fulfilled or such later date as the Vendor and the Purchaser may agree;

        "CONDITIONS" means the conditions described in part A of schedule 3;

        "CONSIDERATION" has the meaning set out in clause 3.1;

        "DISCLOSURE LETTER" means the letter in the Agreed Form from the Vendor to the Purchaser dated as at the date of this Agreement;

        "EVENT" includes any act, omission, transaction or circumstance (including any of such matters provided for under this Agreement);

        "GBP" means pounds sterling;

        "GROUP" means the Companies and the Subsidiaries and "GROUP COMPANY" and "MEMBER OF THE GROUP" shall be construed accordingly;

        "GUARANTEE" means any guarantee, indemnity, suretyship, letter of comfort or other assurance, security or right of set-off given or undertaken directly or indirectly by a person to secure or support the obligations (actual or contingent) of any third party;

        "HOLDING COMPANY" means a holding company (as defined in sections 736 and 736A CA 1985);

        "INITIAL PAYMENT" has the meaning set out in clause 3.1;

        "INTELLECTUAL PROPERTY RIGHTS" has the definition set out in part 6 of schedule 5;

        "INTRA GROUP DEBT" means the aggregate net amount owing at Completion to the Vendor's Group by the Companies and/or each of the Subsidiaries together with accrued interest including any amounts which have arisen in the ordinary and normal course of business in respect of goods and/or services supplied to or by the Vendor's Group by or to the relevant Company and/or the Subsidiaries;

        "LISTING RULES" means the listing rules made under section 142 Financial Services Act 1986 and for the time being in force;

        "MANAGEMENT ACCOUNTS" means the management accounts of the Group Companies for the period from the Balance Sheet Date to 31 May 2000 (and for


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        the purposes of identification only, copies of the Management Accounts have been signed by and on behalf of the Parties to this Agreement and are annexed as Appendix "B");

        "OMG SHAREHOLDER CONDITION" means the condition described in paragraph 1 of part A of schedule 3;

        "PROPERTIES" means the properties briefly described in the Property Schedule or any one or more of them or any part of or interest in any such properties;

        "PROPERTY DOCUMENTS" means:

        (a) the agreement for surrender to be made between Magdalen Development Company Limited and Prudential Development Management Limited (1) and the Vendor (2); and

        (b) the agreement for lease to be made between Magdalen Development Company Limited and Prudential Development Management Limited
                (1), Oxford Molecular Limited (2), the Guarantor (3) and the Vendor (4),

        in each case in the agreed form (but subject to such non-material amendments as the landlord may reasonably require) relating to the first and second floors of the Medawar Centre, Oxford Science Park;

        "PROPERTY SCHEDULE" means schedule 4;

        "PURCHASER'S GROUP" means the Purchaser, any subsidiary of the Purchaser, any holding company of the Purchaser and any subsidiary of any holding company of the Purchaser, in each case for the time being and shall include, after Completion, each of the Group Companies and "MEMBER OF THE PURCHASER'S GROUP" shall be construed accordingly;

        "PURCHASER'S SOLICITORS" means Dechert of 2 Serjeants' Inn, London EC4Y 1LT;

        "RETENTION" means US$2,000,000 as set out in clause 3.1 and schedule 6;

        "RETIRING DIRECTOR" has the meaning given in paragraph 3.2(c) of schedule 2;

        "RETIRING SECRETARY" has the meaning given in paragraph 3.2(d) of schedule 2;

        "SALE SHARES" means the entire issued share capital (and, in the case of Oxford Molecular Group Inc., all the outstanding stock) of the Companies at Completion, subject to clause 4, as detailed in schedule 1;

        "SECURITY INTEREST" means any claim, mortgage, lien, pledge, charge, encumbrance, equity, hypothecation, right of pre-emption or other security interest or any other restriction or right exercisable by, or in favour of, any third party (or an agreement or commitment to create any of them);


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        "SHARE TRANSFERS" has the meaning given in paragraph 2.2 of schedule 2;

        "SUBSIDIARY" means a subsidiary (as defined by sections 736 and 736A CA
        1985);

        "SUBSIDIARIES" means the companies listed in part B of schedule 1 or any one or more of them;

        "TAXATION" shall have the meaning ascribed thereto in the Tax Deed;

        "TAX AUTHORITY" has the same meaning as that set out in the Tax Deed;

        "TAX DEED" means a deed in the form set out in schedule 9;

        "TAXES ACT" means the Income and Corporation Taxes Act 1988;

        "TRANSACTION DOCUMENTS" means this Agreement, the Tax Deed and each of the documents referred to in this Agreement as being in the Agreed Form and any document from time to time entered into pursuant to the terms of this Agreement or any other such document;

        "US$" means United States of America dollars;

        "VENDOR'S GROUP" means the Vendor, any subsidiary of the Vendor, any holding company of the Vendor and any subsidiary of any holding company of the Vendor, in each case for the time being but, for the avoidance of doubt, excluding the Group Companies and "MEMBER OF THE VENDOR'S GROUP" shall be construed accordingly;

        "VENDOR'S SOLICITORS" means Addleshaw Booth & Co of Sovereign House, PO Box 8, Sovereign Street, Leeds LS1 IHQ; and

        "WARRANTIES" means the representations, warranties and undertakings on the part of the Vendor contained in schedule 5 and which are made by the Vendor pursuant to clause 8.

1.2     TERMS DEFINED ELSEWHERE IN THIS AGREEMENT

        In addition to the terms defined in clause 1.1, certain other terms are defined elsewhere in this Agreement (denoted by capitalised words in quotes). Each such term shall have the meaning stated for the purpose of the provision in which it is defined and, if used elsewhere in this Agreement, where so used, unless the context otherwise requires.

1.3     INTERPRETATION OF WORDS AND EXPRESSIONS USED IN THIS AGREEMENT

        In this Agreement, unless the context otherwise requires:

        (a) a document expressed to be "IN THE AGREED FORM" means a document in a form which has been agreed by the Parties at or before the execution of


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                this Agreement and which has, for the purposes of
                identification, been signed or initialled by them or on their behalf;

        (b) references to a clause, schedule, part or annexure are to a clause of, or a schedule, part of such a schedule or annexure to, this Agreement respectively; references to this Agreement include its schedules and annexures and references in a schedule or part of a schedule to a paragraph are to a paragraph of that schedule or that part of that schedule respectively;

        (c) references to this Agreement or any other document or to any specified provision of this Agreement or any other document are to this Agreement, that document or that provision as in force for the time being and as amended from time to time in accordance with the terms of this Agreement or that document, as the case may be;

        (d) words importing the singular include the plural and VICE VERSA, words importing a gender include every gender and references to a "person" include any individual, corporation, firm, partnership, joint venture, association, body of persons, organisation or trust (in each case whether or not having separate legal personality);

        (e) words and phrases which are generally defined for the purposes of CA 1985 shall bear the meanings attributed to them by that Act as at the date of this Agreement;

        (f) the word "company", except where used in reference to the Companies, shall be deemed to include any corporation, firm, partnership, joint venture, association, organisation or other body of persons, whether incorporated or not incorporated and whether now existing or to be formed after the date of this Agreement; and

        (g) the words and phrases other", "including" and "in particular" shall not limit the generality of any preceding words and any words which follow them shall not be construed as being limited in scope to the same class as the preceding words where a wider construction is possible.

1.4     CONTENTS TABLE AND HEADINGS

        In this Agreement, the contents table and the descriptive headings to, and within, clauses, schedules and paragraphs are inserted for convenience only, have no legal effect and shall be ignored in the interpretation and construction of this Agreement.

1.5     REFERENCES TO STATUTORY PROVISIONS

        In this Agreement, unless the context otherwise requires, references to statutory provisions or subordinate legislation (as defined by section 21(1) Interpretation Act 1978) shall be construed as references to those provisions or that subordinate legislation as respectively replaced, amended or re-enacted (whether before or after the date of this Agreement) from time to time and shall include any provisions or subordinate legislation of which they are re-enactments (whether with or without modification) and any subordinate legislation made under such provisions save to the extent that such replacements, amendments or re-enactments taking effect after the date of Completion would impose any greater obligations or liabilities on, or reduce the benefit to, any Party.

1.6     WARRANTIES QUALIFIED BY REFERENCE TO THE VENDOR'S AWARENESS

        If any Warranty is qualified by the expression "to the best of the Vendor's knowledge information and belief" or "so far as the Vendor is aware" or any similar expression, that expression shall be deemed to include a warranty by the Vendor that the Warranty has been given by it after reasonable enquiry, including enquiry of Lawrence Steingold, Charles Nalbantian, William Cameron and Douglas Brown but for the avoidance of doubt, the Vendor's knowledge shall be deemed to include that of Dr A.F. Marchington.

1.7     REFERENCES TO ENGLISH LEGAL TERMS

        References to any English term including any reference to any action, remedy, method of juridical proceedings, legal document, legislation, statutory provision, legal status, planning permission or other required consent or any other legal concept or thing shall in respect of any relevant jurisdiction other than England be deemed to include the legal concept or thing that most nearly approximates in that jurisdiction to the English legal term.

2 CONDITIONS, PRE-COMPLETION RESTRICTIONS, SALE OF THE SALE SHARES, AND THE VENDOR'S TITLE

2.1     CONDITION PRECEDENT TO BE FULFILLED

        Completion of the sale and purchase of the Sale Shares under this Agreement is subject to fulfilment of the Conditions. If the Conditions are not fulfilled (or in the case of the Condition in paragraph 2 of part A of schedule 3, waived by the Purchaser) on or before 31 August 2000, or such later date as the Parties shall agree, all obligations of the Parties hereunder shall cease and determine save for obligations of the Vendor under clause 12.10 and save in respect of the Vendor's liability in respect of any breach of this Agreement by it.

2.2     PURCHASER'S WARRANTY

        The Purchaser and the Guarantor hereby represent, warrant and undertake to the Vendor that the Purchaser and the Guarantor are not at the date hereof required to obtain any consent from any third party or governmental authority in connection with the execution, delivery or performance of this Agreement or any of the other agreements or documents referred to in this Agreement or the consummation of the purchase of the Sale Shares by the Purchaser and that they have not received notice and are not otherwise aware of any such notice or threat


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

        or investigation as referred to in sub-paragraph (b) of the Condition contained in paragraph 2 of part A of schedule 3.

2.3     PRE-COMPLETION RESTRICTIONS

        The provisions of part B of schedule 3 shall apply in the period between the date of this Agreement and Completion or earlier termination of this Agreement in accordance with its terms.

2.4     SALE OF THE SALE SHARES

        The Vendor shall sell to the Purchaser and the Purchaser shall purchase from the Vendor the Sale Shares.

2.5     THE VENDOR'S TITLE TO THE SALE SHARES

        The Vendor shall sell and transfer to the Purchaser the Sale Shares with full title guarantee and free from any Security Interest (and whether or not the Vendor knows or could reasonably be expected to know about such matters).

2.6     TITLE TO SALE SHARES TO PASS ON COMPLETION

        Title to, beneficial ownership of, and any risk attaching to, the Sale Shares shall pass on Completion and the Sale Shares shall be sold and purchased together with all rights and benefits attached or accruing to them at, or at any time on or after, Completion (including the right to receive all dividends, distributions or any return of capital declared, paid or made by the Companies in respect of any such shares on or after Completion).

2.7     PARTIES TO ENTER INTO PROPERTY DOCUMENTS

        As soon as reasonably practicable following the date of this Agreement, the Vendor and the Guarantor will enter into the Property Documents and use their respective reasonable endeavours to procure that all other parties to the Property Documents also enter into them.

2.8     REGULATION SX AUDIT OF THE GROUP

        (a) As soon as reasonably practicable following the date of this Agreement, the Parties shall instruct KPMG (including signing such engagement letter as KPMG may reasonably require in connection therewith) to:

        (i) prepare an audit report in respect of the Group in respect of the three years ended on the Balance Sheet Date in accordance with Rule 3 - 05 (Financial Statements of Businesses Acquired or to be Acquired) made under Regulation SX promulgated by the Securities and Exchange Commission (the "REG SX AUDIT REPORT");


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                (ii)    prepare and sign a consent to incorporate the Reg SX
                        Audit Report into the Guarantor's filings with the Securities and Exchange Commission ("SEC") as required by SEC regulations or, if such filings are not finalised at the time the Reg SX Audit Report is delivered by KPMG, written confirmation from KPMG that it will give such consent (the "KPMG CONSENT"); and

                (iii) review, in accordance with SAS71, the unaudited accounts of the Group for the six months ended on 30 June 2000 that are delivered by the Vendor in a form appropriate for filing under SEC Regulation SX as required by clause 6.14.

        (b) The parties shall co-operate in good faith with any request for information or otherwise by KPMG in connection with the Reg SX Audit Report and shall use their respective reasonable endeavours to procure that KPMG delivers to the Guarantor a duly signed Reg SX Audit Report and the KPMG Consent as soon as reasonably practicable following Completion and in any event within 65 days after the date of this Agreement (the "CUT-OFF DATE").

        (c) If KPMG delivers the duly signed Reg SX Audit Report and the KPMG Consent on or before the Cut-off Date, the fees of KPMG in connection with the Reg SX Audit Report shall be for the account of the Purchaser and the Purchaser undertakes to pay, or to procure that some or all of the Companies and/or the Subsidiaries pay, such fees within the period for payment thereof as specified in the relevant engagement letter and the Purchaser undertakes to indemnify and to keep the Vendor fully and effectually indemnified in respect of such fees.

        (d) If KPMG delivers the duly signed Reg SX Audit Report and the KPMG Consent after the Cut-off Date, the fees of KPMG in connection with the Reg SX Audit Report shall be for the account of the Vendor and the Vendor undertakes to pay such fees within the period for payment thereof as specified in the relevant engagement letter and the Vendor undertakes to indemnify and to keep the Purchaser (for itself and as trustee for each member of the Group) fully and effectually indemnified in respect of such fees.

2.9     REGULATION 9100 FILING

        The Vendor shall procure that Oxford Molecular Group, Inc. files Form 9100 and supporting affidavits in the form set out in Appendix E, duly signed by or on behalf of Oxford Molecular Group, Inc. and the deponents or makers of the accompanying affidavits with the Internal Revenue Service prior to Completion together with applicable filing fees.


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


3       CONSIDERATION FOR THE SALE OF THE SALE SHARES

3.1     PAYMENT OF THE CONSIDERATION

        The consideration for the sale of the Sale Shares shall be determined pursuant to schedule 10 ("CONSIDERATION"). On Completion the Purchaser will pay the Vendor US$26,962,500 less the amounts specified in paragraph 5 of schedule 10 (the "INITIAL PAYMENT") in cash in accordance with the provisions of clause 11 and the Purchaser shall pay US$2,000,000 (the "RETENTION", as defined in schedule 6), into an escrow account in accordance with the provisions of schedule 6. The Consideration payable for the Sale Shares shall be apportioned as set out in schedule 12.

3.2 If any sum shall become payable to the Purchaser out of the Escrow Account the Consideration will be abated by the amount so payable.

4       INTRA GROUP DEBT

4.1 The Vendor undertakes that immediately prior to Completion it shall procure the capitalisation of the entire net amount of Intra Group Debt outstanding and payable for any and all reasons immediately prior to Completion by subscribing in cash an amount equal to such Intra Group Debt for new shares in the relevant debtor Group Companies and by causing such debtor Group Companies to repay such Intra Group Debt out of the proceeds of such subscription or, in the case of companies incorporated in the USA, by making a capital contribution thereto so that at and after Completion the Vendor's Group shall owe no amount to the Group and the Group shall owe no amount to the Vendor's Group. Such shares in the Group Companies shall be sold by the Vendor to the Purchaser on the terms of this Agreement as if they were Sale Shares, provided that no additional consideration shall be paid to the Vendor for such shares.

5       COMPLETION

5.1     LOCATION AND TIME

        Completion shall take place at the offices of the Vendor's Solicitors or at such other place as the Parties may agree on the Completion Date when the Parties shall comply with all (but, subject to clause 5.2 and to clause 5.3, not part) of their respective obligations as set out in schedule 2. The Purchaser shall not be obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

5.2 IF COMPLETION DOES NOT TAKE PLACE ON THE COMPLETION DATE DUE TO THE VENDOR'S FAILURE

        If the Vendor shall fail or be unable to comply with any of its obligations as set out in schedule 2 on the Completion Date, the Purchaser may:


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

        (a) defer Completion to a date not more than 28 days after that date (in which case the provisions of this clause 5.2 shall apply to Completion as so deferred); or

        (b) proceed to Completion so far as practicable but without prejudice to the Purchaser's rights (whether under this Agreement generally or under this clause 5) in respect of such failure or inability to comply.

5.3 IF COMPLETION DOES NOT TAKE PLACE ON THE COMPLETION DATE DUE TO THE PURCHASER'S FAILURE

        If the Purchaser shall fail or be unable to comply with any of its obligations as set out in schedule 2 on the Completion Date, the Vendor may:

        (a) defer Completion to a date not more than 28 days after that date (in which case the provisions of this clause 5.3 shall apply to Completion as so deferred); or

        (b) proceed to Completion so far as practicable but without prejudice to the Vendor's rights (whether under this Agreement generally or under this clause 5) in respect of such failure or inability to comply.

6       POST-COMPLETION MATTERS

6.1     DEALINGS IN THE SALE SHARES PENDING REGISTRATION OF TRANSFERS

        The Vendor hereby declares that, for so long as it remains the registered holder of any of the Sale Shares after Completion, it will:

        (a) hold such Sale Shares and any dividends and other distributions of profits or surplus or other assets declared, paid or made in respect of them after Completion and all rights arising out of or in connection with them in trust for the Purchaser and its successors in title; and

        (b) deal with and dispose of the Sale Shares and all such dividends, distributions and rights as are described in clause 6.1(a) only as the Purchaser or any such successor may direct.

6.2     APPOINTMENT OF THE PURCHASER AS ATTORNEY FOR THE VENDOR

        The Vendor hereby irrevocably and unconditionally appoints any director of the Purchaser for the time being acting severally as its lawful attorney (and to the complete exclusion of any rights that it may have in such regard) for the purpose of exercising any and all voting and other rights and receiving any and all benefits and entitlements which may at any time after Completion attach to or arise in respect of any of the Sale Shares and receiving notices of and attending and voting at all meetings of the members of the Companies (or any class thereof) and generally executing or approving such deeds or documents and doing any such acts or things in relation to any of the Sale Shares as the attorney may think fit but excluding the payment of any stamp duty or stamp duty reserve tax or other similar documentary or registration duty or charge which shall be paid by the Purchaser and excluding the passing of any resolution pursuant to section 49 CA 1985 (or equivalent US legislation) to reregister the Companies as an unlimited company, in each case from Completion to the day on which the Purchaser or its nominee is entered in the register of members as the holder of the Sale Shares. For such purpose, the Vendor hereby authorises and instructs the Companies to send all notices in respect of the Sale Shares to the Purchaser during such period.

6.3     RELEASE OF GUARANTEES GIVEN IN FAVOUR OF THE VENDOR BY ANY GROUP COMPANY


        The Vendor shall:

        (a) secure as soon as practicable prior to or at Completion (but with effect from Completion) the release of each Group Company from all Guarantees and liabilities and Security Interests given or undertaken by any Group Company to secure or support the obligations of any of:

                (i)     the Vendor;

                (ii)    any other member of the Vendor's Group

                (including, if required, offering its own Guarantee or liability on the same terms, modified as necessary, as and in substitution for the existing Guarantee or other liability of the relevant Group Company); and

        (b) indemnify and keep indemnified the Purchaser against all actions, proceedings, losses, costs, claims, damages, liabilities and expenses which it or any Group Company may suffer or incur in respect of any claim made under any Guarantees or liabilities or Security Interests referred to in clause 6.3(a) after Completion.

6.4     RELEASE OF GUARANTEES GIVEN IN FAVOUR OF ANY GROUP COMPANY BY THE VENDOR


        The Purchaser shall:

        (a) use its best endeavours to secure as soon as practicable after Completion (but with effect from Completion) the release of the Vendor without cost to the Vendor from all Guarantees and liabilities given or undertaken by any of:

                (i)     the Vendor:

                (ii)    any other member of the Vendor's Group

                to secure or support the obligations of any Group Company (including, if required, offering its own Guarantee or liability or that of another appropriate member of the Purchaser's Group (including the Guarantor which the Guarantor hereby agrees to provide) in relation only to those Guarantees and liabilities listed in schedule 11 on the same terms, modified as necessary, as and in substitution for the existing Guarantee or other liability of the Vendor); and

        (b) indemnify and keep indemnified the Vendor against all actions, proceedings, losses, costs, claims, damages, liabilities and expenses which the Vendor or any member of the Vendor's Group may suffer or incur in respect of any claim made under any Guarantees or liabilities referred to in clause 6.4(a) after Completion.

6.5     FURTHER ASSURANCE BY THE VENDOR

        The Vendor shall execute or, so far as it is able, procure the execution of, all such documents and/or do or, so far as it is able, procure the doing of, such acts and things as the Purchaser shall after Completion reasonably require in order to give effect to the provisions of this Agreement and any other Transaction Document and to give to the Purchaser the full benefit of this Agreement or any other such document but nothing in this clause shall require the Vendor to pay any stamp duty or stamp duty reserve tax or any similar documentary or registration duty or charge which shall be paid by the Purchaser.

6.6     NOVATION OF LEASING AGREEMENTS

        Subject to clauses 6.9 and 6.10, the Vendor undertakes to the Purchaser that as soon as possible following signing of this Agreement it will procure the assignment to or novation with the Group Companies at no cost to them of such of the leasing or similar agreements relating to assets used in the business of the Group Companies but not owned by them at signing as the Purchaser shall direct.

6.7     INDEMNITY RELATING TO RESIGNING OFFICERS

        The Vendor shall indemnify the Purchaser and the Group Companies against all claims which may be made against them by any person whose resignation from office or relinquishment of rights the Vendor may be obliged to procure in order to comply with this Agreement by reason of the resignation or removal from office or termination of employment of such person and against all costs reasonably incurred by them in connection with any such claim.

6.8     VENDOR'S CONTINUED ACCESS TO PREMISES ETC.

        For a period of up to 6 months following the Completion Date and without the Vendor being required to make any payment therefor, the Purchaser shall procure that the Companies allow Lawrence Steingold and any liquidator of the Vendor during normal business hours to have such reasonable access to, and use of office accommodation, parking spaces and other facilities (including telephone, fax and other similar services) within, the Companies' Oxford premises as the Companies shall reasonably designate to allow the Vendor to undertake an orderly winding-up of its activities and, without prejudice to the generality of the foregoing:

        (a) Lawrence Steingold and any liquidator of the Vendor shall during such time be permitted reasonable access to the Companies' computer network (including the provision of such passwords or other information as may be necessary to permit such access) for the purposes of sending and receiving e-mail and printing documents;

        (b) the Purchaser will procure that during such time the Companies shall provide to the Vendor payroll and similar services so that Lawrence Steingold continues to receive his salary and other benefits through the Companies as if Completion had not occurred, subject to the Vendor paying to the Purchaser or the Companies on a cash book basis any amounts required to be paid by the Companies to such employees not later than the Business Day on which such payment is required to be made; and

        (c) the Vendor shall observe all proper and reasonable requests from the Purchaser as to the use of the facilities provided to it and the Purchaser may from time to time allocate alternative facilities within the Oxford premises provided the same are not materially less suitable than those originally provided or no facilities at all if the landlord of the premises shall object;

        any such rights of access are by way of licence only and it is not the intention of the parties to create any relationship of landlord and tenant. The Purchaser undertakes that it will not make any approach to the landlord with respect to the Vendor's rights under this clause 6.8 by or on behalf of the Purchaser or any Group Company. At the end of such six month period the Vendor shall procure the release of the Group from all obligations with respect to salary, pension and other liabilities to Lawrence Steingold and hereby confirms that the Group has no such obligations with respect to other employees of the Vendor's Group.

6.9     LEASE PAYMENTS

        Following Completion, the Purchaser shall, and shall procure that the Companies shall, hold on trust absolutely for the Vendor and account to the Vendor, within 5 Business Days of receipt, for any amounts any of them may receive from Millennium Pharmaceuticals, Inc., Millennium Pharmaceuticals Limited (formerly Cambridge Discovery Chemistry Limited) or Cambridge Drug Discovery Limited in respect of sale and leaseback or similar arrangements relating to assets used in the business of any such company in respect of which a deduction is made under paragraph 5.2 of schedule 10 ("LEASED ASSETS"). The Purchaser undertakes to the Vendor not to amend the terms (including in particular, payments of rent or other lease payments made thereunder) on which any Leased Assets are leased or otherwise made available to any such company.

6.10    SALE OF LEASED ASSETS

        If following Completion, the Purchaser or any of the Companies pays all outstanding amounts under any sale and leaseback or similar arrangements relating to any of the Leased Assets, the Purchaser shall, or shall procure that the relevant Company shall, use its reasonable endeavours to sell the relevant Leased Assets to the company in whose business the relevant Leased Assets are used for the best price reasonably obtainable and shall account to the Vendor promptly for the full amount of any sale proceeds receivable by it in respect of such Leased Assets. Pending any such sale, the provisions of clause 6.9 shall continue to apply.

6.11    NOVATION OF DISCOVERY SOLUTIONS DIVISIONS CONTRACTS

        The Purchaser acknowledges the provisions of schedule 11 of the agreement dated 6th July 2000 between the Vendor (1) and Millennium Pharmaceuticals, Inc. (2) relating to the sale by the Vendor of its Discovery Solutions Divisions and in connection therewith:

        (a) the Purchaser undertakes to the Vendor to procure that the Companies shall hold on trust absolutely for the Vendor and account to the Vendor, within 5 Business Days of receipt, for any amounts any of them may receive which are referred to in such provisions as being held on trust for Millennium Pharmaceuticals, Inc. or Millennium Pharmaceuticals Limited (formerly Cambridge Discovery Chemistry Limited), but for the avoidance of doubt only insofar as such receipts relate to the provision of goods or services by the companies (or the businesses thereof) sold by the Vendor to Millennium Pharmaceuticals, Inc. and not insofar as such receipts relate to the provision of goods or services by the Group or the Purchaser's Group;

        (b) the Purchaser undertakes to the Vendor to procure that the Companies shall promptly on demand by the Vendor enter into such assignments and or novations as the Vendor may reasonably require to give effect to the provisions of such schedule; and

        (c) the Vendor warrants to the Purchaser that, despite the Group being a party to such Contracts (as defined in paragraph 1 of schedule 11 of such agreement of 6 July 2000), the Group has no liability or obligations thereunder (save as referred to in clause 6.11(a)) and agrees with the Purchaser to indemnify the Group against all obligations and liabilities under such Contracts (save in respect of the Purchaser's obligations referred to in clause 6.11(a)).

6.12    VENDOR'S SHARE OPTION SCHEMES

        Subject to the rules of the Vendor's Approved Executive Share Option Scheme and Unapproved Executive Share Option Scheme and subject to applicable laws and regulations, the Vendor agrees to exercise any discretion it has to allow employees of the Group a period of six months after Completion (or such shorter period as shall end on the date of an extraordinary general meeting of the Vendor convened to pass a resolution to wind up the Vendor voluntarily) to exercise their options over shares in the Vendor and the Vendor agrees with the Purchaser that it will apply the provisions of Rules 9.10 and 9.11 of the Vendor's Unapproved Executive Share Option Scheme and will co-operate with the relevant Group Company in that regard.

6.13    ASSIGNMENT OF CERTAIN IPR

        The Vendor hereby assigns with full title guarantee and free from any Security Interest to the Purchaser (for the benefit of the Group) any Intellectual Property Rights which it owns which are used in the Business and so far as may lawfully be allowed under the terms of any licence, assign or sub licence any licences granted to it to use Intellectual Property Rights which are vested in the Vendor and are used in the Business, including in each case Intellectual Property Rights in Software and Source Codes.

6.14    DELIVERY OF ACCOUNTS TO 30 JUNE 2000

        The Vendor shall deliver to the Purchaser within 65 days of the date of this Agreement the unaudited accounts of the Group referred to in clause 2.8(a)(iii) and, for the purposes of preparing such accounts, the Purchaser shall procure that each Group Company co-operates with the Vendor and supplies such information as the Vendor may reasonably require in connection therewith.

7       RESTRICTIVE COVENANTS IN FAVOUR OF THE PURCHASER

7.1     DEFINITIONS USED IN THIS CLAUSE 7

        In this clause 7 the following expressions have the meanings given to them:

        "CONFIDENTIAL INFORMATION" means any trade or business information (including formulae, processes, methods, knowledge and Know-how) in connection with the products manufactured, produced, distributed and sold and the services supplied by any Group Company and the customers, suppliers, finances, business policy and expansion or forward planning programmes of any Group Company and which are for the time being confidential to any Group Company;

        "DIRECTLY OR INDIRECTLY" means (without prejudice to the generality of the expression) either alone or jointly or in partnership with any other person, firm or company or as the holder of any interest in or as an employee, director, agent or representative of or consultant to any other person firm or company;

        "KNOW-HOW" means all industrial and commercial information and techniques, instruction manuals, operating conditions and procedures, information as to suppliers and customers and all other accounts, records and information (wherever situated) relating to the activities of any Group Company;

        "PROHIBITED AREA" means the United Kingdom, the Republic of Ireland, the Channel Islands, Japan, Europe and the United States of America;

        "RESTRICTED PRODUCTS" means:

        (a) all products which are manufactured, produced, distributed or sold by any Group Company at the Completion Date (including software products for use in the drug discovery, biotechnology, chemical and pharmaceutical industries); and

        (b) any other products which are of a type similar to and competing with any of the products referred to in (a) above; and

        "RESTRICTED SERVICES" means:

        (a) all services which are supplied by any Group Company at the Completion Date (including information technology services for use in the drug discovery, biotechnology, chemical and pharmaceutical industries); and

        (b) any other services which are of a type similar to and competing with any of the services referred to in (a) above.

7.2     RESTRICTIVE COVENANT IN FAVOUR OF THE COMPANIES AND THE PURCHASER

        The Vendor undertakes with the Purchaser (for itself and as trustee for each Group Company) that, without the prior consent in writing of the Purchaser, it will not directly or indirectly whether by itself, its employees or agents and whether on its own behalf or on behalf of any other person or otherwise howsoever:

        (a) for a period of 3 years from the date of Completion carry on, be employed or otherwise engaged, concerned or interested in any capacity (whether for reward or otherwise) in, provide any technical, commercial or professional advice to, or in anyway assist, any person which is or is about to be engaged in the manufacture, production, distribution or sale of the Restricted Products or any of them or the supply of the Restricted Services or any of them in the Prohibited Area in competition with the Business as carried on at the date of this Agreement provided that the restriction in this clause 7.2(a) shall not operate to prohibit the Vendor from holding in aggregate up to 3 per cent of the nominal value of shares of any class of any company whose shares are listed or dealt in on a recognised stock exchange;

        (b) for a period of 3 years from the date of Completion in relation to the Restricted Products or any of them or the Restricted Services or any of them, or in relation to a business which may in any way be the same as or similar to or in competition with the Business, solicit, canvass, accept orders from or otherwise deal with any person who:

                (i) was a customer of any Group Company at any time during the 3 years prior to Completion; or

                (ii) at the date of Completion was in the process of negotiating or contemplating doing business with any Group Company;

        (c) at any time for a period of 3 years from the date of Completion knowingly assist any competitor of any Group Company to a material extent in carrying on or developing any business which may in any way be the same as or similar to or in competition with the Business; or

        (d) at any time during the period of 3 years from the date of Completion seek to contract with or engage any person who has been contracted with or engaged to manufacture, assemble, supply or deliver products, goods, materials or services to any Group Company at any time during the period of three years prior to the date of this Agreement; or

        (e) save in respect of the employment of continuing employees of the Vendor, for a period of 3 years from the date of Completion solicit or entice away or endeavour to solicit or entice away from any Group Company, or employ, engage or conclude any contract for services with, any director or senior manager employed or otherwise engaged by that company on the date of Completion, whether or not that person would commit any breach of his contract of employment by reason of his leaving the service of that company; or

        (f) for a period of 3 years from the date of Completion employ or otherwise engage, or conclude any contract for services with, any person who at the date of Completion or during the period of 2 years prior thereto was employed or otherwise engaged (whether as a director, employee, consultant or agent) by any Group Company and who by reason thereof is or is reasonably likely to be in possession of any Confidential Information; or

        (g) at any time after Completion solicit or entice, or endeavour to entice, any employee or consultant of the Group or the Purchaser away from the Group or the Purchaser or employ or engage such a person, or at any time entice or endeavour to entice any person to breach his contract for services with the Group or the Purchaser;

        (h) at any time after Completion falsely represent itself as being connected with or interested in the Group; or

        (i) except as required by law at any time do or say anything likely or calculated to lead any person, firm or company to withdraw from or cease to continue offering to the Group any rights (whether of purchase, sale, import, distribution, agency or otherwise) then enjoyed by it or in any other way to cease to do business or reduce the amount of business it transacts with any member of the Group; or

        (j) at any time after Completion carry on a business under the name "Oxford Molecular" or "Chemical Design", "Health Designs", "Genetics Computer Group", "GCG" or any part, combination or abbreviation thereof or any similar or other name likely to confuse or mislead any part of the public, provided that the Purchaser acknowledges that the Vendor's corporate name will remain as Oxford Molecular Group PLC until the extraordinary general meeting of the Vendor to be held on 11th September 2000 but the Vendor undertakes with the Purchaser that, from Completion, it will not use the Oxford Molecular pillar device.

7.3     USE OF CONFIDENTIAL INFORMATION

        (a) The Vendor undertakes with the Purchaser (for itself and as trustee for each Group Company) that:

                (i) it will not at any time after Completion directly or indirectly (subject to clause 7.3(b)) without the consent of the relevant Group Company use, whether on its own behalf or on behalf of any other person, or divulge to any other person, any Confidential Information; and

                (ii) if any Group Company shall have obtained any Confidential Information from any third party under an agreement including any restriction on disclosure known to the Vendor, it will not at any time without the consent of relevant Group Company infringe that restriction.

        (b)     The restrictions in clause 7.3(a) shall not apply:

                (i) in respect of any Confidential Information which is in or becomes part of the public domain, other than through a breach of the obligations of confidentiality set out in this Agreement; or

                (ii) to the Vendor to the extent that it is required to disclose Confidential Information by any applicable law, governmental order, decree, regulation, licence or rule or pursuant to the regulations of any securities exchange or regulatory or governmental body to which it is subject, and in such an event the Vendor shall first notify the Purchaser and consult with the Purchaser to the extent practicable.

7.4 ACKNOWLEDGEMENT BY THE VENDOR IN RELATION TO THE NATURE AND EXTENT OF THE RESTRICTIVE COVENANTS IN THIS CLAUSE 7

        (a) The Vendor agrees with the Purchaser (for itself and as trustee for each Group Company) that the restrictive covenants in this clause 7 are reasonable and necessary for the protection of the value of the Sale Shares having regard to that fact those covenants do not work harshly on it.

        (b) The Vendor acknowledges that it has had the opportunity to take independent advice on the restrictions in this clause 7.

7.5     PARTIES TO AMEND TO THE RESTRICTIONS IN THIS CLAUSE 7 IN CERTAIN
        CIRCUMSTANCES

        Whilst the Parties acknowledge that the restrictions in this clause 7 are considered by them to be reasonable in all the circumstances, it is agreed that if any of those restrictions, by themselves or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Purchaser but would be adjudged reasonable if part or parts of the wording in this clause 7 (including clause 7.1) were deleted or amended or qualified or the periods thereof were reduced or the range of products and services or area dealt with were thereby reduced in scope, then the relevant restriction or restrictions shall apply on the basis of such modification or modifications to this clause 7 as may either be necessary or as may reasonably be required by the Purchaser to make it or them valid and effective.

7.6     RESTRICTIVE COVENANTS

        The Vendor confirms that from Completion, it will hold on trust (in respect of which the Vendor shall act in accordance with the reasonable instructions of the Purchaser but subject only thereto, may act in its absolute discretion) for the Purchaser absolutely the benefit of any non-compete obligations contained in the terms of employment of any employees of any member of the Vendor's Group expressed to be entered into for the benefit of any of the Group Companies.

8       WARRANTIES AND REPRESENTATIONS

8.1 Subject to the limitations on the Vendor's liability pursuant to the provisions of clause 10 and schedule 13, the Vendor represents and warrants to and undertakes with the Purchaser that, save only as and to the extent fairly disclosed to the Purchaser in this Agreement or in the Disclosure Letter, each of the Warranties is now true and accurate and will continue to be true and accurate on each day from now up to and including Completion as if repeated on each such day with reference to the facts which shall then exist.

8.2 The Vendor acknowledges that it has previously made representations to the Purchaser in the terms of the Warranties with the intention of inducing the Purchaser to enter into this Agreement; and the Purchaser confirms and the Vendor acknowledges that the Purchaser has relied on those representations and has accordingly been induced by the Vendor to enter into this Agreement.

8.3 Each of the Warranties, covenants, indemnities and undertakings set out in this Agreement or the Tax Deed is separate and independent.

8.4 The Vendor agrees with the Purchaser for itself and as trustee for each Group Company and each of their respective officers and employees to irrevocably and unconditionally waive any rights remedies or claims which it may have in respect of any misrepresentation in or omission from any information or advice supplied or given by the Companies and the Subsidiaries or their respective officers, employees or agents and on which they have relied in giving the Warranties, in preparing the Disclosure Letter or in agreeing to give the Tax Deed unless such misrepresentation or omission was made fraudulently.

9       BREACH OF WARRANTY

9.1 Without restricting the rights or the ability of the Purchaser to claim damages on any basis if it shall be found that any matter which is the subject of any of the Warranties is not as represented, warranted or undertaken then, if the Purchaser shall so elect by notice in writing to them, the Vendor shall on demand pay to the Purchaser:

        (a) a sum equal to the amount by which the value (or amount) at Completion of any asset or liability of the Companies or any of the Subsidiaries (computed for this purpose on the basis that full provision was made for the facts and circumstances in relation to which such breach arose) was less or, in the case of a liability, greater than the value (or amount) at Completion of such asset or liability (computed for this purpose on the assumption that the facts and circumstances had been such as to involve no such breach); and

        (b) all costs and expenses incurred by the Companies and/or the Subsidiaries and/or the Purchaser as a result of such breach, together with such other amounts as shall be required to compensate them for any other loss or damage which they shall have suffered including loss of prospective profits.

9.2 The Vendor will forthwith notify (in writing) the Purchaser of any matter or thing which may arise or become known to any of them after the date of this Agreement (whether or not prior to Completion) which is inconsistent with any of the Warranties or which might give rise to a claim under the Tax Deed or which is or may reasonably be anticipated to be material to be known by a purchaser for value of the Sale Shares.

9.3 Any matter or thing so notified shall not be and shall not be deemed to be a disclosure for the purpose of qualifying or limiting the liability of the Vendor pursuant to this Agreement or the Tax Deed.

9.4     If before Completion:

        (a) any breach or breaches of the Warranties or liability of the Vendor under the Tax Deed comes to the notice of the Purchaser in respect of which the liability the Vendor in aggregate would exceed US$1,000,000; or

        (b) the Vendor is in material breach of any obligation on its part under this Agreement or any related agreement and, where that breach is capable of remedy, it is not remedied to the Purchaser's satisfaction;

        the Purchaser may (without prejudice to any other rights or remedies available to the Purchaser and without any liability to the Vendor) elect not to complete the purchase of the Sale Shares by giving notice in writing to the Vendor's Solicitors.

10      LIMITATION OF LIABILITY

10.1 The provisions of this clause shall operate to limit the liability of the Vendor under the Warranties and, where expressly provided, the Tax Deed and references to "breach", "claim" and "liability" (and any similar expression) shall, unless the context otherwise requires, be references to a breach of or a claim or liability arising under the Warranties and, where expressly provided, the Tax Deed notwithstanding any other provisions contained in this Agreement or the Tax Deed.

10.2 No claim shall be made under the Warranties or the Tax Deed unless the Vendor shall have been given written notice of that claim by or on behalf of the Purchaser together with such material details of which the Purchaser shall then be aware of the specific matter in respect of which a claim is made prior to the first anniversary of the date of Completion other than in respect of a liability which shall arise from fraud or wilful default in which case there shall be no limitation.

10.3 Notwithstanding any other provision of this Agreement or the Tax Deed, the maximum aggregate liability of the Vendor under the Warranties, schedule 10 (other than the deductions to be made on Completion under paragraph 5 of schedule 10) and the Tax Deed shall not exceed $2,000,000, any such liability to be satisfied by the release of the Retention to the Purchaser in accordance with the provisions of schedule 6 (Retention) and not by direct payment from the Vendor.

10.4 The provisions of schedule 13 (Vendor protection schedule) shall apply to limit the liability of the Vendor under the Warranties and, where expressly provided, the Tax Deed.

11      PAYMENTS TO THE VENDOR

11.1 Any amounts payable to the Vendor pursuant to this Agreement may be paid by telegraphic transfer to the following account of the Vendor's Solicitors (or such other account of the Vendor's Solicitors as may be notified to the Purchaser in writing by the Vendor for this purpose from time to time):


                 Account name:                     Addleshaw Booth & Co Client Account
                 ---------------------------------------------------------------------
                 Name of bank:                     Yorkshire Bank plc
                 ---------------------------------------------------------------------
                 Account number:                   40626964
                 ---------------------------------------------------------------------
                 Bank address and postcode:        Dudley House
                                                   137 Albion Street
                                                   Leeds
                                                   LS2 8PN
                 ---------------------------------------------------------------------
                 Sort code:                        05-00-58
                 ---------------------------------------------------------------------

11.2    VENDOR'S SOLICITORS AUTHORISED TO RECEIVE PAYMENTS

        The Vendor's Solicitors are hereby irrevocably authorised by the Vendor so to receive any such amount and receipt of any such amount in such an account and the receipt of the Vendor's Solicitors for any such amount shall be good, valid and effectual discharge for the Purchaser respect of such amount.

12      GENERAL

12.1    CONTINUING EFFECT OF THIS AGREEMENT

        All provisions of this Agreement and any other Transaction Document shall, so far as they are capable of being performed or observed, continue in full force and effect notwithstanding Completion, except in respect of those matters then already performed and Completion shall not constitute a waiver of any of the Purchaser's rights in relation to this Agreement or any other Transaction Document.

12.2    ANNOUNCEMENTS AND CIRCULARS

        Save as (but only to the extent) expressly required by law or by the Listing Rules or by any relevant national or supra-national regulatory, governmental or quasi-governmental body or authority, all announcements or circulars by, of or on behalf of any of the Parties and relating to the subject matter of this Agreement or the transaction contemplated by this Agreement shall be in terms to be agreed between the Parties in advance of issue.

12.3    RELEASES AND WAIVERS

        (a) Either Party may, in its discretion, in whole or in part release, compound, compromise, or waive its rights or grant time or indulgence in respect of, any liability or obligation to it under this Agreement or any Transaction Document in respect of that obligation or liability without in any way prejudicing or affecting the liability of, or its rights against, any other of that Party in respect of the same or a like obligation or liability.

        (b) Subject to clause 12.3(c), neither the single or partial exercise or temporary or partial waiver by either Party of any right, nor the failure by either Party to exercise in whole or in part any right or to insist on the strict performance of any provision of this Agreement or any other Transaction Document, nor the discontinuance, abandonment or adverse determination of any proceedings taken by either Party to enforce any right or any such provision shall (except for the period or to the extent covered by any such temporary or partial waiver) operate as a waiver of, or preclude any exercise or enforcement or (as the case may be) further or other exercise or enforcement by that Party of, that or any other right or provision.

        (c)     All references in clause 12.3(b) to:

                (i) any right shall include any power, right or remedy conferred by this Agreement or any other Transaction Document on, or provided by law or otherwise available to, either Party; and

                (ii) any failure to do something shall include any delay in doing it.

        (d) The giving by either Party of any consent to any act which by the terms of this Agreement or any other Transaction Document requires such consent shall not prejudice the right of that Party to withhold or give consent to the doing of any similar act.

12.4    NOTICES

        (a) Any notice or other document to be given under this Agreement shall be in writing in the English language.

        (b)     Notice details for the Parties are as follows:


                                                      ADDRESSEE/MARKED FOR
            PARTY            ADDRESS                  THE ATTENTION OF
            -------------------------------------------------------------------
            The Vendor       Its registered office    Chairman
                             for the time being
            -------------------------------------------------------------------
            The Purchaser    9685 Scranton Road San   General Counsel
                             Diego 92121-3752
                             USA
            -------------------------------------------------------------------
            The Guarantor    CN 5350                  Chief Executive Officer
                             Princeton
                             New Jersey
                             08543-5350
                             USA
            -------------------------------------------------------------------

                A Party may change its notice details for the purpose of this clause 12.4 by giving notice to all the Parties to this Agreement in accordance with this clause 12.4.

        (c)     PROOF OF NOTICE BEING PROPERLY GIVEN

                In proving the giving of a notice, it shall be conclusive evidence to prove:

                (i) if delivered by hand, that the notice was left at the appropriate address specified in clause 12.4(b); or

                (ii) if sent by post, that the envelope containing such notice was properly addressed and posted.

        (d)     WHEN NOTICES ARE TO BE DEEMED RECEIVED

                If a notice is:

                (i) delivered by hand between 9.00 am and 5.00 pm on a Business Day (such time period being referred to in this clause 12.4(d) as within 'Business Hours'), it shall be deemed received when so delivered or, if delivered by hand outside Business Hours, it shall be deemed received at 9.00 am on the next Business Day after the time of delivery;

                (ii)    sent by post:

                        (A) if the notice was posted on a Business Day, it shall be deemed received at 9.00 am on the second Business Day after the day the envelope containing such notice was posted; or

                        (B) if the notice was not posted on a Business Day, it shall be deemed received at 9.00 am on the third Business Day after the day on which the envelope containing such notice was posted.

        (e) Any reference in this clause 12.4 to a particular time is to that time in the location of the recipient of the relevant notice.

12.5    TIME

        (a) Time shall be of the essence for the purposes of this Agreement as regards any time, date or period fixed by this Agreement for the performance of any obligation by any of the Parties to this Agreement whether as originally fixed or as altered in any manner provided in this Agreement.

        (b) Save where stated otherwise in clause 12.4, all references to time in this Agreement are to London time

12.6    ENTIRE AGREEMENT

        (a) This Agreement (together with all of the other Transaction Documents) sets out the entire agreement and understanding between the Parties in connection with the sale and purchase of the Sale Shares and other matters described in them.

        (b) Each of the Parties acknowledges that it is not relying on any statements, warranties or representations given or made by any of the Parties in relation to the subject matter of this Agreement, save for those expressly set out in this Agreement and the other Transaction Documents and that it shall have no rights or remedies with respect to such subject matter otherwise than under this Agreement and any of the other Transaction Documents.

12.7    ALTERATIONS

        No purported alteration of this Agreement shall be effective unless it is in writing, refers specifically to this Agreement and is duly executed by each Party to this Agreement.

12.8    SEVERABILITY

        (a) Each provision of this Agreement is severable and distinct from the others. The Parties intend that every such provision shall be and remain valid and enforceable to the fullest extent permitted by law. If any such provision is or at any time becomes to any extent invalid, illegal or unenforceable under any enactment or rule of law, it shall to that extent be deemed not to form part of this Agreement but (except to that extent in the case of that provision) it and all other provisions of this Agreement shall continue in full force and effect and their validity, legality and enforceability shall not be thereby affected for impaired.

        (b) If any provision of this Agreement is illegal or unenforceable as a result of any time period being stated to endure for a period in excess of that permitted by a regulatory authority, that provision shall take effect with a time period that is acceptable to the relevant regulatory authority subject to it not negating the commercial intent and purpose of the Parties in entering into this Agreement.

12.9    COUNTERPARTS

        This Agreement may be entered into in the form of two or more counterparts, each executed by one or more of the Parties but, taken together, executed by all and, provided that all the Parties so enter into this Agreement, each of the executed counterparts, when duly exchanged and delivered, shall be deemed to be an original, but, taken together, they shall constitute one instrument.

12.10   PAYMENT OF COSTS

        (a) Other than in the circumstances specified in clause 12.10 (c), if the circular contemplated by clause 15.1(b)(i) below is posted but the resolution referred to in the OMG Shareholder Condition is not passed on or before 31st August 2000 notwithstanding that the recommendation from the directors of the Vendor contained in the circular referred to in 15.1(b)(i) below to vote in favour of the resolution had not been withdrawn, the Vendor shall pay to the Purchaser the sum of US$500,000 in cash for value within 5 UK Business Days of 31st August 2000.

        (b) Other than in the circumstances specified in clause 12.10 (c), if the circular contemplated by clause 15.1(b)(i) below:

                (i) is not posted in accordance with clause 15.1(b)(i) below; or

                (ii) is posted in accordance with clause 15.1(b)(i) below but the resolution referred to in the OMG Shareholder Condition is not passed on or before 31st August 2000 in circumstances other than as referred to in clause 12.10(a), the Vendor shall pay to the Purchaser the sum of US$1,500,000 in cash for value within 5 UK Business Days of 31st August 2000.

        (c) If the resolution referred to in the OMG Shareholder Condition is not passed on or before 31st August 2000 and on or before that date any person has made or indicated a firm intention to make an offer or tender for shares in the Vendor (in each case as determined under the rules of the UK Panel on Takeovers and Mergers), the Vendor shall pay to the Purchaser the sum of US$200,000 in cash for value within 5 UK Business Days of 31st August 2000.

        (d) For the avoidance of doubt, the Vendor shall not in any circumstances be obliged to make payment under more than one of sub-paragraphs (a), (b) and (c) above.

        (e) If clause 12.10(a), (b) or (c) applies, this Agreement shall terminate immediately (but without prejudice to the Vendor's obligations under clause 12.10(a), (b) or (c)) and the parties shall have no further obligations to each other save in respect of the Purchaser's accrued rights arising from any prior breach of this Agreement.

        (f) Each of the Parties shall be responsible for its respective legal and other costs and expenses incurred in relation to the negotiation, preparation and completion of this Agreement and all ancillary documents subject to the break fee arrangement referred to above.

        (g) For the avoidance of doubt, any legal, investment banking, accounting or other costs incurred by the Vendor or the Companies in relation to the negotiation, preparation and completion of this Agreement and all ancillary documents shall be borne by the Vendor and not by the Companies.

12.11   SUCCESSORS AND ASSIGNS

        (a) This Agreement shall be binding on, and shall enure for the benefit of, the successors in title of each Party.

        (b) Neither Party may be entitled to assign the benefit of any rights under this Agreement.

        (c) Pursuant to section 1 (2)(a) Contracts (Rights of Third Parties) Act 1999, the Parties intend that no term of this Agreement may be enforced by any third party and reserve the right pursuant to section 2(3)(a) of that Act to vary the contract made by this Agreement without the consent of any other person.

13      CHOICE OF LAW, SUBMISSION TO JURISDICTION AND SERVICE OF PROCESS

13.1    CHOICE OF LAW

        (a) This Agreement shall be governed by and construed in accordance with English law, and all claims and disputes between the Parties or any of them arising out of or in connection with this Agreement (whether or not contractual in nature) shall be determined in accordance with English law.

        (b) If in any court any Party argues that a court other than the courts of England and Wales has jurisdiction to determine any dispute or difference between the Parties or any of them arising out of or in connection with this Agreement that issue shall be determined in accordance with English law, and any right any Party might otherwise have to rely upon the law of the forum or any other law is hereby irrevocably and unconditionally waived.

13.2    SUBMISSION TO JURISDICTION

        (a) Each Party submits to the exclusive jurisdiction of the Courts of England and Wales in relation to all claims, disputes, differences or other matters arising out of or in connection with this Agreement.

        (b)     Each Party irrevocably waives any right that it may have:

                (i) to object on any ground to an action being brought in the Courts of England and Wales, to claim that the action brought in the Courts of England and Wales has been brought in an inconvenient forum, or to claim that the Courts of England and Wales do not have jurisdiction. The waiver contained in this clause 13.2(b)(i) includes (without limitation) a waiver of all formal and substantive requirements of any otherwise competent jurisdiction in relation to this clause 13.2(b)(i);

                (ii) to oppose the enforcement of any judgment of any court of England and Wales whether on any ground referred to in clause 13.2(b)(i) or otherwise.

13.3    SERVICE OF PROCESS

        (a) Each Party agrees that, without prejudice to the validity of any other mode of service, any document in an action (including, but not limited to, any claim form, application notice or other originating process) may be served on any Party by being delivered to or left for that Party at its address for service of notices under clause 12.4.

        (b) Notwithstanding and without prejudice to the foregoing, the Purchaser appoints the Purchaser's Solicitors as its agent to receive service of process in respect of any proceedings commenced by the Purchaser in the Courts of England and Wales arising out of or in connection with this Agreement.

        (c) Without prejudice to the effectiveness of service pursuant to any other method recognised by the Rules of Civil Procedure, service of such process upon the Purchaser's Solicitors at its address given in this Agreement (or such other address of the Purchaser's Solicitors in England as the Purchaser's Solicitors or the Purchaser may notify in writing to the Vendor) pursuant to the Rules of Civil Procedure for the time being in force shall constitute good service on the Purchaser. The Purchaser undertakes not to contest in any court in any jurisdiction the enforcement in that jurisdiction of any judgment of the courts of England and Wales against it on the ground that the courts of England and Wales did not have jurisdiction over it or that service of process (being service in accordance with this clause) was invalid or ineffective or resulted in it not having due or adequate notice of the proceedings.

14      EXCLUSIVITY
        -----------

14.1 The Vendor agrees that, pending Completion or the earlier termination of the obligations of the parties under this Agreement, it will not, and will procure that none of its subsidiaries, nor any director, officer, employee, agent or adviser of the Vendor or any such member, will solicit any offers or indications of interest from any parties in relation to an offer for the whole of the share capital of the Vendor or any of its direct or indirect subsidiaries or the purchase of any of the property, assets or undertakings of the Vendor or its direct or indirect subsidiaries (or any substantial part thereof).

14.2 Pending Completion, the Vendor shall notify the Purchaser promptly upon receipt of any offer or indication of interest of the kind referred to in clause 14.1.

15      UNDERTAKINGS
        ------------

15.1    UNDERTAKING BY THE VENDOR TO CONVENE MEETING

        The Vendor specifically undertakes, without prejudice to its obligations under clause 12.10:

        (a) to post, and do nothing to prevent or delay the posting of, a circular in the agreed form complying with the requirements of the Listing Rules to the shareholders of the Vendor not later than the third UK Business Day following the date of this Agreement (or, if later, the Business Day following the date on which the UKLA stamps or otherwise indicates its approval to the form of such circular, and the Vendor undertakes to submit such circular to the UKLA for such stamping or approval not later than the second UK Business Day following the date of this Agreement) and containing, subject always to the fiduciary duties of the directors of the Vendor and to their obligations under the UK Takeover Code, a recommendation to such shareholders to vote in favour of the resolution referred to in the OMG Shareholder Condition and incorporating a notice of extraordinary general meeting in the agreed form convening such meeting for the earliest possible date following the posting of the circular as referred to above;

        (b) subject always to the fiduciary duties of the directors of the Vendor and to their obligations under the UK Takeover Code, not to adjourn the meeting to pass the resolution referred to in clause 15.1(a) save as may be required by law or pursuant to the articles of association of the Vendor; and

        (c) subject always to the fiduciary duties of the directors of the Vendor and to their obligations under the UK Takeover Code, to procure that any poll at the meeting to pass the resolution referred to in clause 15.1(a) shall be held forthwith.

16      GUARANTEE
        ---------

16.1 In this clause the expression the "PURCHASER'S OBLIGATIONS" means all the obligations and liabilities (including contingent liabilities) of the Purchaser under or otherwise arising out of or in connection with this Agreement or the Tax Deed (as any of such obligations and liabilities may from time to time be varied, extended, increased or replaced).

16.2 In consideration of the Vendor entering into this Agreement or the Tax Deed the Guarantor unconditionally and irrevocably guarantees to the Purchaser the due and punctual performance of all the Purchaser's Obligations and undertakes to keep the Vendor fully indemnified against all liabilities, losses, proceedings, claims, damages, costs and expenses of whatever nature which the Vendor may suffer or incur as result of any failure or delay by the Purchaser in the performance of any of the Purchaser's Obligations.
        The obligations of the Guarantor hereunder are as principal obligor and not merely as surety (with the intention that any amount not recoverable for any reason from the Guarantor under this Agreement or the Tax Deed on the basis of a guarantee shall nevertheless be recoverable from the Guarantor as if the Guarantor were the sole principal debtor).

16.3 The Guarantor's obligations under this clause are continuing obligations which:

        (a) shall continue in full force and effect notwithstanding the winding-up or dissolution of the Purchaser or the Guarantor or any change in the status, function, control or ownership of the Purchaser or the Guarantor;

        (b) shall not be satisfied by any intermediate payment or satisfaction of any part of any of the Purchaser's Obligations;

        (c) shall remain in operation while any of the Purchaser's Obligations remain potentially outstanding; and

        (d) shall be in addition to and not in substitution for or in derogation of any other security held by the Vendor in respect of the Purchaser's Obligations.

16.4 The Guarantor agrees that its obligations shall not be in any way discharged or impaired by any forbearance (whether as to payment or otherwise) or any time or other indulgence given to the Purchaser in relation to all or any of the Purchaser's Obligations or by any act, thing, omission or means which, but for this provision, would or might constitute a legal or equitable discharge or defence of the Guarantor.

16.5 The Guarantor agrees that so long as any of the Purchaser's Obligations are or may be due or owed by the Purchaser to the Vendor, any rights which the Guarantor may at any time have by reason of performance by the Guarantor of its obligations hereunder to be indemnified by the Purchaser or to be subrogated to the rights of the Purchaser shall not be exercised by the Guarantor in competition with the Vendor.

16.6 If the Purchaser is wound up, goes into liquidation or makes any composition or arrangement with its creditors, neither the existence of the guarantee contained in this clause nor any monies received or recovered by the Purchaser pursuant thereto shall impair the right of the Vendor to prove in such winding up, liquidation, composition or arrangement for the total amount due for the time being from the Purchaser. The Guarantor agrees not to prove in competition with the Vendor but if for any reason it should receive a dividend or other payment in such liquidation, composition or arrangement it will apply the amount thereof in satisfying any outstanding liabilities it may have to the Vendor under this clause 16.

16.7 To the extent permitted by law, the Guarantor hereby waives and agrees not to assert or take advantage of:

        (a) any right to require the Vendor to proceed against the Purchaser or any other person or to proceed against the Purchaser at any time or to pursue any other remedy in the Vendor's power or under any other agreement before proceeding against the Guarantor under this Agreement;

        (b) any defence that may arise by reason of the incapacity, lack of authority, death or disability of any other person or persons or the failure of the Vendor to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other person or persons;

        (c) demand, presentment for payment, notice of non-payment, protest, notice of protest and all other notices of any kind, or the lack of any thereof, including, without limiting the generality of the foregoing, notice of the existence, creation or incurring of any new or additional obligation or of any action or non-action on the part of the Purchaser, the Vendor, any creditor of the Vendor or of the Guarantor or on the part of any other person whomsoever under this or any other instrument in connection with any of the Purchaser's Obligations;

        (d)     any defence based upon an election of remedies by the Vendor;

        (e) any right or claim or right to cause a marshalling of the assets of the Vendor;

        (f) any duty on the part of the Vendor to disclose to the Guarantor any facts the Vendor may hereafter know about the Purchaser or its business and assets (including the Group), it being understood and agreed that the Guarantor is fully responsible for being and keeping informed of the financial condition of the Purchaser, of the condition of the Purchaser or its business and assets (including the Group) and of any and all circumstances bearing on the risk that liability may be incurred by the Guarantor under this Agreement;

        (g) except to the extent that such matters excuse the Purchaser's performance of the Purchaser's Obligations, any invalidity, irregularity or unenforceability, in whole or in part, of this Agreement;

        (h) except to the extent such matters excuse the Purchaser's performance under this Agreement, any deficiency in the ability of the Vendor to collect or to obtain performance from any persons or entities now or hereafter liable for the payment and performance of any of the Purchaser's Obligations hereby guaranteed;

        (i) any assertion or claim that the automatic stay provided by 11 U.S.C. Section 362 (arising upon the voluntary or involuntary bankruptcy proceeding of the Purchaser) or any other stay provided under any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, which may be or become applicable, shall operate or be interpreted to stay, interdict, condition, reduce or inhibit the ability of the Vendor to enforce any of its rights, whether now or hereafter required, which the Vendor may have against the Guarantor; or

        (j) any modifications of this Agreement or any obligation of the Purchaser relating to this Agreement by agreement between the Purchaser and the Vendor and/or by operation of law or by action of any court, whether pursuant to the United States Bankruptcy Reform Act of 1978, as amended, or any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, or otherwise.

        IN WITNESS whereof this Agreement has been entered into as a Deed on the date specified above.

                                   SCHEDULE 1


                                   THE GROUP

                            PART A - THE COMPANIES

1       OXFORD MOLECULAR LIMITED
        ------------------------

1.1     Date of incorporation:                  20th March 1989

1.2     Registered number:                      2363378

1.3     Registered office:                      The Medawar Centre, Oxford
                                                Science Park, Oxford OX4 4GA

1.4     Authorised share capital:               GBP35,000 divided into 1,700,000
                                                ordinary shares of 1p each,
                                                300,000 preferred ordinary
                                                shares of 1p each and 1,500,000
                                                B preferred ordinary shares of
                                                1p each

1.5     Issued share capital:                   GBP32,229.59 divided into
                                                1,522,959 ordinary shares of 1p,
                                                300,000 preferred ordinary
                                                shares of 1p and 1,400,000 B
                                                preferred ordinary shares of 1p.

1.6     Directors:                              James Hiddleston, Anthony
                                                Marchington

1.7     Secretary:                              Anthony Marchington

1.8     Accounting reference date:              31st December

1.9     Outstanding mortgages or charges:       None

1.10    Options or warrants:   None

2       CHEMICAL DESIGN HOLDINGS PLC
        ----------------------------

2.1     Date of incorporation:                  16 May 1996

2.2     Registered number:                      3199820

2.3     Registered office:                      The Medawar Centre,
                                                Oxford Science Park,
                                                Oxford OX4 4GA

2.4     Authorised share capital:               GBP1,600,000 divided into
                                                16,000,000
                                                shares of 10p each

2.5     Issued share capital:                   6,705,095 ordinary shares of 10p


                                       33


2.6     Directors:                              Paul Jones, Philip Sowden,
                                                Lawrence Steingold

2.7     Secretary:                              Philip Sowden

2.8     Accounting reference date:              31st December

2.9     Outstanding mortgages or charges:       None

2.10    Options or Warrants:                    None

3       OXFORD MOLECULAR GROUP INC.
        ---------------------------

3.1     Date of incorporation:                  4th April 1986 (Delaware)

3.2     Registered number:                      2087653

3.3     Authorised share capital:               300,000 shares of Class A common
                                                stock

                                                100,000 shares of Class B common
                                                stock

3.4     Issued share capital:                   135,424 shares of Class A common
                                                stock

                                                40,000 shares of Class B common
                                                stock

3.5     Officers:                               Charles Nalbantian, Anthony
                                                Marchington, William Cameron,
                                                Stephen Ferruolo

3.6     Accounting reference date:              31st December

3.7     Outstanding mortgages or charges:       None

3.8     Options or Warrants:                    None

                                        34

                     PART B - SUBSIDIARIES OF THE COMPANIES

1       CHEMICAL DESIGN LIMITED
        -----------------------

1.1     Data incorporation:                    14 February 1983


1.2     Registered number:                      1699068


1.3     Registered office:                      The Medawar Centre, Oxford
                                                Science Park, Oxford, OX4 4GA


1.4     Authorised share capital:               12,000 ordinary shares of GBP1


1.5     Issued share capital:                   10, 889 ordinary shares of GBP1


1.6     Directors:                              Lawrence Steingold, Philip
                                                Sowden, James Hiddleston

1.7     Secretary:                              Philip Sowden


1.8     Accounting reference date:              31 December


1.9     Outstanding mortgages or charges:       None


1.10    Option or warrants:                     None

2       CHEMICAL DESIGN INTERNATIONAL LIMITED
        -------------------------------------

2.1     Date of incorporation:                  29 April 1988

2.2     Registered number:                      2249786

2.3     Registered office:                      The Medawar Centre, Oxford
                                                Science Park, Oxford OX4 4GA

2.4     Authorised share capital:               1,000 ordinary shares of GBP1

2.5     Issued share capital:                   100 ordinary shares of GBP1

2.6     Directors:                              James Hiddleston, Philip Sowden,
                                                Lawrence Steingold

2.7     Secretary:                              Philip Sowden

2.8     Outstanding mortgages and charges:      None

2.9     Accounting reference date:              31 December


                                       35



2.10    Options or warrants:                    None

3       CHEMICAL DESIGN (SUPPLIES) LIMITED
        ----------------------------------

3.1     Date of incorporation:                  23 April 1996


3.2     Registered number:                      3189311

3.3     Registered office:                      The Medawar Centre, Oxford
                                                Science Park Road, Oxford, OX4
                                                4GA

3.4     Authorised share capital:               100 ordinary shares of GBP1

3.5     Issued share capital:                   4 ordinary shares of GBP1

3.6     Directors:                              James Hiddleston, Philip Sowden,
                                                Laurence Steingold

3.7     Secretary:                              Philip Sowden

3.8     Accounting reference date:              31 December

3.9     Outstanding mortgages or charges:       None

3.10    Options and warrants:                   None

4       CHEMICAL DESIGN SARL
        --------------------

4.1     Registered number:                      41449088800016

4.2     Registered office:                      3 Rue Condorcet, 91263 Juvisy
                                                Sur Orge, France

4.3     Authorised Share Capital                Ffr 50,000

4.4     Issued Share Capital                    Ffr 500

4.5     Officers:                               L Steingold (Gerant)

4.6     Accounting reference date:              31st December

4.7     Outstanding mortgages or charges:       None

4.8     Options and warrants:                   None

5       CHEMICAL DESIGN INC.
        --------------------

5.1     Date of incorporation:                  5 June 1985 (New Jersey)

5.2     Authorised share capital:               100


                                       36


5.3     Issued share capital:                   20

5.4     Officer:                                Bill Cameron

5.5     Accounting reference date:              31 December

5.6     Outstanding mortgages or charges:       None

5.7     Options and warrants:                   None

6       CHEMICAL DESIGN (WEST COAST) INC.
        ---------------------------------

6.1     Date of Incorporation:                  14th May 1997 (California)

6.2     Registered number:                      1908079

6.3     Authorised share capital:               25,000 shares of common stock

6.4     Issued share capital:

6.5     Officers:                               Edwin Keith Davis, John David
                                                Lambert,

                                                Mary Elaine Bogdiukiewicz, Stephen Cato

6.6     Accounting reference date:              31st December

6.7     Outstanding mortgages or charges:       None

6.8     Options and warrants:                   None

7       OXFORD MOLECULAR SA
        -------------------

7.1     Registered number:                      38809641400023

7.2     Registered office:                      Route de Sachey, Palaiseau,
                                                91128 Palaiseau, France

7.3     Authorised Share Capital                Ffr 250,000 divided into 2,500
                                                shares of 100 Ffr each

7.4     Issued Share Capital:                   Ffr 250,000

7.5     Officers:                               Dr A F Marchington (President)

                                                Paul Davie (Secretary)

7.6     Accounting reference date:              31st December

7.7     Outstanding mortgages or charges:       None

7.8     Options and warrants:                   None

8       HEALTH DESIGNS INC.

8.1     Date of incorporation:                  17 July 1978 (New York)


8.2     Authorised share capital:               4,000,000 common shares of US$0.01

8.3     Issued share capital:                   2,557,038 common shares of US$0.01

8.4     Directors:                              Tony Marchington

8.5     Officers:

8.6     Accounting reference date:              31 December

8.7     Outstanding mortgages or charges:       None

8.8     Options and warrants:                   None

9       GENETICS COMPUTER GROUP, INC.

9.1     Date of incorporation:                  9 November 1989 (Wisconsin)

9.2     Authorised share capital:               2,800 shares (without par value)

9.3     Issued share capital:                   750 shares (without par value)

9.4     Directors:                              Tony Marchington

9.5     Officers:                               Bill Cameron

                                                Steven Ferruolo

9.6     Accounting reference date:              31 December

9.7     Outstanding mortgages or charges:       None

9.8     Options and warrants:                   None

                                      SCHEDULE 2

                                 Completion Matters

1       GENERAL


1.1      This schedule 2 is set out in the following paragraphs:

        1       General.

        2        Documents and other items to be delivered by the Vendor.


        3        Obligations of the Vendor.

        4        Obligations of the Purchaser.

        5        Joint obligations of the Purchaser and the Vendor.

2       DOCUMENTS AND OTHER ITEMS TO BE DELIVERED BY THE VENDOR

2.1 The following documents and other items set out in the remainder of this paragraph 2 shall be delivered by the Vendor to the Purchaser at Completion.

        THE SALE SHARES

2.2 Transfers in respect of the Sale Shares (together with any transfers referred to in paragraph 2.3, "the Share Transfers") duly executed and completed in favour of the Purchaser or its nominee(s)

2.3 Duly executed transfers (in favour of such person or persons as the Purchaser may direct or have directed) of all shares, stock or other interests in any Subsidiary not registered in the name of the Companies or any other Group Company.

2.4 Certificates for the Sale Shares and any shares in any subsidiary of the Companies or an indemnity in respect of any lost share certificate in the agreed form.

2.5 Duly executed powers of attorney or other authorities in the agreed form under which any of the Share Transfers has been executed.

2.6 Such other documents as may be required to give a good title to the Sale Shares and to enable the Purchaser or its nominees to become the registered holders thereof, provided that, for the avoidance of doubt, the Vendor shall not, notwithstanding any other provision of this Agreement, be responsible for any stamp duty or stamp duty reserve tax in respect of the sale and transfer of the Sale Shares under this Agreement.

        BOARD MINUTES OF THE VENDOR AND MINUTES AND RESOLUTIONS OF EGM

2.7 Certified copies of the board minutes for the Vendor recording the resolution of the Board of Directors of the Vendor authorising:

        (a)     the sale of the Sale Shares held by the Vendor;

        (b)     the execution of the transfers in respect of such Sale Shares;

        (c) the execution of this Agreement and all relevant Transaction Documents; and

        (d)     the payment up of any shares allotted in accordance with clause
                4.

2.8 Certified copies of the minutes and resolutions passed at an extraordinary general meeting of the Vendor approving this Agreement referred to in part A of schedule 3.

        STATUTORY RECORDS AND MINUTE BOOKS

2.9     As agent for each Group Company:

        (a) all its statutory and minute books (duly written up to immediately preceding Completion);

        (b)     its common seal (if any);

        (c) its certificate of incorporation, any certificate or certificates of incorporation on change of name;

        (d)     copies of its memorandum and articles of association; and

        (e) management accounts of the Companies for the period to 30 June 2000 which the Vendor undertakes with the Purchaser to procure are prepared on the same basis as the Management Accounts (assuming compliance with the Warranty relating thereto).

        DIRECTORS' AND SECRETARIES' RESIGNATIONS AND CONFIRMATIONS

2.10 Written resignations of the Retiring Directors and the Retiring Secretary in the agreed form resigning their respective offices.

        EVIDENCE OF RELEASE OF GUARANTEES

2.11 Evidence in a form satisfactory to the Purchaser that all Guarantees and Security Interests given by any Group Company in respect of liabilities of:

        (a)     the Vendor;

        (b)     any member of the Vendor's Group
        have been released.

2.12 all deeds and documents of title relating to the Properties (including all insurance policies, premium receipts, maintenance contracts and other documents relating to the Properties) and certified copies of any documents being held by mortgagees;

2.13 a letter from the Vendor specifying the whereabouts of any other documents, books and records of the Companies and the Subsidiaries which are not held at the Properties including any books and records of the Group held by the Vendor and directing the holders of them to deliver them up to the Purchaser's authorised representatives immediately upon request;

2.14 certificates from each of the banks at which the Companies and the Subsidiaries maintain accounts of the amounts standing to the credit or debit of such accounts at the close of business on the second business day preceding Completion together with a list of all unpresented cheques and uncleared lodgements which upon presentation or clearance would be debited or credited to such accounts;

2.15 a letter signed by the Vendor either confirming that there are no matters or things which have arisen or become known to it which ought to be notified to the Purchaser in accordance with clause 9.2 or giving full details of any such matters or things; and

2.16    the Tax Deed duly executed by the Vendor.

3       OBLIGATIONS OF THE VENDOR

        CONDITIONS PRECEDENT

3.1 The Vendor shall produce evidence of the fulfilment of the OMG Shareholder Condition.

        BOARD MEETING

3.2 The Vendor shall procure that a duly convened and quorate board meeting of each Group Company is held at which:

        REGISTRATION OF THE SHARE TRANSFERS

        (a) the Share Transfers are resolved to be registered (subject only to their being duly stamped) notwithstanding any provision to the contrary in the articles of association of the relevant Group Company and any shares are allotted in accordance with clause 4 (specifying the amount of indebtedness repaid by such allotment);

        APPOINTMENTS AND RESIGNATIONS OF DIRECTOR(S) AND SECRETARY

        (b) the following persons are validly appointed as additional directors of the relevant Group Company specified below:

                      NAME OF NEW DIRECTOR      TO BE A DIRECTOR OF (NAME OF
                                                GROUP COMPANY)
                      -------------------------------------------------------
                      Joseph A Mollica          All
                      -------------------------------------------------------
                      Bruce C Myers             All
                      -------------------------------------------------------

        (c) on the appointments referred to in paragraph 3.2(b) being made, the following persons ("THE RETIRING DIRECTORS") cease to be directors and employees of the relevant Group Company specified below:

                      NAME OF RETIRING DIRECTOR  NAME OF GROUP COMPANY
                                                 FROM WHICH THE RETIRING
                                                 DIRECTOR IS RETIRING AS A
                                                 DIRECTOR
                      -------------------------------------------------------
                      L G Steingold              All of which he is a director
                      -------------------------------------------------------
                      Dr J N Hiddleston          All of which he is a director
                      -------------------------------------------------------
                      P Sowden                   All of which he is a director
                      -------------------------------------------------------
                      Dr A F Marchington         All of which he is a director
                      -------------------------------------------------------

        (d) The following persons are appointed as secretary of the Group Company specified in place of the relevant ("RETIRING SECRETARY"):


                      NAME OF GROUP            NAME OF NEW    NAME OF RETIRING
                      COMPANY                  SECRETARY      SECRETARY
                      --------------------------------------------------------
                      All                      Bruce C Myers  P Sowden
                      --------------------------------------------------------

        AUDITORS

        (e) the Auditors shall resign their office as auditors of each Group Company by depositing their written notice of resignation in the agreed form at the relevant registered office in accordance with section 392 CA 1985 along with a statement under section 394 of that Act that there are no circumstances connected with their ceasing to hold office which they consider should be brought to the attention of the members or creditors of the relevant Group Company.

        REPAYMENT OF AMOUNTS OWED

        (f) The Vendor shall repay to the relevant Group Company, or procure repayment to the relevant Group Company of, all indebtedness outstanding at Completion from any director of the Vendor or of any subsidiary of the Vendor.

4       OBLIGATIONS OF THE PURCHASER

4.1 The Purchaser shall pay the Initial Payment by electronic funds transfer for value on the day of Completion in accordance with the provisions of clause 11.

4.2 The Purchaser shall deliver to the Vendor a duly executed counterpart of the Tax Deed at Completion.

5       JOINT OBLIGATIONS OF THE PURCHASER AND THE VENDOR

5.1     The Purchaser and the Vendor shall at Completion join in procuring that:

        (a) Ernst & Young shall be appointed auditors of each Group Company in place of the Auditors; and

        (b) all existing bank mandates in force for each Group Company shall be altered (in such manner as the Purchaser shall at Completion require) to reflect the resignations and appointments referred to in paragraph 3.2.

                                  SCHEDULE 3

                   CONDITIONS AND PRE-COMPLETION RESTRICTIONS

                           PART A - THE CONDITIONS

1 The passing of a resolution by the shareholders of the Vendor in the Agreed Form approving the transactions contemplated by this Agreement.

2       By the date due for Completion:

        (a) no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated hereby shall have been issued by any court of competent jurisdiction or competent governmental agency and remain in effect and there shall not be any law or regulation enacted or deemed applicable to the transactions contemplated hereby that makes Completion illegal; and

        (b) no notice having been received by the Purchaser or the Vendor of any threatened or pending investigation by a governmental authority which:

                (i) may reasonably result in such an order or injunction as is referred to in sub-paragraph (a) above being made; or

                (ii) would otherwise have a material adverse effect on the Purchaser if the purchase of the Sale Shares hereunder were to be consummated.

                             PART B - PRE-COMPLETION RESTRICTIONS

1 The Vendor undertakes with the Purchaser that prior to Completion it will procure that:

        (a) no action will be taken or omitted to be taken whereby any of the Warranties would not at or before Completion be true and accurate;

        (b) no Group Company shall permit any of its insurance policies to lapse or do or omit to do anything the doing or omission of which could make any such insurance policy void or voidable or which would or might result in an increase in the rate of premiums of such policy of insurance;

        (c) without prejudice to (g) below, each Group Company shall continue to be provided with working capital to carry on its business in the ordinary and normal course in the same amounts and on the terms which currently prevail;

        (d) the Purchaser and any person whom it may authorise for this purpose shall be allowed reasonable access to all the books and the records, agreements and other documents and assets belonging to each Group

                Company and the Vendor shall supply any information reasonably required by the Purchaser relating to the Group;

        (e) the business of the Group will be carried on prudently in the ordinary and normal course, no transaction outside the ordinary and normal course will be carried out without the prior written consent of the Purchaser, the net assets of the Group will not be depleted save in the ordinary and normal course of trading and no action will be taken without the prior written consent of the Purchaser which could have a material adverse effect upon the Purchaser's conduct of the business of the Group;

        (f) the proposed restructuring of the Group will continue as previously disclosed to the Purchaser (details of which are contained in the Disclosure Letter);

        (g) the Group will continue to pay liabilities of the Group as they fall due;

        (h) no Group Company is involved in any discounting in respect of its product sales which is unusual or otherwise than in the ordinary and normal course of business; and

        (i) no Group Company is involved in any factoring or discounting of accounts receivable.

2 Without prejudice to the generality of paragraph 1, pending Completion or the earlier termination of the obligations of the Parties under this Agreement (except as required pursuant to this Agreement or with the prior written consent of the Purchaser) the Vendor shall procure that no Group Company shall:

        (a) resolve to change its name or to alter its Memorandum or Articles of Association;

        (b) allot or issue or agree to allot or issue any shares or any securities or grant or agree to grant rights which confer on the holder any right to acquire any shares or other such interest;

        (c)     declare, pay or make any dividend or other distribution;

        (d)     repay, redeem or purchase any of its share capital;

        (e)     reduce its share capital;

        (f)     resolve to be voluntarily wound up;

        (g) dismiss or make any material change in the terms or conditions of employment or engagement of its employees, officers or consultants save in accordance with the proposed restructuring of the Group, details of which are contained in the Disclosure Letter;

        (h)     enter into any settlement of a legal dispute;

        (i)     appoint new auditors; or

        (j)     appoint any additional director.

3 Without prejudice to the generality of paragraph 1 the Vendor shall procure that none of the following matters shall be effected without the prior consent in writing of the Purchaser:

        (a) the modification of any of the rights attached to any shares in any Group Company and the creation or issue of any shares or the grant or agreement to grant any option or rights over any shares or uncalled capital of any Group Company or the issue of any obligations convertible into shares;

        (b) the capitalisation or repayment of any amount standing to the credit of any reserve of any Group Company or any reorganisation of the share capital of any Group Company;

        (c) the admission of any person (other than a Party to this Agreement) whether by subscription or transfer or transmission as a member of any Group Company;

        (d) the sale or disposal of any part of the undertaking or the assets of any Company other than in the ordinary course of business or the acquisition of any assets other than trading stock from any company which is a member of the same group (as defined in section 170 TCGA) as the relevant Group Company;

        (e)     the giving by any Group Company of any guarantee or indemnity;

        (f) the making of capital commitments or expenditure by any Group Company in excess of GBP10,000 in aggregate or entering into any contract in relation thereto;

        (g) the acquisition by any Group Company of any shares of any other company or the participation by any Group Company in any partnership or joint venture;

        (h) the borrowing of any money in excess of existing overdraft limits by any Group Company;

        (i) the creation or issue or allowing to come into being of any Security Interest (save for liens arising by operation of law in favour of trade suppliers in the ordinary course of business for amounts not yet due) upon any part of the business, undertaking, property or assets or uncalled capital of any Group Company or the creation or issue of any debenture or debenture stock or the obtaining of any advance or credit in any form other than normal trade credit; or

        (j) the acquisition, or agreement to acquire, by any Group Company of equity interests in, or a substantial portion of the assets of, any entity.

4 Prior to Completion the Vendor shall in relation to the management of the Group's business consult with the Purchaser, allow the Purchaser or its representatives freely to converse with the Group's employees.

5 The Purchaser shall not disclose to any third party (other than its professional advisers) any confidential information relating to the business of any Group Company which shall be obtained during the period between the date of this Agreement and Completion, without the Vendor's consent (which shall not be unreasonably withheld or delayed).

6 If at any time on or before Completion the Vendor fails to comply with all or any of its obligations in accordance with this clause then the Purchaser may, by written notice given by it or the Purchaser's Solicitors to the Vendor or to the Vendor's Solicitors, elect to rescind this agreement without prejudice to its remedies against the Vendor.

7 Nothing in this schedule shall operate to stop the Vendor settling or otherwise dealing with any of the matters falling within the Restructuring Liabilities, the Finance Lease Liabilities, the Additional Liabilities and the Non-Assumed Liabilities (in each case as defined in schedule 10).

                                     SCHEDULE 4

                                   The Properties



1.      First and second floors of the Medawar Centre, Oxford Science Park,
        Oxford.

2. Lease of Suite 14940 on the 1st floor of 14940 NW Greenbrier Parkway, Beaverton, Oregon 97006 dated 14th July 1997 and made between Talcott Realty I Limited Partnership (1) and Oxford Molecular Group, Inc. (2) and Lease amendment dated 16th August 1999.

3. Lease of 565 Science Drive and 575 Science Drive, Madison Drive, Dane County, Wisconsin, 53711 dated 23rd June 1998 and made between University Research Park Facilities Corp (1) and Genetics Computer Group, Inc. (2) and an amendment to Lease dated 1 May 1998.

4. Lease of Suite 1100 of Executive Plaza 111, 11350 McCormick Road, Hunt Valley MD 2103 dated 3rd July 1998 and made between Hill Management Services Inc (1) and Oxford Molecular Group, Inc. (2) together with a commencement addendum dated 1st January 1999.

5. Lease of Suite 120, 200 Route 17, Mahwah, New Jersey 07430 dated 3rd September 1998 and made between Berkshire Realty Company (1) and Oxford Molecular Group, Inc. (2).

6. Sub-lease of parts of Gatehall Drive, Parsippany, NJ 07054 dated April 1999 and made between Visient, Inc (1) and Oxford Molecular Group, Inc.
        (2). Head lease dated 14th December 1995 and made between California Public Employees Retirement System (1) and Object Technology Solutions, LLC (2) (the predecessor in interest of Visient, Inc).

                                   SCHEDULE 5

                                   WARRANTIES

PART 1

GENERAL

1.1     APPLICABILITY OF WARRANTIES TO EACH GROUP COMPANY AND TO THE
        SUBSIDIARIES

1.1.1 References in this schedule to the "Company" mean, save where otherwise stated and where the context so permits, each member of the Group.

1.1.2 Each of the representations and warranties set out in this schedule applies (where the context so permits) in relation to each of the Subsidiaries as it applies to the Companies.

1.2     THE VENDOR

1.2.1 The Vendor is the beneficial and legal owner of the Sale Shares as set out in schedule 1 and is entitled to sell the Sale Shares to the Purchaser free from all liens charges and encumbrances without the consent of any third party.

1.2.2 The Vendor has full power and authority to enter into this Agreement and the other documents to be executed in connection with it, all of which constitute (or will when executed constitute) legal and valid binding obligations on it enforceable in accordance with their respective terms.

1.3     THE SALE SHARES

        The Sale Shares constitute the whole of the issued and allotted share capital of the Companies and are validly issued, fully paid or credited as fully paid, and not subject to any lien.

1.4     ACCURACY OF INFORMATION

        Save for earlier versions of documents attached to the Disclosure Letter by reference to specific Warranties (for example the aged creditor listing referred to in Warranty 7.2), all factual information contained in the documents listed in the Data Room index or otherwise given by the Vendor or its agents to the Purchaser or its agents relating to the business, activities, affairs or assets or liabilities of the Companies (other than the Accounts, Management Accounts and other financial information relating to the Companies in respect of which warranty 3 below only shall apply) (including, without limitation, the replies made by the Vendor or the Vendor's Solicitors to the questionnaires sent by the Purchaser's Solicitors in relation to the Group) in the course of the negotiations leading up to this Agreement was, when given, and is now true, complete and accurate and not misleading (or, where any such information constitutes forecasts or statements of belief or opinion, that such forecasts were when given and remain reasonably believed to be correct and achievable and such statements were when made and remain honestly held on the basis of reasonable enquiry and where any such information comprises copies of documents produced by persons other than the Vendor, the Companies or their respective employees, that such copies are accurate copies of the original document).

1.5     ACCURACY OF DISCLOSURE LETTER

        All statements of fact and information contained or referred to in and all documents annexed to the Disclosure Letter (other than the Accounts, Management Accounts and other financial information relating to the Companies in respect of which warranty 3 below only shall apply) was, when given to the Purchaser or its agents, and is now, true, complete and accurate and not misleading (or, where any such information constitutes forecasts or statements of belief or opinion, that such forecasts were when given and remain reasonably believed to be correct and achievable and such statements were when made and remain honestly held on the basis of reasonable enquiry and where any such information comprises copies of documents produced by persons other than the Vendor, the Companies or their respective employees, that such copies are accurate copies of the original document).

1.6     LICENCES TO PURCHASE SHARES

        Subject to satisfaction of the OMG Shareholder Condition, all necessary licences, authorisations, orders, grants, consents, permissions and approvals to the sale of the Sale Shares by the Vendor have been obtained and remain in full force and effect and there are no circumstances which indicate that any of such licences, authorisations, orders, grants, consents, permissions or approvals may be revoked or not renewed, in whole or in part.

1.7     OVERSEAS SUBSIDIARIES

        The representations and warranties set out in this schedule shall apply (with any necessary amendments) to such of the Group Companies as are incorporated or carry on business outside the United Kingdom. For this purpose, the references to any statutory provision enacted, or accounting principles applying, in the United Kingdom shall include references to any corresponding provision in the local legislation and (where relevant) to generally accepted accounting principles applying in the country or state of incorporation; and the references to any governmental or administrative authority or agency shall include references to the equivalent federal state or local governmental or administrative authority or agency; and the references to memoranda and articles of association shall include references to the equivalent documents (including bye laws, charters or statutes) which describe the constitution of the relevant company.

PART 2

THE GROUP COMPANIES

2.1     THE COMPANIES

        The information set out in part A of schedule 1 is correct.

2.2     SUBSIDIARIES

2.2.1 A Group Company is the sole beneficial owner of all the issued or allotted shares of the Subsidiaries, all such shares are validly issued, fully paid or credited as fully paid and, with respect to US companies in the Group, non assessable, free of all Security Interests, and the information set out in part B of schedule 1 and in schedule 11 is correct.

2.2.2 Save for the Subsidiaries the Companies do not have, have not in the past three years had and have not agreed to acquire any subsidiaries or subsidiary undertakings; nor are they or have they in the past three years been and have not agreed to become the legal or beneficial owner of any share or loan capital of any company.

2.3     DIRECTORS

        The Company does not have any directors, shadow directors or alternate or associate directors other than the persons listed in schedule 1.

2.4     TRADING NAMES ETC

        Save for the names of its software products, the Company uses (and during the past three years has used) no name other than its corporate name for any purpose.

2.5     AGENTS

2.5.1 No person is authorised to act as agent for the Company or to bind the Company otherwise than the directors of the Company acting as the Board.

2.5.2   There are no powers of attorney given by the Company which are in force.

2.6     OVERSEAS AGENCIES

        Other than as set out in schedule 1, the Company does not have any branch, agency or any permanent establishment outside the United Kingdom.

2.7     SHARE CAPITAL

2.7.1 Since the Balance Sheet Date, no share or convertible securities of the Company (or any rights or interests therein) have been created, allotted or issued or agreed to be created, allotted or issued.

2.7.2 There are no outstanding rights to call for the creation, allotment, issue, transfer or conversion at any time of any share or loan capital of the Company (or any rights or interests therein).

2.7.3 No shares in the capital of the Company have been issued and no transfer of shares in the capital of the Company has been registered otherwise than in accordance with the Articles of the Company for the time being in force and, save for transfer of the Sale Shares under this Agreement, all such transfers have been duly stamped.

2.8     STATUTORY AND OTHER REGULATIONS

2.8.1 The Company has at all times carried on business and conducted its affairs in all respects in accordance with its Memorandum and Articles of Association or other organisational documents for the time being in force.

2.8.2 All licences, authorisations, orders, grants, consents, permissions, declarations or filings with any applicable governmental authority and approvals necessary to the proper carrying on of the business of the Company have been obtained and are in full force and effect and:

        2.8.2.1 the Company is not in breach of any of their terms or conditions; and

        2.8.2.2 so far as the Vendor is aware there are no circumstances which would indicate that any of them may be revoked or not renewed, in whole or in part, whether or not in the ordinary course of events.

2.8.3 Neither the Company nor, so far as the Vendor is aware, any of its officers is in breach of or has failed to comply in full with any statutory or municipal rules, regulations and provisions applying to or affecting the business or activities of the Company and the Company has no liability arising out of any such breach by any such officers (whether or not the Vendor is aware of such breach).

2.8.4 All documents required by the Companies Act or any other legislation to be filed with the Registrar of Companies or any other relevant body in respect of the Company have been duly filed and were correct and due compliance has been made with all other legal requirements in connection with the formation of the Company and its conduct and all issues and allotments of shares, debentures and other securities.

2.8.5 So far as the Vendor is aware, there are no investigations or enquiries (pending, threatened or in existence) by or on behalf of any governmental or other body in respect of the affairs of the Company. The Company has not received any notice from a governmental authority regarding any actual or possible violation of laws, rules or regulations.

2.9     DATA PROTECTION ACT

        The Company has complied with all requirements of the Data Protection
        Act


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        1998.

2.10    STATUTORY BOOKS AND MEMORANDA AND ARTICLES OF ASSOCIATION

2.10.1 The Register of Members and other registers required by the Companies Act or equivalent legislation to be kept by the Company (other than accounting records to which Warranty 3.3 below only shall apply) contain an accurate and complete record of the matters which they are required to contain and there has been no notice of any proceedings to correct or rectify any such books.

2.10.2 There is attached to the Disclosure Letter a true copy of the Memorandum and Articles of Association of the Company which has embodied in it or annexed to it a copy of every such resolution and agreement as is referred to in section 380 of the Companies Act.

2.10.3 With respect of each Company organised in a state of the United States of America, true and complete copies of the organisational documents and minutes of director, committee and stockholder meetings have been delivered to the Purchaser.

2.11    INSOLVENCY

2.11.1 The Company has never been a party to any transaction to which the provisions of sections 238 to 246 (inclusive) of the Insolvency Act 1986 (or equivalent legislation) may be applicable.

2.11.2 No order has been made or petition presented or resolution passed for the winding up or administration of the Company, no receiver or administrator or administrative receiver has been appointed in respect of the Company or, could lawfully be appointed by any person of the Company's business or assets or any part thereof, the Company is not insolvent and has not stopped payment of its liabilities. The Company is not unable to pay its debts (within the meaning of section 123 of the Insolvency Act 1986 or equivalent legislation) and the Company is capable of meeting its liabilities at the date of this Agreement and at Completion as and when they fall due.

2.12    PURCHASE OF SHARES

2.12.1 No person is entitled to receive from the Company any fees, brokerages or other commissions in connection with the purchase or sale of the Sale Shares under this Agreement.

2.12.2 The Company has not at any time acted in breach of section 151 of the Companies Act (or equivalent legislation) nor has it ever given financial assistance in connection with the acquisition of its own or any holding company's shares in accordance with the provisions of section 155 of the Companies Act (or equivalent Act).

2.12.3 The Company has never reduced, purchased or redeemed its share capital or


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        agreed to do so.

2.13    POSSESSION OF DOCUMENTS

        All title deeds relating to the assets of the Company and an executed copy of all agreements to which the Company is a party and the original copies of all other documents which are owned by, or which ought to be in the possession of, the Company are in its possession.

PART 3

THE ACCOUNTS

3.1     THE ACCOUNTS

        The Accounts:

3.1.1   have been prepared in accordance with the historical cost convention;

3.1.2 comply with the requirements of the Companies Act (if required to so comply), all relevant SSAP's and FRS's and other generally accepted accounting practices applicable to companies incorporated in England and Wales ("GAAP") and have been audited in accordance with the Auditing Standards issued by the Auditing Practices Board (or the foreign equivalent), it being acknowledged that in respect of those Companies incorporated in jurisdictions other than England and Wales, the accounts of such companies forming part of the Accounts have been prepared in accordance with GAAP and that the provisions of clause 1.7 and the second sentence of paragraph 1.7 above shall not apply to this paragraph 3;

3.1.3 have been prepared on the same bases and policies of accounting as the published statutory accounts of the Company for the preceding three accounting reference periods (and in particular, save as stated in such accounts, there has been no change in any practice or policy or in any methods or bases of valuation or any accountancy treatment relating to the keeping of any such accounts);

3.1.4 give a true and fair view of the state of affairs of each of the Companies and the Subsidiaries respectively at the Balance Sheet Date and of its profit or loss for the financial period ended on the Balance Sheet Date;

3.1.5 subject to the acknowledgement in paragraph 3.1.2 above, disclose in accordance with GAAP all the assets of each Group Company as at the Balance Sheet Date;

3.1.6 contain proper provision or reserves or appropriate notes in respect of all liabilities (whether actual or contingent, quantified or disputed) of each Group Company as at the Balance Sheet Date, to the extent required to be provided for, reserved or noted, by GAAP;

3.1.7   subject to the acknowledgement in paragraph 3.1.2 above, contain proper


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        provision for depreciation and for any obsolescence of assets (all rates of depreciation being as stated in the Accounts and being consistent over the three financial years preceding the Balance Sheet Date) and the policy of depreciation has been applied in accordance with SSAP 12 (or the foreign equivalent);

3.1.8 disclose in accordance with GAAP all capital and leasing commitment of each Group Company as at the Balance Sheet Date; and

3.1.9   are not affected by any extraordinary or non recurring items.

3.2     PAST ACCOUNTS

        The published statutory accounts of each Group Company for the three accounting reference periods preceding the period to which the Accounts relate comply with the same criteria as described in relation to the Accounts in paragraph 3.1 in relation to the periods in respect of which and the date to which they were each prepared.

3.3     BOOK DEBTS SHOWN IN THE ACCOUNTS

        The debts shown in the Accounts (less the amount of any provision or reserve in respect thereof made in the Accounts) realised the net amount thereof.

3.3     ACCOUNTING RECORDS

        All accounting records of the Company are in the possession of the Company and have been kept and completed in all material respects in accordance with generally accepted accounting principles and standards and statutory requirements for the time being applicable thereto.

3.4     MANAGEMENT ACCOUNTS

        The Management Accounts for the period from the 1 January 2000 to 30 May 2000 have been prepared by the Company with due care and attention in accordance with the same accounting policies as the Accounts and show a reasonably accurate and fair view of the state of affairs and profit or loss of the Company as at the date and for the period in respect of which they have been prepared and are not affected by any non recurring items outside the ordinary and normal course of business or exceptional items.

PART 4

THE PROPERTIES

4.1     INTRODUCTION

4.1.1 The Properties comprise all the freehold and leasehold land and premises owned, occupied or otherwise used by the Company.

4.1.2 The details relating to the Properties which are set out in the Property Schedule


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        are true, complete and accurate and not misleading.

4.1.3 The replies given by the Vendor's Solicitors to the preliminary enquiries raised by the Purchaser's Solicitors in relation to the Properties in the course of the negotiations leading up to this agreement and the information contained in the Property Schedule are true, complete and accurate in all respects and not misleading.

4.1.4 There are no matters or liens of which the Vendor is aware which may adversely affect its interest in the Properties or cast any doubt on the right or title of the Company to the Properties.

4.1.5 The Company is not under any liability (actual or contingent) in respect of any obligation which it may have undertaken as tenant, licensee, assignee or surety relating to property other than as disclosed in the Property Schedule.

4.2     TITLE

4.2.1 The Company has good and marketable title (legal and beneficial) to the Properties.

4.3     LEASEHOLD PROPERTIES

4.3.1 In this paragraph 4.3 "LEASES" means each of the leases, tenancies, licences and agreements under which the Properties are held by the Company, details of all of which are contained in the Property Schedule and in the case of a licence, references to landlord, tenant and rent are references to the licensor, licensee and the licence fee respectively.

4.3.2 The Leases are on terms negotiated at arms' length as between a willing landlord and a willing tenant.

4.3.3   There are no arrears of rent or other monies payable under the Leases.

4.3.4 There are no rent or licence fee reviews in the course of being negotiated or determined or exercisable by the landlord pursuant to any of the Leases.

4.3.5 The Leases create tenancies which at the date of this agreement would have the protection of Part II of the Landlord and Tenant Act 1954 (although circumstances may alter after the date of this agreement whereby the Company is deprived of this protection).

4.3.6 No alterations have been made to the Properties at the expense of the Company without all necessary consents and approvals and all alterations are to be disregarded on rent reviews.


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PART 5

FIXED AND CURRENT ASSETS

5.1     OWNERSHIP OF ASSETS

        The Company owns free from all liens, charges, encumbrances, options or adverse claims (including any hiring, licensing or rental agreements or reservations of title) all the assets included in the Accounts or acquired after the Balance Sheet Date (subject in each case to sales of current assets in the ordinary and normal course of its trading) or which are now in its possession or under its control or which it uses in its business and the Company has not agreed to create or grant any lien (save for liens arising by operation of law in favour of trade suppliers in the ordinary and normal course of business for amounts not yet due), charge, option or other encumbrance over such assets.

5.2     ASSETS USED IN THE BUSINESS

5.2.1 The assets owned by the Company together with any assets held by the Company under any hire or hire purchase rental or leasing agreement (the material details of which are contained in the Disclosure Letter) comprise all the assets used in the Company's business as now carried on.

5.2.2 The Company does not use in the course of its business any asset which belongs to or is hired, leased or licensed to or is otherwise in the possession or under the control of the Vendor's Group.

5.3     PLANT AND MACHINERY

        The Company does not own or use any plant or machinery (other than computers).

5.4     COMPUTER EQUIPMENT AND SOFTWARE

5.4.1 The Company has in force maintenance contracts for all critical items of computer hardware and there is no reason to believe that these maintenance contracts will not be renewed by the other contracting party upon their expiry (if so required by the Company) upon substantially similar terms to those now applicable.

5.4.2 The Company did not suffer any failures or breakdowns of or bugs in the computer hardware or software which it now uses during the year preceding the date of this Agreement which have materially affected the ability of the Company to conduct its business

5.5     COMPUTER SOFTWARE

5.5.1   In this paragraph and paragraph 5.6:

        "SOFTWARE" means the computer software products owned or distributed by the


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        relevant Group Company the details of which are set out in schedule
        7 including all programs and data in such software and all manuals and operator guides relating to such software;

        "THIRD PARTY SOFTWARE" means any significant computer software licensed to a Group Company the details of which have been disclosed in the Disclosure Letter (each a "Software Licence") including all programs and data in such software and all manuals and operator guides relating to such software; and

        "SOURCE CODES" means the source codes which are included in or relate to the Software and the source codes which are included in or relate to the Third Party Software in each case deposited on magnetic media, all information in human readable form necessary to enable a reasonably skilled programmer or analyst to maintain or enhance the Software and the Third Party Software without the assistance of any other person or reference to any other materials, including, all maintenance tools (test programs and program specifications), proprietary or third party system utilities (compiler and assembler descriptions), a description of the system/program generation and all comments, logic manuals and flow charts made by developers of such source codes which relate to such source codes.

5.5.2 The Software and the Third Party Software is all the business critical computer software owned, used, required or supplied by the relevant Group Company in connection with its business.

5.5.3 The Company has in force various software support contracts the terms of which have been disclosed in the Disclosure Letter and there is no reason to believe that these software support contracts will not be renewed by the other contracting party upon their expiry (if so required by the Company) upon substantially similar terms to those now applicable.

5.5.4 None of the Company's employees or, so far as the Vendor is aware, independent contractors involved in the development of the Software were, during the period of such development, under any obligation to any third party (whether in relation to any previous service contract or contract for services or otherwise) which would or might have an adverse effect on the Company's claim to ownership of the Software or the Source Codes of the Software.

5.5.5 The Company has complied in all material respects with all its obligations pursuant to any arrangements which require the Company to develop or supply any of the Software or the Third Party Software. In particular, any Software or Third Party Software so developed or supplied conforms in all material respects to the specifications contained or referred to in the relevant arrangement and is fully capable of performing all tasks and functions for which it has been developed or supplied.

5.5.6 The Company has used all reasonable care and skill in the development of the Software and has carried out reasonable investigations and taken all other steps which may be desirable so as to ensure that any Third Party Software which the


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        Company supplies with or for use in conjunction with any of the Software is capable of being used for the particular tasks and functions for which it is supplied.

5.5.7 The Company owns and is in possession of up to date and accurate copies of the Source Codes of the Software.

5.5.8 The Software Licences authorise the Company to use the computer software that is not owned by the Company in the ways in which they are in fact used or are required to be used in connection with the business of the Company as it is now carried on.

5.5.9 The Software Licences are enforceable by the Company in accordance with their terms and there has not been any default (or any event which with notice or lapse of time or both would constitute a default) under any of them by the Company or, so far as the Vendor is aware, by any other party to such Software Licences.

5.6     INTEGRITY OF COMPUTER SYSTEMS

5.6.1 The Company has taken proper precautions to preserve the availability, confidentiality and integrity of its computer systems.

5.6.2 All the Third Party Software used by the Company for its own computer systems is adequate for the Company to run the business and machine readable. So far as the Vendor is aware, all media on which such Third Party Software is stored contain no programs or data which are either intended to or which may have the effect of modifying, deleting or otherwise impairing such software (or any of the programs or data in such software) or any other programs or data which are either intended to or which may have the effect of impairing any computer hardware.

5.6.3 The Vendor is not aware of any case where unauthorised access to the Company's computer systems has taken place, or where any of the software or data in those computer systems has been modified without the Company's express authority or where fraud has been committed against the Company by use or abuse of its computer systems whether alone or in conjunction with any third party.

5.7     BOOK DEBTS

5.7.1 None of the debts which are due to the Company at the date of this Agreement are overdue by more than eight weeks nor have any of those debts been written off or proved to be irrecoverable to any extent.


5.7.2 The full amount of all debts which shall be owing to the Company at the date of this Agreement (whenever arising) will, so far as the Vendor is aware, be recovered in full free of any counter claim or set off (less the amount of any provision or reserve which would have been calculated on the same basis as that


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        applied in the Accounts or disclosed in the Disclosure Letter) in the ordinary and normal course of business and in any event not later than eight weeks after the debt shall become due.

5.7.3 Since the Balance Sheet Date no other obligations due to the Company have been written off or written down or have proved to be irrecoverable in whole or in part or are now regarded as irrecoverable nor has there been any agreement for the release of any person under any liability to the Company.

5.8 The aged debtor analysis annexed to the Disclosure Letter accurately shows the amounts owed to each Group Company by its trade debtors as at the dates stated therein and the dates of the invoices pursuant to which such debts shall be due.

PART 6

INTELLECTUAL PROPERTY

6.1     DEFINITIONS

        In this part 6:

        "INTELLECTUAL PROPERTY RIGHTS" includes patents, trade marks, service marks, registered designs, design rights, semi-conductor, topography rights, copyrights, database rights, know-how, get up, confidential information, business names, internet domain names and any other similar protected rights in any country together with pending applications for registration or recording thereof;

        "LICENSED RIGHTS" means the Intellectual Property Rights not owned by a Group Company but used or required by a Group Company in connection with its businesses including the Intellectual Property Rights in the Third Party Software and the Source Codes of the Third Party Software;

        "LISTED INTELLECTUAL PROPERTY RIGHTS" means the Intellectual Property Rights which are listed in schedule 8; and

        "SOFTWARE", "THIRD PARTY SOFTWARE" and "SOURCE CODES" shall bear the same meanings given to those expressions in paragraph 5.5.

6.2     LISTED INTELLECTUAL PROPERTY RIGHTS

6.2.1 The Listed Intellectual Property Rights are all the registered Intellectual Property Rights owned by the relevant Group Company.

6.2.2 The details of the Listed Intellectual Property Rights which are contained in schedule 8 are materially true, complete and accurate.

6.2.3 Full details of all material Licensed Rights have been disclosed to the Purchaser. The relevant Group Company has a licence to use the Licensed Rights. All such licences are in full force and effect, the terms of such licences have been fully


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        disclosed in the Disclosure Letter and such licences are enforceable by the Company in accordance with the terms and there has not been any default (or any event which with notice or lapse of time or both would constitute a default) under any of them by the Company or, so far as the Vendor is aware, by any other party to such licences.

6.2.4 The relevant Group Company is the sole beneficial owner of the Listed Intellectual Property Rights and the Intellectual Property Rights in the Software and the Source Codes of the Software, free from liens, charges and encumbrances, each of such Rights is valid and enforceable and so far as the Vendor is aware none of them is being claimed, opposed or attacked by any other person.

6.2.5 So far as the Vendor is aware, none of the Listed Intellectual Property Rights is being used by any other person and none of the Intellectual Property Rights in the Software and the Source Codes of the Software are being used by any other person other than in accordance with the terms of licences granted by or on behalf of the Company.

6.2.6 All formulae, processes and other information forming part of the Listed Intellectual Property Rights or of the Licensed Rights (including in each case know-how and confidential information) are adequately documented and to the extent that they are confidential or material to the business of the Company have not been (and nor is there any agreement that they will be) disclosed to any third party.

6.2.7 All documents material to the title to any Listed Intellectual Property Rights and are in the possession of the Company.

6.3     NO INFRINGEMENTS

        The business of the Company (and, so far as the Vendor is aware, of any licensee under a licence granted by the Company) as now carried on does not and is not likely to infringe any Intellectual Property Rights of any other person or give rise to a liability to pay compensation pursuant to sections 40 and 41 Patents Act 1977 (or equivalent legislation).

6.4     NO RIGHTS GRANTED BY THE COMPANY

6.4.1 No right has been granted by or on behalf of the Company or the Vendor to any person to do any thing which would or might otherwise infringe the Listed Intellectual Property Rights or the Licensed Rights and no act has been done by the Company or omission permitted by the Company to have occurred whereby they or any of them have ceased or might cease to be valid and enforceable.

6.4.2 No right has been granted by or on behalf of the Company or the Vendor to any person to do any thing which would or might otherwise infringe the Intellectual Property Rights in the Software otherwise by way of a non-exclusive licence to use the Software granted on a commercial basis in the ordinary course of the


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        business of the Company.

6.4.3 The terms of any licence granted by or on behalf of the Company or the Vendor to use the Software have, save for non-material amendments to the terms of shrink wrap licences for RS(3) and standard licences for Diamond Discovery products, been fully disclosed in the Disclosure Letter and such licences are enforceable by the Company in accordance with their terms and there has not been any default (or any event which with notice or lapse of time or both would constitute a default) under any of them by the Company or, so far as the Vendor is aware, by any other party to such licences.

6.4.4 Every copy of the Software supplied pursuant to the licences referred to in paragraph 6.4.3 has included appropriate copyright notices.

6.4.5 No right has been granted by or on behalf of the Company or the Vendor to any person to do any thing which would or might otherwise infringe the Intellectual Property Rights in the Source Codes of the Software and no act has done by the Company or omission permitted by the Company to have occurred whereby they or any of them have ceased or might cease to be valid and enforceable.

PART 7

FINANCIAL POSITION AND PROSPECTS

7.1     EVENTS SINCE THE BALANCE SHEET DATE

        Since the Balance Sheet Date, save as fairly disclosed in the Management
        Accounts:

7.1.1 there has been no material adverse change in the financial or trading position or, so far as the Vendor is aware, prospects of the Company;

7.1.2 the business of the Company has been carried on in the ordinary and normal course without any interruption and without any alteration in its nature, conduct, scale, scope or manner and no unusual or abnormal contract differing from the ordinary contracts necessitated by the nature of its business has been entered into by the Company;

7.1.3   there has been no change in:

7.1.3.1 the manner or time of payment of creditors or the issue of invoices or collection of debts; or

7.1.3.2 the policy of reserving for debtors;

7.1.4 no substantial customer of the Company in relation to support and maintenance services (being a customer who, during the period covered by the Accounts purchased more than 5% of the invoice value of all of such services) has ceased or substantially reduced its trade with the Company for such services.


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7.1.5   no asset has been acquired or disposed of or has been agreed to be acquired or disposed of (save for assets acquired or disposed of in the ordinary and normal course of business on arm's length terms) and no contract involving expenditure by it on capital account has been entered into by the Company;

7.1.6 the Company has not paid or become liable to pay any management, service or other such charges to the Vendor or to any person with whom the Vendor is connected (within the meaning of section 839 Taxes Act) other than in respect of goods and services supplied in the ordinary and normal course of business on commercial terms;

7.1.7 the Company has neither disbursed nor received any cash except in the ordinary and normal course of its business and all amounts received by or on behalf of the Company have been deposited with its bankers and appear in the appropriate books of account;

7.1.8 the Company has not declared, paid or made any dividends or other distributions within the meaning of the Taxes Act;

7.1.9 the Company has not made any loans or incurred any borrowings except in the ordinary and normal course of its business; and

7.1.10 the accounting reference period of the Company has not ended or been extended.

7.2     AMOUNTS DUE TO CREDITORS

        The aged creditor analysis annexed to the Disclosure Letter accurately shows all amounts owed by each Group Company to its trade creditors as at the dates stated therein and the dates of the invoices pursuant to which such debts shall be due.

7.3     BANK AND OTHER BORROWINGS

7.3.1 Full details of all limits on the Company's bank overdraft and other borrowing facilities together with true, complete and accurate copies of all letters of credit, guarantees and other financial instruments issued on behalf of or for the benefit of the Company and which remain in force are contained in the Disclosure Letter.

7.3.2 The total amount borrowed by the Company does not exceed any limitation on its borrowing contained in its Memorandum or Articles of Association or in any other document which it is a party and the amount borrowed from its bankers does not exceed its overdraft facilities (if any).

7.3.3 No overdraft or other financial facilities of the Company are dependent upon a guarantee of, or a security provided by, the Vendor or any third party.

7.3.4 The Company does not have outstanding and has not agreed to create or issue any loan capital; nor has it factored or discounted any of its debts (or agreed to


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        do so), or been engaged in financing of a type which would not require to be shown or reflected in the Accounts; or borrowed any money which it has not repaid (save for borrowings not exceeding the amounts shown in the Accounts).

7.3.5 The Company has not since the Balance Sheet Date, repaid, or become liable to repay, any loan or indebtedness in advance of its stated maturity.

7.3.6 Neither the acquisition of the Sale Shares by the Purchaser nor the compliance of any terms of this Agreement will entitle (and no other event has occurred which would entitle) any third party (with or without the giving of notice) to call for the repayment of any indebtedness of the Company prior to its normal maturity date.

7.4     WORKING CAPITAL

        Taking into account banking and other facilities now available to the Company, the Company has adequate working capital to allow it to pay its creditors as they fall due.

7.3.2   INTRA-GROUP DEBT

7.3.3 The amount due by the Company in respect of the Intra Group Debt is unsecured and repayable by the Company on demand.

7.3.4 The Intra Group Debt is still outstanding by the Company in full, is not subject to any counter claim or set off (except to the extent already provided for in calculating the amount of the Intra Group Debt specified in clause 1 and eliminated pursuant to clause 4) has not been released or written off in whole or in part and is beneficially owned by the Vendor free from all liens, charges and encumbrances.

PART 8

TAXATION

8.1     DEFINITIONS

        In this part 8:

        "CAA" means the Capital Allowances Act 1990;

        "IHTA" means the Inheritance Tax Act 1984;

        "TCGA" means the Taxation of Chargeable Gains Act 1992;

        "US COMPANIES" means Oxford Molecular Group, Inc.; Chemical Design Inc., Chemical Design (West Coast) Inc, Health Designs Inc, and Genetics Computer Group, Inc. and references to a "US COMPANY" shall be construed accordingly; and


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

        "VAT" means value added tax.

8.2     GENERAL

8.2.1 All returns, amended returns, computations and payments which should have been made by the Company for any Taxation purpose have been prepared on a proper basis and submitted within the prescribed time limits and were when submitted correct and are up to date and none of them is now the subject or so far as the Vendor is aware is likely to be the subject of any dispute with any Tax Authority.

8.2.2 All particulars furnished to any Tax Authority in connection with the application for any consent or clearance on behalf of the Company accurately disclosed all facts and circumstances material to the decision of the Tax Authority concerned and any such transaction for which such consent or clearance has previously been obtained has been carried into effect only in accordance with the terms of the relevant application and consent for clearance.

8.2.3 The Company is not the subject of a back duty investigation or in-depth enquiry by any Tax Authority and so far as the Vendor is aware there are no facts which may give rise to the same.

8.2.4 All income tax under the PAYE system and payments due in respect of employees' contributions to national insurance and graduated state pension have been properly deducted by the Company and (together with any employer's contribution) have been correctly paid to the appropriate Tax Authority and proper records thereof have been maintained in respect thereof.

8.2.5 All Taxation required to be deducted from any payments made by the Company which it is obliged or entitled to make has been deducted and, where required by law, accounted for to the appropriate Tax Authority.

8.2.6 The Company has never been requested to furnish information pursuant to any notice served under section 745 or 778 Taxes Act which remains outstanding.

8.2.7 Since the Balance Sheet Date no transactions have been undertaken falling within sections 765 or 765A Taxes Act.

8.2.8 The Company is not and has at no time been a close investment company for Taxation purposes.

8.2.9 The Company has not since the Balance Sheet Date taken any action which has had, or so far as the Vendor is aware might have, the result of altering or prejudicing or in any way disturbing any arrangement or agreement which it has previously negotiated with any Tax Authority.

8.2.10 The Company is and has always been resident only in its country of incorporation for Taxation purposes and has never carried on any trade or business or established any branch or agency outside its country of incorporation


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        other than the export of its goods and/or services in the ordinary and normal course of its business.

8.2.11 The Accounts make adequate provision in accordance with generally accepted accounting practices for all Taxation for which the relevant Company is liable or may become liable in respect of the period to which they relate.

8.3     TAXABLE PROFITS

8.3.1 The Company has not since the Balance Sheet Date directly or indirectly paid any remuneration, emoluments or compensation for loss of office or made any gratuitous payment or transferred any assets to any of its present or former directors or employees, the cost of which will not (on the basis of the law and practice in force at the date hereof) be deductible for Taxation purposes.

8.3.2 The Company has not since the Balance Sheet Date made and is under no obligation pursuant to which it is or at any time may become liable to make any payment of interest, annuity or other annual payment such as may (on the basis of the law and practice in force at the date hereof) be disallowed as a deduction as a set-off or as a charge on income or otherwise be unrelieved for corporation tax purposes whether by virtue of section 125 or section 787 Taxes Act.

8.3.3 No transactions or arrangements involving the Company have taken place such that the provisions of section 770 and/or section 770A and Schedule 28AA Taxes Act could be or have been applied so as to give rise to a charge to Taxation on the Company.

8.4     CAPITAL ASSETS

8.4.1 Save as provided for in the Accounts the values (other than trading stock and work in progress) attributed to each of the assets of the Company in or for the purposes of the Accounts is such that if those assets were disposed of at Completion for a consideration equal to such value (ignoring any reliefs and allowances available to the Company other than amounts falling to be deducted under section 38 TCGA and indexation relief) no chargeable gain or allowable loss would arise.

8.4.2 Since the Balance Sheet Date no asset has been acquired otherwise than by way of a bargain made at arm's length.

8.4.3 The Company has not effected or been a party to any exempt demerger such as is mentioned in sections 213 to 218 Taxes Act.

8.4.4 The Company does not own and has not since the Balance Sheet Date owned any relevant discounted securities or qualifying corporate bonds (as defined in Schedule 13 Finance Act 1996 or section 117 TCGA respectively) and the Company has never issued any such securities or bonds which remain in issue or which remained in issue at the Balance Sheet Date.


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8.4.5   The Company has (based on the law and practice in force at the date of this Agreement) sufficient information contained in its records to calculate any chargeable gain or allowable loss which would arise if the Company were to dispose at Completion for a consideration equal to their value in the Accounts of the assets owned by the Company at the Balance Sheet Date.

8.5     CAPITAL ALLOWANCES

8.5.1 The book value of each of the assets of the Company in or adopted for the purposes of the Accounts on which capital allowances have been calculated separately does not exceed the written down value of such asset for the purposes of the CAA and the aggregate book value of plant and machinery for which capital allowances have been claimed under Part II of that Act does not exceed the written down value of the qualifying expenditure under the CAA.

8.5.2 The Company has not been a party to or involved in any transaction whereby a balancing allowance would be denied or reduced by virtue of section 5 CAA.

8.5.3 No allowances have been claimed by the Company which are liable to be reduced or withdrawn by virtue of sections 1(6), 42 or 47 CAA.

8.5.4 No capital expenditure has been incurred since the Balance Sheet Date which is subject to the provisions of section 75 CAA.

8.6     GROUP ARRANGEMENTS

8.6.1 The Company has not since the Balance Sheet Date ceased to be a member of a group of companies for the purposes of sections 178 and 179 TCGA.

8.6.2 The Company has not at any time within the period of six years ending with the date of this Agreement, acquired any assets other than trading stock from any company which, at the time of the acquisition, was a member of the same group (as defined in section 170 TCGA) as the Company.

8.6.3 The Disclosure Letter sets out details of any surrender or agreement to surrender, or acceptance or agreement to accept the surrender, by the Company of any amount by way of group relief under the provisions of sections 402, 403 and 407 to 413 Taxes Act in respect of any period commencing in the three years ending on the date of this Agreement.

8.6.4 All claims for group relief made by the Company within the six years ended on the date of this Agreement were valid and have been or will be allowed by way of relief from corporation tax and the Company is not and will not, as a result of anything done before the date of this Agreement, become liable to make any payment for an amount surrendered by any other company (other than another Group Company) under or in connection in with the provisions of section 402 Taxes Act.

8.6.5 The Company is not a party to any arrangement falling within section 410 Taxes


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


        Act whereby it may be treated as not being a member of the same group for the purposes of group relief or as any other Group Company.

8.6.6 There are set out in the Disclosure Letter details of all outstanding elections made by the Company under section 247 Taxes Act.

8.6.7 The Company is not liable to be assessed to any Taxation under the provisions of section 190 TCGA in respect of any chargeable gain accruing to any company (other than another Group Company).

8.6.8 In the 3 years ending with the date of this Agreement, no Group Company has been treated as a member of the same group for Taxation purposes as any other company other than any Group Company or any member of the Vendor's Group.

8.7     DISTRIBUTIONS

8.7.1 The Company has not since the Balance Sheet Date done anything which could be treated as a distribution for the purposes of sections 209 or 210 Taxes Act.

8.7.2   The Company does not own any share capital to which the provisions of section 249 Taxes Act or section 141 TCGA could apply.

8.8     STAMP DUTY

8.8.1 All instruments (other than those which have ceased to have a legal effect) and which form part of the legal title to any asset of the Company or which the Company may need to register in any register or rely on in any proceedings in any United Kingdom court (and which are or were subject to stamp duty) have been duly stamped and the Company has not executed any other instrument relating to any property situate in, or to any matter or thing done or to be done in, any part of the United Kingdom.

8.8.2   The Company has no liability to stamp duty reserve tax.

8.9     ANTI-AVOIDANCE

8.9.1 The Company has not been party to any other transaction or arrangement of any nature which could give rise to a charge to Taxation under Part XVII Taxes Act.

8.10    CLOSE COMPANY

8.10.1 The Company is not and has never been a close company for the purposes of the Taxes Act.

8.11    EVENTS SINCE THE LAST ACCOUNTING DATE

        Since the Balance Sheet Date:-

8.11.1 the Company has not disposed of any asset (including trading stock) or made


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

        any supply of any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) in circumstances where the consideration actually received or receivable for such disposal or supply is less than the consideration which could be deemed to have been received for the purposes of Taxation;

8.11.2 no event has occurred which gives rise to a liability to Taxation to the Company on deemed (as opposed to actual) income, profits or gains or which results in the Company becoming liable to pay or bear a liability to Taxation directly or primarily chargeable against or attributable to another person, firm or company (other than another Group Company);

8.11.3 the Company has not made or received any distributions for any Taxation purpose.

8.12    VALUE ADDED TAX

8.12.1 In relation to VAT the Company has complied in all material respects with all statutory provisions, rules, regulations, orders and directions and made all necessary returns; and within the prescribed time limits provided all necessary information and documents to and paid all amounts due to HM Customs and Excise.

8.12.2 The Company has at all times kept complete correct and up-to-date records, invoices and other documents required for the purposes of VAT and preserved such records for such period of time as required by law.

8.12.3 The Company has not been required by HM Customs and Excise to give security under paragraph 4 of schedule 11 to the VATA.

8.12.4 All VAT payable by the Company upon the importation of goods and all duties of customs and excise payable by the Company in respect of any assets (including trading stock) imported and owned by the Company have been paid in full.

8.12.5 The Commissioners have not issued to the Company a direction under paragraph 2 of Schedule 1 VATA.

8.12.6 The Company is not liable and will not (in respect of anything done before Completion) be liable to any interest, penalty or surcharge in respect of VAT and in particular (but without prejudice to the generality of the foregoing) the Company is and will not be so liable to any penalty, interest or surcharge pursuant to sections 59, 63 to 70 and 74 VATA.

8.12.7 The Company is not and will not (in respect of anything done before Completion) be liable to a penalty under sections 60, 61 or 62 VATA.

8.12.8 The Company is not and has not at any time been a member of a group of companies for VAT purposes.


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

8.12.9 The Company is not and has not agreed to become an agent, manager or factor for the purposes of sections 47 or 48 VATA of any person who is not resident in the United Kingdom.

8.12.10The Company does not own any capital items to which the provisions of
        Part XV of The Value Added Tax Regulations 1995 may apply to the
        Company.

8.12.11Adequate provision has been made in the Accounts for all input tax owing or which may become due to any of the Company's suppliers and for any refund of value added tax owing or which may become due from the Company to any of the Company's customers at the Balance Sheet Date.

8.13    VAT ON PROPERTY

8.13.1 The Company does not own the fee simple in any building or civil engineering work which is uncompleted or which was completed (within the meaning of Note (2) to Group 1 Schedule 9 VATA) less than three years before the date of this Agreement.

8.13.2  The Disclosure Letter contains particulars of:

8.13.2.1 any election under paragraph 2 Schedule 10 VATA to waive exemption from VAT in relation to any land owned by the Company and made by the Company or by any relevant associate of the Company (as defined in paragraph 3(7) Schedule 10 VATA); and

8.13.2.2 any agreement or other arrangement to which the Company is a party whereby the Company has agreed not to waive exemption from VAT pursuant to paragraph 2 Schedule 10 VATA in relation to any land in which it has any estate interest or right.

8.13.3 The Company has not given or accepted any certificate as to zero-rating under the provisions referred to in section 62 VATA.

8.14    EMPLOYEE SHARE SCHEMES

8.14.1 The Disclosure Letter contains details of all share schemes (including those approved by the Inland Revenue and unapproved schemes) which the Company operates or in which its UK, US, French or other employees are entitled to participate.

8.14.2 The Company has complied with section 85 Finance Act 1988 and section 140H Taxes Act.

8.14.3 The Company does not operate any profit related pay scheme approved by the Inland Revenue.

8.14.4 The Disclosure Letter sets out details of the outstanding Options granted under the Oxford Molecular Group PLC Unapproved Share Option Scheme in respect


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

        of the exercise of which the Company may have a liability to account for income tax under PAYE or national insurance contributions.

8.15    INHERITANCE TAX

8.15.1 No shares in or assets of the Company are subject to any such power of sale, charge or mortgage as is mentioned in section 212 IHTA and there are no circumstances which might lead to such a power arising.

8.16    LOAN RELATIONSHIPS

        All interest, discounts or premiums paid by the Company since the Balance Sheet Date in respect of its loan relationships within the meaning of Chapter II of Part IV of the Finance Act 1996 are capable of being brought into account as a debit for the purposes of that Chapter as and to the extent that they are from time to time recognised in the Company's accounts (assuming that the accounting policies and methods adopted for the purpose of the Accounts continue to be so adopted).

8.17    CUSTOMS DUTIES

        The Company has complied in all material respects with all statutory provisions, rules, regulations, orders and directions and made all necessary returns in relation to the collection and payment of customs duties and excise duties and has provided all necessary information and documentation and paid all amounts due to HM Customs and Excise in relation to such duties within the prescribed time limits.

8.18    US COMPANIES

8.18.1 No proposed adjustment, claim or legal proceeding is pending or, so far as the Vendor is aware, has been threatened against or with respect to any US Company in respect of Taxation by any Tax Authority. Each US Company has paid all Taxation which it has become liable to pay on or before the due date for payment thereof and has no liability for interest or penalties relating to Taxation. There are no liens related to Taxation upon any of the assets of any US Company except liens for current Taxation not yet due and payable. None of the US Companies:

        (i) has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code;

        (ii) has elected to be treated as a sub-chapter S corporation pursuant to section 1362 of the Code; or

        (iii) has made any elections pursuant to the Code that would have an adverse effect on it.

        None of the US Companies will be required to include any adjustment in taxable


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

        income for any tax period (or portion thereof) ending prior to Completion pursuant to Section 481 or 263A of the Code as a result of transactions or events occurring, or accounting methods employed, prior to the Completion. None of the US Companies has been the subject of a Taxation-related ruling or closing agreement with a Tax Authority that has continuing effect.

8.18.2 There is no agreement, plan, arrangement or other contract covering any employee or independent contractor or former employee or independent contractor of any of the US Companies that could reasonably by expected to give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. None of the US Companies is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar contract. Except as set forth in the Disclosure Letter, none of the US Companies has ever been a member of a consolidated group of corporations or analogous group under state or local law for which it could be liable for the Taxation of any legal or natural person (other than any Group Company) following the Completion and none has any liability to Taxation of any entity under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.

PART 9

CONTRACTS AND COMMITMENTS

9.1     CAPITAL COMMITMENTS

        The Company had no capital commitments at the Balance Sheet Date and since then the Company has not made any capital expenditure or incurred any capital commitments.

9.2     SUBSISTING CONTRACTS

        The Disclosure Letter contains true, complete and accurate copies (incorporating all the material terms which currently apply) of every contract, covenant, commitment or arrangement ("Contract") to which the Company is a party (excluding for the purpose of this Warranty 9.2 Contracts relating to employment or consultancy arrangements (in respect of which part 11 of this schedule 5 only shall apply), leases and other Contracts relating to the Company's interests in freehold and leasehold land and buildings (in respect of which part 4 of this schedule 5 only shall apply) and Contracts relating to pensions arrangements (in respect of which part 10 of this schedule 5 only shall apply)) and in respect of which any party to them has or may have any outstanding liability and which:

9.2.1 is of an unusual or abnormal nature, or outside the ordinary and normal course of business;

9.2.2   is for a fixed term of more than six months;


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9.2.3   is of a long-term nature (that is, unlikely to have been fully performed, in accordance with its terms, more than six months after the date on which it was entered into or undertaken);

9.2.4 is incapable of termination in accordance with its terms, by the Company, on sixty days' notice or less;

9.2.5 is, in relation to contracts for the development of software for third parties, of a loss making nature (that is, known to be likely to result in a loss to the Company on completion or performance) or is known to be likely not to be fulfilled or performed by the Company on time;

9.2.5 involves payment by the Company by reference to fluctuations in the index of retail prices, or any other index or in the rate of exchange for any currency;

9.2.6 involve an aggregate outstanding expenditure by or an aggregate outstanding payment to the Company of more than GBP10,000;

9.2.7 involves, or is likely to involve, the supply of goods the aggregate sales (or purchase) value of which will represent in excess of 10 per cent of the turnover for the preceding financial year of the Company;

9.2.8 is a contract for hire or rent, hire purchase, or purchase by way of credit sale (excluding purchases in the ordinary and normal course of business on usual credit terms) or periodical payment;

9.2.9 is a contract whereby the Company has been appointed to act or has appointed someone else to act as an agent or as a distributor or franchisee;

9.2.10 is an agreement for the supply of services (other than for gas, water or electricity or otherwise in the ordinary and normal course of the Company's business);

        and (save as so disclosed) the Company has not entered into any such contract, covenant, commitment or arrangement.

9.3     MORTGAGES ETC

        The Company has not created nor has it agreed to create any loan capital or any mortgage, debenture, lien (other than a lien arising by operation of law in favour of trade suppliers in the ordinary and normal course of business for amounts not yet due), charge or other similar encumbrance or security interest over all or any of its property, assets, undertaking, goodwill, reserves or share capital.

9.4     GUARANTEES ETC

        There are no guarantees, suretyships, indemnities or similar commitments (whether secured or unsecured) given by the Company in respect of the liabilities and/or obligations of any person other than another of the Companies and/or Subsidiaries in respect of which obligations or liabilities (whether actual


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

        or contingent) are still outstanding.

9.5     NO LOANS

        The Company has not made any loans or advanced any monies or credit to any person, firm or company (other than credit given on normal commercial terms and advances to employees against expenses incurred by them in the ordinary and normal course of business) not exceeding GBP10,000 in the aggregate).

9.6     NO PARTNERSHIP

        The Company is not a member of any partnership, joint venture, trade association, society or other group, whether formal or informal and whether or not having a separate legal identity in respect of which the Company has any outstanding obligations.

9.7     DISCOUNTS, REBATES AND SIMILAR ARRANGEMENTS

        The Disclosure Letter contains full details of the policy and practice of the Company with respect to the offer or grant by it to its customers of discounts, rebates, allowances and other special terms or similar arrangements on a regular basis as opposed to under the terms of individually negotiated contracts.

9.8     FORWARD CONTRACTS

        The Company does not have any unmatched open positions with respect to forward purchases and/or sales of any commodity, stock or foreign currency and none of such open positions will involve the Company in a loss.

9.7     OUTSTANDING OFFERS

        There is no offer or tender (or the like) given or made by the Company which is still outstanding and capable of giving rise to a contract merely by the unilateral act of any third party.

9.8     INSIDER CONTRACTS

        None of the Vendor nor any of its Associates nor any person in which any of them has or had any interest (direct or indirect, either solely or jointly with any other party and whether as shareholder, employee, director, consultant or otherwise) has (or has ever had) a trading relationship with the Company nor has any of them ever entered into any other type of transaction or arrangement with the Company (other than in the capacity as a shareholder or employee of the Company); and none of them provides (or has in the past provided) goods or services in competition with the Company.

9.8     NON-ARMS LENGTH CONTRACTS

        The Company is not a party to, nor have its profits or financial position during the three years prior to the date hereof been affected by, any contract or


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

        arrangement which is not of any entirely arms length nature made on open market terms.

9.9     DEFAULTS, ETC

9.9.1 None of the obligations owed by any third party to the Company is unenforceable and no event has occurred as regards the Company which would entitle any third party to terminate any contract to which the Company is a party.

9.9.2 The Company nor any other party to any agreement, commitment, transaction or arrangement with the Company is in default to any material extent thereunder and there are no circumstances likely to give rise to such a default.

9.10    PRODUCT LIABILITY

9.10.1 The Company has not manufactured, sold or supplied products which do not comply in any respect with any warranties or representations expressly or impliedly made by the Company or with all applicable regulations, standards and requirements binding on the Company.

9.10.2 The Company is not subject to any liability or obligation (save as may be implied by law or the terms on which the product was licenced to the relevant customer of the Company (copies of which terms are attached to the Disclosure Letter)) to service, repair, maintain, take back or otherwise do (or not do) anything in respect of any goods that have been delivered by it.

9.11    LIABILITIES

9.11.1 There are no liabilities (including contingent liabilities) which are outstanding on the part of the Company other than:

9.11.1.1        those liabilities disclosed in the Accounts; or


9.11.1.2 liabilities incurred in the ordinary and normal course of trading since the Balance Sheet Date; or

9.11.1.3        the items defined in paragraph 3 of schedule 10.

9.11.2 There is no indebtedness or liability due, owing or incurred by the Company to the Vendor or any of its Associates whether actually or contingently, whether solely or jointly with any other person and whether as principal or surety and there is no such indebtedness or liability due, owing or incurred to the Company by the Vendor or any of its Associates.

9.11.3 There are no outstanding liabilities or commitments on the Company arising from any arrangements for the disposal of any shares, property or other assets (other than in the ordinary and normal course of business) previously owned by the Company.


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


9.12    NO DISCLOSURES OF CONFIDENTIAL INFORMATION

        The Company has never disclosed to any person (save in the ordinary and normal course of business or other than to the Purchaser or to its professional advisers) any of its secret or confidential information (including any of its know-how, trade connections, price lists, lists of customers or suppliers, financial information, profit margins or projections); and so far as the Vendor is aware no unauthorised disclosure of such information has ever been made.

9.13    NO RESTRICTIONS ON COMPANY

        The Company is not a party to any secrecy or confidentiality agreement or arrangement which may restrict the use or disclosure of information nor has it given any covenants limiting or excluding its right to do business and/or compete in any area or field with any other person.

9.14    RELATIONSHIPS WITH THIRD PARTIES

9.14.1 No person presently doing business with the Company nor any customer or supplier who is in the habit of purchasing from or selling to the Company (as the case may be) is, so far as the Vendor is aware, likely to cease to do so or otherwise substantially reduce its purchases from or supplies to the Company during the twelve calendar months following Completion.

9.14.2 There is no contract or arrangement (whether written or oral) to which the Company is a party which will or may be determined or under which any right of the Company may be adversely affected (or pursuant to which any other party may require the adoption of terms less favourable to the Company than those subsisting in the absence of any change) by reason of the sale of the Sale Shares to the Purchaser or the implementation of any provision of this Agreement.

9.15    LICENCING AND DISTRIBUTION ARRANGEMENTS

        All inter-company licencing and distribution arrangements are available and have been properly documented.

PART 10

PENSIONS

10.     PENSIONS


10.1 The warranties set out in paragraphs 10.2 to 10.7 shall apply only to benefit schemes operated in the UK.

10.2 Other than the group personal pension plan with Scottish Equitable and the Oxford Molecular Executive Retirement & Death Benefit Scheme (each a "Pension Scheme", and together the "Pension Schemes"), the Companies are not nor have they been, a party to any agreement or arrangement for the provision of pensions, allowances, lump sums or other similar benefits on


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

        retirement, for the benefit of any current or former employee of the Companies (or their dependants) nor have the Companies provided or promised to provide any ex-gratia pensions, lump sums or similar benefits for any current or former employee of the Companies or their dependants in relation to which the Companies have any continuing liability (actual or contingent). In particular, the Companies are not under any obligation to pay contributions to any other personal pension scheme in respect of any employee.

10.3 All material particulars of each Pension Scheme have been disclosed to the Purchaser, including (without limitation):

        (a) the trust deed and rules governing the Oxford Molecular Executive Retirement & Death Benefit Scheme;

        (b) all announcements in respect of the Pension Scheme, to Scheme members of current effect; and

        (c) a schedule of members including details of contributions payable by members and employer.

10.4 All contributions to the Pension Schemes which are due have been paid by the due date for payment. There are no expenses (other than expenses payable by the members) outstanding in relation to either Pension Scheme. In respect of any employee who is covered for lump sum death benefits, those benefits are fully insured with an insurance company on normal terms and all premiums payable have been paid.

10.5 The Pension Schemes are approved by the Board of Inland Revenue for the purposes of Chapter I or Chapter IV of Part XIV of the Taxes Act and so far as the Vendor is aware (having made due and careful enquiry), have at all times and in all respects complied with the provisions of all relevant statutes, regulations and requirements.

10.6 Save for lump sum death in service benefits, the Pension Schemes provide only money purchase benefits within the meaning of Section 181 of the Pension Schemes Act 1993.

10.7 There are no claims or actions in progress or pending, nor, so far as the Vendor is aware, any reason for such claims or actions, in respect of any pension arrangement of the Companies.

PART 11

OFFICERS AND EMPLOYEES

11.1    DETAILS

        The Disclosure Letter contains an accurate and complete list of all officers and employees of the Company as at the date of this Agreement, showing all


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        remuneration payable and other benefits provided or which the Company is now bound to provide either now or in the future.

11.2    STATUTORY NOTICES

        All appropriate notices have been properly issued under the Employment Rights Act 1996 to all employees (including directors) of the Company.

11.3    TERMS OF EMPLOYMENT AND CONSULTANCY

        The Disclosure Letter contains true, complete and accurate copies (incorporating all the material terms which currently apply or a memorandum of such terms) of all service agreements, consultancy agreements and letters of engagement which have been made with any employee or consultant of the Company and of specimens of the standard terms of employment on which any employee of the Company is now employed together with a note showing which employees are employed under which type of standard terms.

11.4    NO BONUS OR COMMISSION ARRANGEMENTS

        The Company is not bound or accustomed to make periodical or other payments (other than normal fixed salaries and wages) to employees, ex-employees, officers, consultants or others and no employee, officer or consultant has remuneration on a profit sharing or commission basis or by reference to the turnover, profits, sales or assets of the Company.

11.5    NO SHARE OPTION SCHEME

        Other than as disclosed in the Disclosure Letter, the Company does not have and never has had any share option, share incentive, profit sharing or any other similar scheme.

11.6    TERMINATION OF EMPLOYMENT

11.6.1 All contracts of employment between the Company and its officers or employees are lawfully determinable by the Company without compensation by notice (not exceeding the relevant statutory minimum period of notice).

11.6.2 No director or executive of the Company, who is in receipt of remuneration in excess of GBP20,000 per annum has given or received notice terminating his employment, except as expressly contemplated in this Agreement and no such executive will be entitled to give such notice as a result of the sale of the Sale Shares to the Purchaser.

11.6.3 The Company has no known legal grounds to dismiss any of its employees who is entitled to remuneration of at least GBP20,000 per annum.

11.7    CLAIMS BY OR AGAINST EMPLOYEES

11.7.1 The Company is not now, nor to its knowledge is it likely to be, and has not


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        since the Balance Sheet Date been, engaged in any legal proceedings or arbitration whether as plaintiff or defendant with any trade union or any person who is or has at any time been a director or an employee of the Company.

11.7.2 No person who is or was a director or employee of the Company has made any claim (which has not yet been settled) for any compensation or other payment by reason of the termination of his employment (whether such termination constitutes unfair or wrongful dismissal redundancy or otherwise) or any breach by the Company of his terms of engagement or employment; there are no circumstances arising as a consequence of a default by the Company or, so far as the Vendor is aware, otherwise likely to lead to any such claims being made; and no gratuitous payment has been made or promised by the Company in connection with the termination or proposed termination of employment of any past or present director or employee.

11.7.3 No order has been or may be made for the reinstatement or re-engagement of any employee of the Company.

11.8    INDUSTRIAL RELATIONS

        There is not and never has been any strike, picket, lock-out, go-slow, work-to rule or any other form of industrial dispute taken or threatened against the Company and, so far as the Vendor is aware, there are no facts or circumstances which might lead to any such industrial dispute.

11.9    TRADE UNION RECOGNITION

        No claim has been made by any trade union for recognition or for any improvement or amendment to the terms or conditions of employment of any employees of the Company and no claim for recognition has been referred to the Advisory Conciliation and Arbitration Service or to the Central Arbitration Committee nor is any trade union recognised by the Company in respect of any class of employees for any purpose whatsoever.

11.10   BENEFIT PLANS

11.10.1 Set forth in the Disclosure Letter is a true and complete list of each
        (i) "employee benefit plan," as defined in Section 3(3) of the United States' Employee Retirement Income Security Act of 1974, as amended ("ERISA") (including any "multiemployer plan" as defined in Section 3(37) of ERISA), and (ii) all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program or arrangement (each such plan, program or arrangement described in the foregoing clauses (i) and (ii) other than a Pension Scheme or other arrangement covered by paragraph 10, a "Plan") currently maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate of the Company or


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

        under which the Company or any ERISA Affiliate of the Company have any liability (collectively the "Company Plans"). An "ERISA Affiliate" means, with respect to the Company, (i) any corporation included with the Company in a controlled group of corporations within the meaning of Section 414(b) of the United States Internal Revenue Code of 1986, as amended (the "Code"); (ii) any trade or business (whether or not incorporated) which is under common control with the Company within the meaning of Section 414(c) of the Code;
        (iii) any member of an affiliate service group of which the Company is a member within the meaning of Section 414(m) of the Code; or (iv) any other person or entity treated as an affiliate of the Company under Section 414(o) of the Code.

11.10.2 Each Company Plan which is intended to be qualified under Section 401(a) of the Code has received a favourable determination from the United States Internal Revenue Service (the "IRS") covering the provisions of the United States Tax Reform Act of 1986 stating that such Company Plan is so qualified.

11.10.3 Except as otherwise disclosed in the Disclosure Letter:

        (i) The Company and all ERISA Affiliates of the Company are in compliance in all material respects with the provisions of ERISA and the Code applicable to the Company Plans. Each Company Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA and the Code.

        (ii) No Company Plan is subject to Title IV of ERISA and no Company Plan is a "multiemployer plan" as defined in Section 3(37) of ERISA.

        (iii) The Company Plans which are "employee pension benefit plans" within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code now meet, and at all times since their inception have met, the requirements for such qualification, and the related trusts are now, and at all times since their inception have been, exempt from taxation under Section 501(a) of the Code.

        (iv) Except for claims for benefits in the normal operation of the Company Plans, there is no pending or threatened audit, assessment, complaint, proceeding or investigation or any kind in any court or governmental agency with respect to any Company Plan.

        (v) Neither a "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code nor any breach of any duty imposed by Title 1 of ERISA has occurred with respect to any Company Plan for which the Company may be directly or indirectly liable or which could give rise to any obligation of the Company.

        (vi) With respect to each Company Plan that is a "group health plan" within the meaning of ERISA Section 607(1) and that is subject to Code Section


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

                4980B, the Company complies in all material respects with the continuation coverage requirements of those provisions and
                Part 6 of Title 1 of ERISA.

        (vi) No Company Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by law, or (ii) death or retirement benefits under a Company Plan qualified under Code Section 401(a).

        US EMPLOYEE TRUST FUND

11.11 The trust fund established by the Genetics Computer Group, Inc. Grantor Trust Agreement, a copy of which is attached to the Disclosure Letter as document 2.13, has no unfunded liabilities, actual or contingent.

PART 12

INSURANCE

12.1    PAST COVER

        The Company has been at all material times covered by valid insurance against such normal risks and for such reasonable amounts of cover as are commonly insured for the type of business carried on and assets and stock in trade owned or used by it.

12.2    DETAILS OF INSURANCE COVER

        The Disclosure Letter contains accurate summary details of all policies of insurance maintained by the Company (or which is maintained by a third party but in which the Company has an interest) and nothing has been done or omitted to be done which could make any such policy of insurance void or voidable.

12.3    PREMIUMS PAID

        All premiums payable on or before the date of Completion in respect of any insurance policy in which the Company has an interest have been duly paid.

12.4    NO OUTSTANDING CLAIMS

        There are no claims outstanding by the Company under any insurance policy nor, so far as the Vendor is aware, are there any circumstances likely to give rise to any such claim or which would or might be required under any insurance policy to be notified to the insurers or which might lead to any liability under such insurance policies being avoided by the insurers or the premiums being increased.

12.5    EFFECT OF THIS AGREEMENT

        No cover afforded by any policy of insurance which is maintained by the Company or which is maintained by a third party but in which the Company has


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

        an interest will terminate by reason of the implementation of this Agreement.

PART 13

LITIGATION AND LEGAL PROCEEDINGS

13.1    DEFAULTS BY THE COMPANY

        The Company is not and since the Balance Sheet Date has not been:

13.1.1 in default under any agreement, deed, instrument, arrangement or covenant to which it is a party or in respect of any other obligations or restrictions binding upon it;

13.1.2 liable in respect of any representations or warranties (whether express or implied) or other matters giving rise to a duty of care on the part of the Company; or

13.1.3 liable to any fine or penalty as a result of committing or omitting to do any act or thing which could give rise to such a liability; or

13.1.4 subject to any order or judgment given by any Court or government agency and has not been party to any undertaking or assurance given to any Court or governmental agency which is still in force.

13.2    LEGAL PROCEEDINGS

        The Company is not and has not since the Balance Sheet Date been engaged in, and there are no circumstances caused by a default by the Company or, so far as the Vendor is aware, otherwise likely to lead to the Company becoming engaged in, any legal proceedings (civil or criminal) or arbitration as plaintiff, defendant or otherwise howsoever except as plaintiff in normal debt collection and in respect of which the aggregate amount of debts due to the Company does not exceed GBP5000.

13.3    DISPUTES WITH GOVERNMENT DEPARTMENTS

        There is no dispute with any revenue or other government, local authority, administrative, official department entity or agency in the United Kingdom or elsewhere, in relation to the affairs of the Company and, there are no facts caused by a default by the Company or, so far as the Vendor is aware, otherwise which are likely to give rise to any such dispute.

13.4    DEMANDS TO PAY

        No demand has been served upon the Company under section 123 of the Insolvency Act 1986 (or equivalent legislation) and the Company has not received notice (whether formal or informal) from any lenders of money to the Company requiring repayment or intimating the enforcement by such lenders of any security which they may hold over any assets of the Company and there are


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

        no such circumstances likely to give rise to any such notice being given.

PART 14


14      ENVIRONMENTAL MATTERS

14.1 The Vendor is not aware (without having made any enquiry of third parties) of any specific breaches by any former occupier of the Properties of relevant environmental laws which may give rise to any liability on the part of the relevant Group Company.

PART 15

15      NON-CONTRAVENTION

15.1 The execution, delivery or performance of this Agreement and the other agreements referred to in this Agreement will not directly or indirectly (with or without notice or lapse of time):

15.1.2 contravene, conflict with or result in a violation of, any law, rule or regulation or any order, writ, injunction, judgement or decree to which the Vendor or the Company, or any material assets owned or used by any of them, is subject;

15.1.3 contravene, conflict with or result in a violation of any of the terms or requirements of any material license, permit or other governmental authorisation that is held by the Company or that otherwise relates to the business of the Company or to any material assets owned or used by the Company; or

15.1.4 contravene, conflict with or result in a violation or breach of, or result in a default under, or result in the creation of any lien with respect to the assets of the Company pursuant to any provisions of any contract listed on the Disclosure Letter.

15.2 Except as contemplated by this Agreement neither the Vendor nor the Company is or will be required to make any filing with or give any notice to, or to obtain any consent from, any governmental body or third person in connection with the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement.


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

                                   SCHEDULE 6

                                  THE RETENTION

In this schedule:

"CLAIM" means a claim pursuant this Agreement and/or Tax Deed which shall be notified to the Vendor in accordance with this Agreement and/or the Tax Deed prior to the Release Date and which shall specify the amount alleged to be due in respect of it from the Vendor to the Purchaser;

"ESCROW ACCOUNT" means an interest bearing deposit account to be opened with National Westminster Bank PLC, 156 Fleet Street, London EC4 in the joint names of the Purchaser's Solicitors and the Vendor's Solicitors which account shall only be operated on the instructions of the authorised signatories from each firm and in accordance with the terms of this Agreement and shall be free from any lien charge encumbrance set off or counterclaim (other than as referred to in this clause);

"OUTSTANDING CLAIMS" means the aggregate of all Claims in respect of which at any particular time the Vendor's liability shall not have been finally determined or agreed between the Parties and in respect of which the Purchaser shall have issued and served on the Vendor proceedings not later than the date which is 6 months after the date on which the relevant claim was first notified to the Vendor for the purpose of this Agreement.

"RELEASE DATE" means the first anniversary of Completion; and

"RETENTION" means the sum of US$2,000,000 to be retained out of the Consideration and paid into the Escrow Account and to be dealt with in accordance with this schedule or (as the case may be) the balance of such sum for the time being retained pursuant to this schedule.

1 The Purchaser shall at Completion pay the Retention into the Escrow Account and the Retention shall be dealt with on the terms of this schedule.

2 The Retention shall be retained in the Escrow Account until the Release Date (subject to any earlier release to the Purchaser in accordance with this schedule) but if no Claim shall be made by the Purchaser by the Release Date the Retention shall forthwith be released to the Vendor.

3 An amount equal to the extent of the Vendor's agreed or finally determined liability in respect of a particular Claim (including any costs awarded or agreed but excluding any amount which the Vendor shall have paid directly to the Purchaser to discharge or satisfy that Claim) shall be paid to the Purchaser out of the Escrow Account within seven days after the extent of that liability shall have been finally determined or agreed between the Parties.

4 An amount equal to the Retention (that is after deducting any amounts paid to the Purchaser pursuant to paragraph 3) less the Outstanding Claims shall be paid


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

        to the Vendor on the Release Date; and the balance shall continue to be retained in the Escrow Account.

5 Any amount which shall continue to be retained in the Escrow Account after the Release Date pursuant to paragraph 4 shall be dealt with as follows:

        (a) the terms of paragraph 3 shall apply to the extent that the Vendor's liability in respect of any particular Claims shall be finally determined or agreed between the Parties from time to time;

        (b) within seven days after it shall have been finally determined or agreed between the Parties that the Vendor shall not be liable in respect of a particular Claim (or the Purchaser has agreed to withdraw a Claim in whole or in part) there shall be paid to the Vendor out of the Escrow Account the amount retained on account of that Claim (or the relevant part) or (if less) that part of the Retention as shall exceed the Outstanding Claims for the time being; and

        (c) any amount which shall continue to be retained in the Escrow Account after the Release Date in respect of a particular Claim or (if less) that part (if any) of the Retention as shall exceed the Outstanding Claims for the time being shall nevertheless be released to the Vendor twelve months after the Claim shall have been made or (if earlier) six months after the Release Date unless the Purchaser shall have commenced legal proceedings in respect of that Claim by the earlier of those two dates.

6 A Claim shall be deemed to be finally determined if and when determined by a court of competent jurisdiction from which there is no appeal or from whose judgment the Vendor or the Purchaser (as the case may be) do or does not appeal within any applicable time limit.

7 For the purposes of this Agreement, legal proceedings shall not be deemed to have been commenced by the Purchaser unless they have been both issued and served on the Vendor.

8 Any sums paid out of the Escrow Account in accordance with this schedule shall be paid together with any interest which shall have accrued on the sums so paid.

9 Unless payable to the Vendor or the Purchaser in accordance with the terms of this Agreement neither the Purchaser nor the Vendor nor any liquidator or similar officer appointed in respect of the Vendor shall have any right to any payment from the Escrow Account.

10 On Completion the Vendor and the Purchaser shall deliver irrevocable instructions to their respective Solicitors in the Agreed Form to operate with the Escrow Account in accordance with the provisions of this schedule.

11 Any amount of or representing interest paid out of the Escrow Account shall be paid subject to the deduction of any Taxation required by law. An amount equal


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

        to Taxation on interest earned in respect of monies on the Escrow Account shall be paid out of the Escrow Account to any person who shall be liable to any such Taxation liability by the date on which such Taxation shall be first due for payment (unless and to the extent that such monies shall already have been paid to such person) provided that the payee shall have delivered a copy of any tax demand (or other good evidence of the liability) to the other Parties.


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

                                  SCHEDULE 9

                                   TAX DEED


THIS DEED is made on                                                       2000

BETWEEN:

(1) OXFORD MOLECULAR GROUP PLC a company incorporated in England and Wales under number 2869950 whose registered office is at The Medawar Centre, Oxford Science Park, Oxford OX4 4GA ("COVENANTOR"); and

(2) MOLECULAR SIMULATIONS, INC. a Delaware corporation having its principal place of business at 9685 Scranton Road, San Diego 92121-3752, USA ("BUYER").

1       INTRODUCTION


1.1     By an agreement ("AGREEMENT") of [              ] and made between (1)
        the Covenantor (2) the Buyer and (3) Pharmacopeia, Inc., the Buyer agreed to purchase the Sale Shares (as defined in the Agreement).

1.2 The Agreement provides that the Covenantor will deliver today a duly executed deed in this form.

2       DEFINITIONS AND INTERPRETATION

2.1 In this deed expressions defined in clause 1.1 of the Agreement shall bear the same meanings unless the context otherwise requires or unless they are expressly given different meanings.

2.2     In this deed unless the context otherwise requires:

        "ACTUAL TAXATION LIABILITY" means a liability to make an actual payment of Taxation whether or not such Taxation is also or alternatively chargeable against or attributable to any other person;

        "AUDITORS" means the auditors for the time being of the Company;

        "CLAIM" means any notice, demand, assessment, letter or other document issued, or action taken, by or on behalf of any Tax Authority whether of the United Kingdom or elsewhere, or any form of return, computation or self-assessment required by law from which it appears that the Company is subject or is sought to be made subject to, or will or might become subject to a Taxation Liability;

        "COMPANY" means each of the Group Companies or any one or more of them;


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

        "COVENANTOR'S RELIEF" means any Relief which is or becomes available to the Company, other than a Post-Completion Relief;

        "DEEMED TAXATION LIABILITY" means the setting off of a Post-Completion Relief against an Actual Taxation Liability of the Company in respect of which the Covenantor would have been liable under clause 3.1 of this deed or (as the case may be) against income, profits or gains which would have given rise to such an Actual Taxation Liability in which event the amount of the Deemed Taxation Liability is in the former case the amount of the Actual Taxation Liability eliminated by such setting off and in the latter case the amount of the Actual Taxation Liability of the Company which would have arisen but for such setting off;

        "EVENT" includes any act, omission, transaction or circumstance, including (without limitation) any change in the residence of, or the death of, any person, the execution of the Agreement and Completion;

        "GROUP RELIEF" means relief surrendered or claimed pursuant to Chapter IV of Part X Taxes Act, advance corporation tax surrendered or claimed pursuant to section 240 Taxes Act and any tax refund surrendered or claimed pursuant to section 102 Finance Act 1989;

        "POST-COMPLETION RELIEF" means any Relief which arises wholly in consequence of or by reference to an Event occurring or deemed to occur after Completion and not in consequence of or by reference to any Event occurring or deemed to occur on or before Completion (but shall not include any Relief referred to in clause 10.2);

        "RELIEF" includes any loss, allowance, exemption, set-off, credit deduction or other relief from any Taxation or relevant to the computation of any Taxation or of any income profits or gains or any right to repayment of Taxation;

        "TAX" OR "TAXATION" means all forms of taxation and duties (including stamp duty), levies, imposts, charges, withholdings in the nature of taxation, national insurance and other contributions and rates in the nature of taxation and PAYE liabilities whenever created or imposed and whether of the United Kingdom or elsewhere and any penalty, fine, interest or surcharge imposed by a Tax Authority related or incidental thereto but shall not include uniform business rates, water rates, community charge, council tax or any tax, charge, rate or duty similar to, corresponding with, replacing or replaced by any of them or any fine, penalty, interest or surcharge related or incidental thereto ;

        "TAX AUTHORITY" means any authority or person whether of the United Kingdom, United States or elsewhere competent to impose, assess or collect any Taxation;

        "TAXATION LIABILITY" means any Actual Taxation Liability, any Deemed Taxation Liability, any liability falling within clause 3.1.6 and any costs, fees and expenses falling within clause 3.1.7 of this deed; and


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


        "TAXATION WARRANTIES" means the representations, warranties and undertakings on the part of the Covenantor contained in paragraphs 8.1 to 8.18 of schedule 5 to the Agreement.

2.3 In this deed references to an "Event" shall be deemed to include any combination of two or more Events only the first or some or part of which shall have occurred or be deemed to have occurred on or before that date where the Event or Events occurring after that date is or are:

        2.3.1 the completion of the disposal of any asset which was contracted to be sold on or before Completion or the performance of any other act by virtue of an obligation entered into on or before Completion;

        2.3.2 the satisfaction of a condition to which the disposal of any asset pursuant to a contract entered into on or before Completion is subject (in which case the disposal shall, for the purposes of this deed be treated as having being made before Completion and any Taxation Liability arising from such disposal shall be treated as having arisen before Completion);

        2.3.3 the failure of any person (other than a Group Company) to discharge a liability for Taxation within a specified period or the expiry of such a period;

        2.3.4 the bringing into the United Kingdom of any document executed prior to Completion outside the United Kingdom or the presentation of any document executed prior to Completion for stamping where the Company is required by law or any court in the United Kingdom to bring such document into the United Kingdom or where the bringing of such document into the United Kingdom is required for the purposes of enabling the Company to register its title to any asset owned by it;

        2.3.5 the making of any chargeable payment (as defined in section 214 Taxes Act); or

        2.3.6 the disposal by the Company of any asset pursuant to the exercise of any option granted on or before Completion.

2.4 The covenants contained in clause 3 of this deed shall be construed as separate and independent and none of them shall be affected or restricted by any other except to the extent that any payment made by the Covenantor and received by the Buyer in respect of one covenant shall discharge the same liability under the other covenants which shall arise out of the same subject matter.

2.5 Any reference in this deed to any amount being paid by the Covenantor shall include a reference to any amount being paid to or at the direction of the Buyer out of the Escrow Account pursuant to schedule 6.

3       COVENANTS


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

3.1 Subject to the provisions of, or referred to in clause 4, the Covenantor covenants with the Buyer to pay to the Buyer an amount equal to:

        3.1.1 any Actual Taxation Liability of the Company in respect of or by reference to any income, profits or gains earned, accrued or received or deemed for Taxation purposes to have been or treated as or regarded for Taxation purposes as earned, accrued or received on or before Completion;

        3.1.2 any Actual Taxation Liability of the Company in respect of, by reference to or in consequence of any Event which occurred or is deemed for Taxation purposes to have occurred on or before Completion;

        3.1.3 any Actual Taxation Liability of the Company for which neither the Company nor any other Group Company is primarily liable in respect of, by reference to or in consequence of any Event which occurred or is deemed for Taxation purposes to have occurred on or before Completion;

        3.1.4 any Actual Taxation Liability of the Company which is also a liability to Taxation of another person (other than a Group Company) which was at any time prior to Completion treated for Taxation purposes as a member of the same group, as controlled by or as having control of or as otherwise associated with the Company and which is payable by the Company by virtue of both such relationship and the other person failing to discharge such liability to Taxation;

        3.1.5   any Deemed Taxation Liability;

        3.1.6 any liability of the Company (other than to a Group Company) to repay the whole or any part of any payment received for Group Relief pursuant to any agreement or arrangement entered into by the Company on or before Completion; and

        3.1.7 any reasonable third party costs, fees and expenses reasonably incurred by the Buyer or the Company as a result of:

                (a) any Actual Taxation Liability within clause 3.1.1 , 3.1.2, 3.1.3 or 3.1.4;

                (b)     any Deemed Taxation Liability within clause 3.1.5; or

                (c)     any liability falling within clause 3.1.6

                to the extent that, in any such case, the Covenantor is liable to make a payment under this clause 3.1 in respect thereof or in successfully taking any action under this clause 3.

        3.2.1 Any sum payable by either party under clause 3.1 or clause 12 of this deed shall be paid free and clear of all deductions or withholdings or


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                rights of counterclaim or set-off unless the deduction or
                withholding is required by law.

        3.2.2 If either party ("THE PAYER") is required by law to make any deduction or withholding from any payment under clause 3.1 or clause 12 of this deed, the sum due from the payer in respect of such payment shall be increased to the extent necessary to ensure that after the making of such deduction or withholding the party entitled to such payment receives and retains a net sum equal to the sum it would have received had no deduction or withholding been required to be made.

        3.2.3 If any amount paid or due to either party (the "Recipient") under clause 3.1 or clause 12 of this deed results in an Actual Taxation Liability of the Recipient the party liable to make such payment (the "Payer") covenants with the Recipient to pay the Recipient such further sum as will ensure that the net amount received and retained by the Recipient after such Actual Taxation Liability is taken into account shall equal the full amount which would have been received and retained by the Recipient in the absence of such Actual Taxation Liability.

4       EXCLUSIONS AND LIMITATIONS

4.1 The Covenantor shall not be liable for breach of any of the Taxation Warranties in respect of any Taxation Liability (or where the loss, liability or damage arising in consequence of a breach of any of the Taxation Warranties is any Taxation Liability) or for any claim under this deed in respect of any Taxation Liability to the extent that:

        4.1.1 it has been included in any of the Completion Liability Lists in accordance with Schedule 10 to the Agreement or has been deducted or paid from the Retention in accordance with paragraphs 7, 9, 10 or 11 of Schedule 10 of the Agreement or an amount in respect thereof has been paid to the Buyer pursuant to paragraph 10.1 of Schedule 10;

        4.1.2 it arises in consequence of, or would have been reduced or eliminated but for:

                (a) save where requested in writing by the Covenantor under clause 7 or 11, any voluntary act or omission of the Company or a member of the Purchaser's Group after Completion otherwise than in the ordinary course of the business of the Company as carried on at Completion and otherwise than pursuant to a legally binding obligation of the Company in existence at Completion;

                (b) save as provided in clause 2.3, the combined effect of any Event occurring before Completion and any Event occurring after Completion;


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                (c)     the Company ceasing to carry on any trade or business
                        after Completion or effecting a major change after Completion in the nature or conduct of any trade or businesses carried on by it;

                (d) the Company changing the date to which it makes up its accounts or changing any of its accounting policies, bases or practices (including, without limitation, the treatment of timing differences and the bases on which the Company values its assets) in either case after Completion save where such changes are necessary to comply with relevant law or generally accepted accounting practices as applied before Completion;

                (f) the Company disposing of any capital asset (save as provided in clause 2.3), or ceasing to be a member of a group for the purposes of any Taxation, after Completion;

                (g) the failure by the Company after Completion to make any claim, election, surrender or disclaimer or to give any notice or consent or to do any other thing, the making, giving or doing of which was permitted by law and which is taken in account in computing and so reducing any provision which appears in the Accounts or the Completion Liability Lists (or eliminating any provision which would otherwise have appeared in the Accounts or the Completion Liability Lists and which was disclosed in writing in sufficient detail and time by the Covenantor to the Buyer to enable the same reasonably to be made, given or done or the withdrawal or amendment by the Company after Completion of any such claim, election, surrender, disclaimer, notice or consent made by the Company prior to Completion;

                (h) save where requested in writing by the Covenantor under clause 7 or 11, any claim, election, surrender, disclaimer, notice or consent for Taxation purposes made by the Company after Completion, the making or doing of which was not taken into account in computing and so reducing any provision which appears in the Accounts or the Completion Liability Lists (or eliminating any provision which, would otherwise have appeared in the Accounts or the Completion Liability Lists);

                (i) any failure by the Buyer or the Company to comply with its obligations under clause 7 (Conduct) or clause 11 (Taxation Computations);

                (j) any legislation or any change in the rate of any Taxation or any imposition of Taxation or change in the published practice of, or general concession operated by, any Tax Authority or change in interpretation of law in each case coming into effect after Completion;


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                (k)     the rate or average rate of any Taxation for any period
                        which is applicable to the Company increasing as a result of the sale and purchase of the Company under the Agreement, including (without limitation) the Company ceasing to be subject to corporation tax at the small companies' rate (or qualifying for relief under section 13(2) Taxes Act) and becoming subject to corporation tax at the rate applicable to companies generally;

                (l) the Buyer has recovered damages or any other amount under the Agreement (whether for breach of warranty or otherwise) under this deed or otherwise in respect of the same loss, liability, damage or Event or the Buyer or the Company have otherwise obtained reimbursement or restitution from the Covenantor;

                (m) it arises as a result of the exercise by any director or employee of the Company of any option to acquire shares in the Vendor in accordance with clause 6.12 of the Agreement where such exercise takes effect after Completion.

        4.1.4 any Covenantor's Relief is or becomes available (or is made available) to the Company to mitigate the Taxation Liability or breach;

        4.1.5 it arises in consequence of an Event in the ordinary course of business of the Company since the Balance Sheet Date and, without limitation, for the purposes of this clause 4.1.5 each of the following Taxation Liabilities shall be deemed to so arise:

                (a) any liability to corporation tax in respect of actual (as opposed to deemed) income profits or gains earned, accrued or received by the Company since the Balance Sheet Date;

                (b) any Taxation Liability which is discharged after the Balance Sheet Date, or may be so discharged, out of monies deducted or withheld for the purpose by the Company;

                (c) any liability to VAT in respect of any supply, importation or acquisition of or by the Company since the Balance Sheet Date;

                (d) anything done by the Company at the written request of the Buyer between the date of the Agreement and Completion;

                and further for the purposes of this clause 4.1.5 (and without prejudice to the generality hereof) none of the following shall be regarded as arising or being in the ordinary course of business of the Company:


                (e)     a liability arising under part XVII (other than Chapter
                        II) Taxes Act;


                (f)     a distribution within the meaning of section 209 Taxes
                        Act;


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                (g)     an acquisition, disposal or supply or deemed acquisition
                        disposal or supply of assets, goods, services or business facilities of any kind (including a loan of money or a letting, hiring or licensing of tangible or intangible property) for a consideration which is treated for Taxation purposes as more than the actual consideration paid or received in which event only the additional Taxation payable as a result thereof shall be treated as within this paragraph (g);

                (h) any liability for Taxation for which the Company is not primarily liable;

                (i) a liability arising as a result of a failure by the Company to deduct, withhold or account for Taxation;

                (j) a liability arising as a result of the Company ceasing for Taxation purposes to be a member of any group or associated with any other company.

4.2 The provisions of clause 10 and paragraphs 2, 3 (other than sub-paragraphs (b) (c) and (d) thereof), 6 and 8 of schedule 13 to the Agreement shall apply to this deed as if set out in full herein.

5       WAIVER

        Without prejudice to the provisions of and referred to in clause 4 no delay or omission of the Buyer in exercising any rights under this deed shall prejudice such rights or be construed as a waiver or partial waiver of such rights, nor shall it exclude the further exercise of such rights.

6       PAYMENT

6.1 If the Covenantor becomes liable to pay any amount under clause 3.1 of this deed in respect of:

        6.1.1 an Actual Taxation Liability, the Covenantor shall pay such amount on or before the date 5 Business Days after the date of written notice from the Buyer to the Covenantor of the amount which the Covenantor is required to pay and requesting payment or, if later, the date 2 Business Days before the date on which the Actual Taxation Liability in question is due for payment;

        6.1.2 a Deemed Taxation Liability, the Covenantor shall pay such amount on the later of the date which is 5 Business Days after the date of written notice from the Buyer to the Covenantor of the amount which the Covenantor is required to pay and requesting payment, and the date on which the Actual Taxation Liability which would have arisen but for the set off of the relevant Post-Completion Relief would otherwise have become due for payment;


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        6.1.3   any liability referred to in clause 3.1.6, the Covenantor shall pay such amount on the later of the date which is 5 Business Days after the date of written notice from the Buyer to the Covenantor of the amount which the Covenantor is required to pay and requesting payment or, if later, the date 2 Business Days before the date on which the liability in question is due for payment;

        6.1.4 any amount within clause 3.1.7, the Buyer will notify the Covenantor in writing of such amount specifying details of the services for which those costs, fees and expenses were incurred and the circumstances in which they were obtained and the Covenantor shall pay such amount on or before the date 5 business days after the date of such notice or, if later, the date 2 Business Days before the date on which the costs fees or expenses in question are due for payment.

6.2 If any sum due for payment under this deed is not paid by any party on the due date for payment then such sum shall bear interest (which shall accrue from day to day after as well as before any judgement for the same) at the annual rate of 4 percentage points above the base rate of Barclays Bank plc from time to time from the due date up to and including the day of actual payment of such sums, such interest to be compounded quarterly and paid on demand by the party entitled thereto.

7       CONDUCT OF CLAIMS

7.1 If the Buyer or any Group Company (or any of their officers, employees, servants or agents) becomes aware of a Claim which will or may give rise to a claim against the Covenantor under this deed or any of the Taxation Warranties, the Buyer shall or shall procure that the relevant Group Company shall as soon as reasonably practicable (taking into account any statutory or other time limit applicable for responding to or appealing against the Claim) give written notice of the Claim to the Covenantor but so that the giving of such notice shall not be a condition precedent to the liability of the Covenantor hereunder. Such written notice shall include an estimate (based on the information then available to the Buyer or any Group Company) of the Covenantor's liability under this deed in respect of such Claim, the basis of calculation of that estimate and such details of the Claim as are then available to the Buyer or the relevant Group Company.

7.2 The Buyer shall and shall procure that the Company shall take such action (and provide such relevant information assistance and documentation to the Covenantor in relation thereto) as the Covenantor may reasonably request (having regard to the balance for the time being standing to the credit of the Escrow Account referred to in Schedule 6 to the Agreement) to avoid, dispute, resist, appeal, reduce, compromise or defend any Claim referred to in clause 7.1 and any adjudication in respect thereof ("DISPUTE") subject to the Buyer and the Company being indemnified to the Buyer's reasonable satisfaction by the Covenantor against all losses, damages, interest, penalties and surcharges and reasonable costs and expenses thereby incurred.


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7.3     Subject to the provisions of this clause 7.3 and 7.4, any dispute relating to a Claim referred to in clause 7.1 shall if the Covenantor requests be conducted by the Covenantor but:

        7.3.1 the Covenantor shall keep the Buyer informed of all relevant matters relating to the dispute and shall promptly forward or procure to be forwarded to the Buyer copies of all relevant correspondence with any Tax Authority and other relevant information and documentation other than, in any event, any advice to the Covenantor as to its liability in respect of the relevant Claim or dispute under this deed or the Agreement;

        7.3.2 all material communications written or otherwise relating to the dispute which are to be transmitted to a Tax Authority shall first be submitted to the Buyer for approval and shall only be finally transmitted if such approval is given such approval not to be unreasonably withheld or delayed;

        7.3.3 the appointment of solicitors or other professional advisers (other than the Vendors' own solicitors or the Vendors' own accountants) shall be subject to the prior written approval of the Buyer such approval not to be unreasonably withheld or delayed;

        7.3.4 the Covenantor shall make no settlement or compromise of the dispute nor agree any matter in the conduct of such dispute which is likely to increase the amount thereof or adversely affect the future liability of the Buyer or the Company to Taxation without the prior approval of the Buyer such approval not to be unreasonably withheld or delayed.

7.4     Subject to the Buyer having complied with its obligations under clause
        7.1 and 7.2 the Buyer or the Company may without reference to the Covenantor admit, settle, discharge, compromise or otherwise deal with any particular Claim to which clause 7.1 applies (without prejudice to their rights under this deed) if:

        7.4.1 the Covenantor serves a written notice on the Buyer to the effect that in relation to any such Claim (or any dispute in relation to such Claim) it does not wish to take up or continue the conduct thereof;

        7.4.2 a period of 45 Business Days has expired following the service of a written notice by the Buyer on the Covenantor pursuant to this clause 7.4.2 where either (a) the Covenantor has not made a request to the Buyer in accordance with clause 7.2 in relation to the relevant Claim or (b) where the Covenantor has made a request pursuant to clause 7.3 in respect of the relevant Claim but has failed to provide an indemnity pursuant to clause 7.3;

        7.4.3 a period of 30 Business Days has expired following the service of written notice under this clause 7.4.3 by the Buyer or the Company on the Covenantor to the effect that the Covenantor is not conducting the


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                dispute relating to a Claim in respect of which it has made a request under clause 7.2 in a reasonably timely manner, if by the expiry of that period the Covenantor has not taken steps to so conduct the dispute; or

        7.4.4 the Covenantor or the Company have committed any acts or omissions prior to Completion which constitute fraud or fraudulent conduct in relation to the Taxation affairs of the relevant Company.

7.5 If the Covenantor does not exercise its right to request the Buyer to take action pursuant to clause 7.2, it shall at the written request of the Buyer supply or procure the supply to, the Company and the Buyer free of charge with all information, books, papers and other documents in the possession or under the control of the Covenantor in relation to the relevant Claim other than, in any event, any advice to the Covenantor as to its liability in respect of the relevant Claim or dispute under this deed or the Agreement.

8.      MITIGATION OF LIABILITY

8.1 The Covenantor may, in particular but without limitation, by notice in writing to the Buyer avoid or reduce any liability which the Covenantor would, apart from this clause 8.1, have under clause 3 of this deed or for breach of any of the Taxation Warranties by surrendering or procuring the surrender to the Company of Group Relief (without the Buyer or any Group Company being liable to make any payment in consideration for such surrender) and the liability of the Covenantor under clause 3 of this deed or for breach of any of the Taxation Warranties shall be satisfied or avoided to the extent of the amount of Taxation which is or could be satisfied or avoided as a result of such surrender. The Buyer shall procure that each Group Company takes (at the reasonable cost and expense of the Covenantor) all such steps, including (without limitation) making and giving all such claims and consents as the Covenantor may request in writing to effect any such surrender.

9       RECOVERY FROM THIRD PARTIES

9.1 If the Covenantor has made a payment to the Buyer under clause 3 of this deed or for breach of any of the Taxation Warranties or is liable to make such a payment the due date of which has not yet arisen in accordance with clause 6 and the Company or any other Group Company is entitled to recover from any third party (including any Tax Authority) any sum in consequence of any Event to which the payment made by the Covenantor relates the Buyer shall and shall procure that each relevant Group Company shall (at the reasonable cost and expense of the Covenantor) use all reasonable endeavours to effect such recovery and the Covenantor may require the Buyer by notice in writing to take and to procure that each relevant Group Company takes (at the reasonable cost and expense of the Covenantor) such action as the Covenantor reasonably requests to recover such sums.

9.2 The Buyer covenants with the Covenantor to pay to the Covenantor an amount equal to any sum (up to but not exceeding the amount paid by the Covenantor to


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        the Buyer under clause 3 of this deed or under the Taxation
        Warranties) referred to in clause 9.1 (including any interest or repayment supplement) which any Group Company or any member of the Purchaser's Group actually recovers (whether or not pursuant to any action requested under clause 9.1) less any reasonable costs, fees or expenses incurred by the Buyer or any Group Company in respect of the matter in question 5 Business Days after recovering such sums.

10      OVER-PROVISIONS AND RELIEFS

10.1 The Buyer shall at the request of the Covenantor require the Auditors to determine (as experts and not as arbitrators and at the reasonable expense of the Covenantor) whether any provision for Taxation in the Completion Liability Lists has proved to be an over-provision and if so its amount and if the Auditors determine that there has proved to be any such over-provision the amount of such over-provision shall be dealt with in accordance with clause 10.3.

10.2 The Buyer shall at the request of the Covenantor require the Auditors to determine (as experts and not as arbitrators and at the reasonable expense of the Covenantor) whether any Taxation Liability (or the Event giving rise to such Taxation Liability or the discharge of it) which has resulted in any sum having been paid or becoming payable by the Covenantor under clause 3.1 of this Deed or for breach of any of the Taxation Warranties has given rise to a Relief which would not otherwise have arisen, and:

        (a) a liability of any Group Company or any member of the Purchaser's Group to make an actual payment or increased payment of Taxation has been satisfied or avoided in whole or in part by the use of that Relief; or

        (b) a right to a repayment of Taxation has arisen as a result of the use of that Relief;

        and, if the Auditors so determine, the amount by which that liability has been satisfied or avoided or an amount equal to the amount of that repayment (as the case may be) shall be dealt with in accordance with clause10.3.

10.3 Where it is provided under clause 10.1 or clause 10.2 that any amount is to be dealt with in accordance with this clause 10.3:

        (a) the amount shall first be set off against any payment then due from the Covenantor under this deed or for breach of any of the Taxation Warranties;

        (b) to the extent there is an excess, a refund shall be made to the Covenantor of any previous payment made by the Covenantor under this deed or for breach of any of the Taxation Warranties and not previously refunded under this clause up to the amount of such excess; and

        (c) to the extent that the excess referred to in clause 10.3(b) is not exhausted thereunder, the remainder of that excess shall be carried forward and set


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                off against any future payment which becomes due from the
                Covenantor under this deed or for breach of any of the Taxation Warranties.

10.4 Where such determination by the Auditors as is mentioned in clause 10.1 or clause 10.2 has been made, the Covenantor or the Buyer may request the Auditors to review such determination (at the expense of the person making the request) in the light of all relevant circumstances, including any facts which have become known only since such determination, and to determine whether such determination remains correct or whether, in the light of those circumstances, the amount that was the subject of such determination should be amended.

10.5 If the Auditors determine under clause 10.4 that an amount previously determined should be amended, that amended amount shall be substituted for the purposes of clause 10.1 or clause 10.2, as the case may be, in place of the amount originally determined and such adjusting payment (if any) as may be required by virtue of such substitution shall forthwith be made by the Covenantor to the Buyer or, as the case may be, by the Buyer to the Covenantor.

11      TAXATION COMPUTATIONS

11.1 Subject to complying with the provisions of clause 11.2 below, the Covenantor or its duly authorised agents shall have the right, at the cost and expense of the relevant Group Company, to prepare the corporation tax returns of each Group Company for all accounting periods ending on or prior to the Balance Sheet Date to the extent that the same shall not have been prepared before the date hereof. The Covenantor or its duly authorised agents shall have the right, at the cost and expense of the Company, to prepare all documentation and deal with all matters (including correspondence) relating to the corporation tax returns of the Company for all accounting periods ending on or prior to the Balance Sheet Date.

11.2    The Covenantor covenants with the Buyer:

        (a) to keep the Buyer and its duly authorised agents and the relevant Group Company informed of all material matters relating to the submission, negotiation and agreement of such corporation tax returns and computations;

        (b) that no such computations or returns nor any material correspondence pertaining to the negotiations or agreement of such computations or returns shall be transmitted to any Tax Authority without first being submitted to the Buyer and the relevant Group Company or their duly authorised agents for their comments and for the Buyer's approval and shall only finally be submitted or transmitted on the receipt of the written approval of the Buyer or its duly authorised agent, such approval not to be unreasonably withheld or delayed.


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11.3    In the event that the provisions of clause 11.2 have been complied with by the Covenantor the Buyer shall procure that each relevant Group Company shall cause the returns mentioned in clause 11.1 (and all claims, elections, disclaimers, surrenders and consents assumed to be made or given therein) to be authorised, signed and submitted to the appropriate Tax Authority and generally do all such things as may be necessary to give effect to such returns, claims, elections, disclaimers, surrenders or consents save that the Buyer shall not be bound to procure any such actions to the extent that the same may be unlawful or may increase the Taxation Liability of any Group Company or the Buyer for accounting periods ending after Completion.

11.4 The Buyer shall (if requested in writing by the Covenantor and at the reasonable cost and expense of the Covenantor) procure that each Group Company promptly makes or gives such returns, claims, elections, disclaimers, surrenders and consents in relation to Taxation which it was assumed would be made or given in computing any provision which appears in the Accounts or any of the Completion Liability Lists (or in eliminating any provision which would have so appeared) or which relate to any Covenantor's Relief and which are permitted by law, and generally does all such things as may be necessary to give effect to such returns, claims, elections, surrenders or consents and which are permitted by law.

11.5 If at any time the Covenantor has not exercised its right pursuant to clause 11.1, the provisions of clause 11.2 shall apply as if reference to "the Covenantor" are references to "the Buyer", as if references to "the Buyer" are references to "the Covenantor" and as if the words "and the relevant Group Company" in clauses 11.2(a) and 11.2(b) are deleted.

11.6 The Buyer acknowledges that trading losses and other amounts eligible for surrender by Group Relief by the Group Companies (other than the US Companies (as defined in paragraph 8.1 of schedule 5 to the Agreement)) for the accounting period current at Completion of up to GBP1,000,000 (but in any event no more than is required by the Vendor to eliminate gains previously realised on the sale of Cambridge Discovery Chemistry Limited pursuant to the agreement referred to in clause 6.11 of the Agreement) are to be surrendered for no payment to the Covenantor and/or a member of the Vendor's Group for the purpose of Group Relief to the extent allowed by sections 402-413 Taxes Act. No correspondence concerning or computation implying the date when arrangements for the transfer of any Group Company to the Buyer came into existence or the amount of the trading losses or other amounts available for the purpose of Group Relief shall be sent by the Buyer or any person acting on its behalf to any Tax Authority without the prior written approval of the Covenantor.

11.7 The Buyer shall provide, and shall procure that each Group Company provides, the Covenantor (at the reasonable expense of the Covenantor) with such documents, information and assistance (including, without limitation, access to books, accounts, records and personnel) as the Covenantor may reasonably


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        require in connection with its conduct of the Group Companies Taxation affairs pursuant to this clause 11 or in connection with the exercise of the Covenantor's rights under this deed (including, without limitation, clause 7).

12      BUYER'S COVENANT

12.1 The Buyer covenants with the Covenantor (for itself and as trustee for each company (other than any Group Company) which is controlled or has at any time before or after Completion been controlled by the Covenantor, each such company being referred to in this clause 12 as a "VENDOR COMPANY") to pay to the Covenantor or, as the case may be the relevant Vendor Company an amount equal to any Actual Taxation Liability of the Covenantor or, as the case may be, of the relevant Vendor Company plus any reasonable costs and expenses incurred by the Covenantor or the relevant Vendor Company in relation to such Actual Taxation Liability or in successfully making any claim under this clause 12.1) where such Actual Taxation Liability arises as a result of the failure by a Group Company to discharge after Completion an Actual Taxation Liability for which that Group Company is primarily liable and which is not within clause 3.1 of this deed.

13      REDUCTION OF CONSIDERATION

        Any amounts payable by the Covenantor pursuant to this deed shall be deemed to constitute a reduction in the Consideration.

14.     GENERAL, NOTICES, GOVERNING LAW AND JURISDICTION AND COUNTERPARTS

        The provisions of clauses 12.3 (Releases and Waivers), 12.4 (Notices),
        12.7 (alterations), 12.8 (severability), 12.9 (counterparts) and 12.11 (successors and assigns) and13 (choice of law submission to jurisdiction and service of process) of the Agreement shall apply equally to this deed.


Executed as a deed by OXFORD                    )
MOLECULAR GROUP PLC by                          )       ----------------------
the signature of a director and the             )             Director
secretary or of two directors of the company    )
                                                        ----------------------
                                                          Director/secretary


Executed as a deed by MOLECULAR                 )
                                                        ----------------------

SIMULATIONS, INC. acting by                     )         Authorised officer


                                                       ----------------------
                                                         Authorised officer


                                    102

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                               SCHEDULE 10

               CALCULATION AND PAYMENT OF THE CONSIDERATION


1 The Consideration for the Sale Shares shall be US$26,962,500 less the amount agreed or determined in accordance with this schedule of:

        1.1     the Restructuring Liabilities;

        1.2     the Finance Lease Liabilities;

        1.3     the Additional Liabilities; and

        1.4     the Non-Assumed Liabilities

        as all those expression are defined in paragraph 3 below.

2       As at the date of this Agreement:

        2.1 the Restructuring Liabilities are estimated to be US$3,100,000 ("ESTIMATED RESTRUCTURING LIABILITIES AMOUNT");

        2.2 the Finance Lease Liabilities are currently estimated to be US$2,800,000 ("ESTIMATED FINANCE LEASE LIABILITY AMOUNT"); and

        2.3 the Non-Assumed Liabilities are currently estimated to be US$1,300,000 ("ESTIMATED NON-ASSUMED LIABILITIES AMOUNT").

3 For the purposes of this Agreement, the following expressions shall have the following meanings:

        3.1 "RESTRUCTURING LIABILITIES" means any and all liabilities of the Group, actual or contingent, known or unknown, as at the Completion Date or due thereafter which relate to the specific restructuring costs specified in the reorganisation accrual schedule prepared by Lawrence Steingold, a copy of which has been signed by and on behalf of the Parties to this Agreement and are annexed as Appendix "C", including, whether or not specified in such schedule, any and all liabilities of the Group, actual or contingent, known or unknown, as at the Completion Date or due thereafter which relate to the closure of the Group's French office;

        3.2 "FINANCE LEASE LIABILITIES" means any and all liabilities of the Group, actual or contingent, known or unknown, present or future, in respect of finance and other capital leases (but for the avoidance of doubt excluding leases relating to the occupation of land and/or buildings) to which the Group is a party at the Completion Date, including those specified in the


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


                list of finance and capital leases, a copy of which has been signed by and on behalf of the Parties to this Agreement and is annexed as Appendix "D";

        3.3 "ADDITIONAL LIABILITIES" means any and all other liabilities of the Group, actual or contingent, known or unknown, present or future incurred pursuant to the conduct of the Business up to the Completion Date but for the avoidance of doubt excluding:

                (a) any amount falling within the Restructuring Liabilities, the Finance Lease Liabilities and the Non-Assumed Liabilities; and

                (b) any such amounts in respect of trade and other creditors (which for the avoidance of doubt shall exclude all borrowings and indebtedness and obligations in the nature of borrowings and all interest, penalties, charges and other liabilities associated with such borrowings, indebtedness and obligations and liabilities arising out of any litigation or adverse judgments (whether or not the relevant matter arose in the ordinary and normal course of business of the Group)) incurred in the ordinary and normal course of business of the Group and which:

                        (i) in the case of trade creditors, have remained unpaid for 45 days or less since the date of invoice; and

                        (ii) in the case of any other creditors, have remained unpaid for 45 days or less since the due date for payment; and

        3.4 "NON-ASSUMED LIABILITIES" means any and all liabilities of the Group, actual or contingent, known or unknown incurred pursuant to the conduct of the Business up to the Completion Date, in respect of trade and other creditors (which for the avoidance of doubt shall exclude all borrowings and indebtedness and obligations in the nature of borrowings and all interest, penalties, charges and other liabilities associated with such borrowings, indebtedness and obligations and liabilities arising out of any litigation or adverse judgments (whether or not the relevant matter arose in the ordinary and normal course of business of the Group)) incurred in the ordinary and normal course of business of the Group and which:

                (a) in the case of trade creditors, have remained unpaid for more than 45 days since the date of invoice; and

                (b) in the case of any other creditors, have remained unpaid for more than 45 days since the due date for payment.

4 No later than 3 Business Days prior to the Completion Date, the Vendor shall procure the preparation of lists of the Restructuring Liabilities, the Finance Lease Liabilities, the Additional Liabilities and the Non-Assumed Liabilities


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        known by the Group (such lists prepared in accordance with this paragraph being referred to in this schedule as the "COMPLETION LIABILITY LISTS"), such lists to be prepared:

        4.1 on the basis of the Vendor's best estimate of the liabilities of each Group Company falling within the Restructuring Liabilities, the Finance Lease Liabilities, the Additional Liabilities and the Non-Assumed Liabilities;

        4.2 subject only to paragraph 4.3, using the same accounting policies as those used in the Accounts; and

        4.3 so that such liabilities are otherwise calculated in accordance with GAAP.

5 The Purchaser shall deduct from the US$26,962,500 consideration payable for the Sale Shares at Completion:

        5.1 in respect of the Restructuring Liabilities, the Estimated Restructuring Liabilities Amount or, if less or more, the aggregate amount of the Restructuring Liabilities as shown in the relevant Completion Liability List, provided that, for the amount of any liability in respect of the restructuring costs specified in Appendix "C" to be included in the relevant Completion Liability List at a lower outstanding amount than that specified in Appendix "C", the Vendor must produce with the relevant Completion Liability List evidence in a form reasonably satisfactory to the Purchaser that the relevant amount of the liability has been paid or otherwise settled prior to the Completion Date or other evidence reasonably satisfactory to the Purchaser that the relevant liability will not be incurred at all or at a reduced amount or, if the relevant Restructuring Liability is a non-cash accounting entry item (such as a write-off of assets or accelerated depreciation), evidence reasonably satisfactory to the Purchaser that the relevant accounting entry has been made properly in accordance with GAAP in the accounting records of the relevant Group company;

        5.2 in respect of the Finance Lease Liabilities, the Estimated Finance Lease Liability Amount or, if less or more, the aggregate amount of the Finance Lease Liabilities as shown in the relevant Completion Liability List, provided that, for the amount of any liability in respect of a finance or capital lease specified in Appendix "D" to be included in the relevant Completion Liability List at a lower outstanding amount than that specified in Appendix "D", the Vendor must produce with the relevant Completion Liability List evidence in a form reasonably satisfactory to the Purchaser that the relevant amount of the liability has been paid to the relevant lessor and of the reduced liability from the Group to that lessor or to the extent that another party (not a Group Company) has assumed the relevant Group Company's obligations under the relevant lease with the consent of the relevant lessor in circumstances where the


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

                relevant Group Company is released from its obligations under the relevant lease;

        5.3 in respect of the Additional Liabilities, the aggregate amount of the Additional Liabilities as shown in the relevant Completion Liability List; and

        5.4 in respect of the Non-Assumed Liabilities, the Estimated Non-Assumed Liabilities Amount or, if less or more, the aggregate amount of the Non-Assumed Liabilities as shown in the relevant Completion Liability List provided that the relevant Completion Liability List is accompanied by an up to date listing of the Group's trade creditors at the date of the relevant Completion Liability List; and

        5.5 the sum of US$2,000,000 in respect of the Retention which shall be dealt with in accordance with schedule 6.

6 For the purpose of this schedule, US$ amounts of liabilities shown in the Appendix "C", Appendix "D" and the Completion Liability Lists in Sterling shall be converted at a US$: Sterling exchange rate in London as shown in the London edition of the Financial Times on the date of this Agreement.

7 If following Completion and prior to the Release Date (as defined in schedule 6) it shall be agreed between the Purchaser and the Vendor or finally determined (as referred to in paragraph 6 of schedule 6) that, as at Completion, the Group had any Restructuring Liabilities which were not included within the relevant Completion Liability List then the Purchaser shall be entitled to be paid from the Retention an amount equal to the US$ amount of such Restructuring Liabilities to the extent not included in the relevant Completion Liability List (determined at the exchange rate referred to in paragraph 6 above).

8 The Purchaser undertakes to the Vendor to use its reasonable endeavours to minimise any liability which the Group may incur in settling, compromising, agreeing, paying or otherwise dealing with any of the matters forming part of the Restructuring Liabilities at any amounts higher than those appearing in the Completion Liability List.

9 If following Completion and prior to the Release Date (as defined in schedule 6) it shall be agreed between the Purchaser and the Vendor or finally determined (as referred to in paragraph 6 of schedule 6) that, as at Completion, the Group had any Finance Lease Liabilities which were not included within the relevant Completion Liability List then the Purchaser shall be entitled to be paid from the Retention an amount equal to the US$ amount of such Finance Lease Liabilities to the extent not included in the relevant Completion Liability List (determined at the exchange rate referred to in paragraph 6 above).

10      In relation to the Non-Assumed Liabilities:

        10.1 if following Completion and prior to 30 September 2000 it shall be agreed between the Purchaser and the Vendor or finally determined (as referred to in paragraph 6 of schedule 6) that, as at Completion, the Group had any Non-Assumed Liabilities which were not included within the relevant Completion Liability List then the Vendor shall on 30 September 2000 pay to the Purchaser in cash an amount (determined at the exchange rate referred to in paragraph 6 above) equal to the US$ amount of such Non-Assumed Liabilities to the extent not included in the relevant Completion Liability List; and

        10.2 if following 30 September 2000 and prior to the Release Date (as defined in schedule 6) it shall be agreed between the Purchaser and the Vendor or finally determined (as referred to in paragraph 6 of schedule 6) that, as at Completion, the Group had any Non-Assumed Liabilities which were not included within the relevant Completion Liability List or paid by the Vendor under paragraph 10.1, then the Purchaser shall be entitled to be paid from the Retention an amount equal to the US$ amount (determined at the exchange rate referred to in paragraph 6 above) of such Non-Assumed Liabilities to the extent not included in the relevant Completion Liability List or paid by the Vendor under paragraph 10.1.

11 If following Completion and prior to the Release Date (as defined in schedule 6) it shall be agreed between the Purchaser and the Vendor or finally determined (as referred to in paragraph 6 of schedule 6) that, as at Completion, the Group had any Additional Liabilities which were not included within the relevant Completion Liability List then the Purchaser shall, subject to the remaining provisions of this paragraph 11, be entitled to be paid from the Retention an amount equal to the US$ amount of such Additional Liabilities (determined at the exchange rate referred to in paragraph 6 above). To the extent that any such Additional Liabilities relate to:

        11.1 any matter in respect of which the Vendor would be liable under the Warranties; or

        11.2 any Taxation Liability (as defined in the Tax Deed) and any other amount in respect of which an indemnity is given under the terms of the Tax Deed,

        then the provisions of clause 10, the Tax Deed and schedule 13 (other than paragraph 2(b) of schedule 13), modified as necessary, shall apply to limit the Purchaser's entitlement to such payment from the Retention as if the matter giving rise to the Additional Liability had formed the basis of a claim by the Purchaser under the Warranties or the Tax Deed as appropriate.

12 The Vendor undertakes to the Purchaser to pay to the landlord of the Group's premises at the Medawar Centre, Oxford, the L75,000 costs applicable to the air conditioning at such premises.


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


                                     SCHEDULE 11

                   GUARANTEES AND LIABILITIES OF THE GROUP COMPANIES

                            (REFERRED TO IN CLAUSE 6.4)


1 Guarantee given by the Vendor in favour of Barclays Bank PLC to support the obligations of Oxford Molecular Limited in respect of its banking facilities (including deferred VAT facility and company credit cards).

2 Guarantee to be given by the Vendor under the new lease to be entered into by Oxford Molecular Limited (as tenant) in respect of the first and second floors of the Medawar Centre, Oxford Science Park.


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


                                     SCHEDULE 12

                          APPORTIONMENT OF CONSIDERATION



Chemical Design Holdings plc    US$1
Oxford Molecular Limited        35% of the Consideration
Oxford Molecular Group, Inc     65% of the Consideration


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


                                   SCHEDULE 13

                           LIMITATION OF LIABILITY

1       LIMITATIONS

        The provisions of this schedule shall operate to limit the liability of the Vendor under the Warranties and, where expressly provided, the Tax Deed and references to "breach", "claim" and "liability" (and any similar expression) shall, unless the context otherwise requires, be references to a breach of or a claim or liability arising under the Warranties and where expressly provided the Tax Deed.

2       THRESHOLDS

        The liability of the Vendor under the Warranties and the Tax Deed shall not:

        (a) arise in respect of any single claim (with claims arising in respect of the same or similar or related events, acts, omissions, transactions, defaults, liabilities or subject matter being aggregated for this purpose) where the liability of the Vendor but for the operation of this paragraph would not exceed $5,000; and

        (b) arise unless the liability of the Vendor in respect of all claims (other than claims excluded by sub-paragraph (a) above) made (or which would have been made but for the operation of this paragraph) in aggregate exceeds $100,000 but in which event the Purchaser shall be entitled to recover the whole amount of the Vendor's liability in respect of all such claims, and not merely the excess over $100,000.

3       SPECIFIC MATTERS FOR WHICH THE VENDOR IS NOT LIABLE

        No claim shall be made and the Vendor shall have no liability to the
        Purchaser:

        (a) in respect of any warranty, representation, indemnity, covenant, undertaking or otherwise arising out of or in connection with the Sale Shares, except where the same is expressly contained in this Agreement or the Tax Deed;

        (b) if and to the extent that the matter or thing giving rise to the claim is specifically provided for or reserved in the Accounts or the Completion Liability Lists (as defined in schedule 10);

        (c) in respect of any liability or other matter or thing which occurs or arises as a result of or is otherwise attributable to any legislation not in force at the date hereof or any change of law or administrative practice which comes into force after the date hereof or any increase in the rate of taxation in force at the date hereof;

        (d) as a result of any claim resulting from a change in the accounting or taxation policies of any Group Company or the Purchaser after


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

                Completion (assuming for these purposes Warranty 3.1.2 to be accurate); and

        (e) in respect of any liability or other matter or thing under the Warranties or the Tax Deed if that liability, matter or thing would not have arisen or occurred but for an act, omission or transaction done, made or carried out before Completion at the written request of the Purchaser or any of its officers, agents, employees or advisers.

4       THIRD PARTY RECOVERY

        If the Vendor pays to the Purchaser an amount in discharge of a claim (other than under the Tax Deed, to which the provisions of clause 9 of the Tax Deed shall apply) for a breach and the Purchaser subsequently recovers from a third party (including insurers) a payment which is specifically referable to the matter giving rise to the claim the Purchaser shall provided no other sums are due by the Vendor hereunder and save to the extent that the Purchaser's Claims (as defined in schedule 6) exceed the amount of the Retention, repay to the Vendor:

        (a) an amount equal to the sum recovered from the third party less out-of-pocket expenses and other losses incurred by the Purchaser in recovering the same; or

        (b) if the figure resulting under sub-paragraph (a) above is greater than the amount paid by the Vendor to the Purchaser in respect of the relevant claim, such lesser amount as shall have been so paid by the Vendor.

5       THIRD PARTY CLAIMS

5.1 If the Purchaser or any Group Company shall receive any claim made by a third party (other than a Tax Authority or a Claim as defined in the Tax Deed, as to which the conduct of claims provisions of the Tax Deed shall apply) ("THIRD PARTY CLAIM") which will give rise to a liability on the Vendor for breach of Warranty the Vendor shall be entitled to require the Purchaser at the expense of the Vendor to take or procure to be taken all such reasonable steps or proceedings as the Vendor may reasonably require (having regard to the balance for the time being standing to the Escrow Account) in order to avoid, dispute, resist, mitigate, compromise, defend or appeal against any relevant third party claim (the identity of legal or other professional advisors shall be subject to approval by the Purchaser, not to be unreasonably withheld or delayed, and the Purchaser shall not, and shall procure that no Group Company shall, accept or pay or compromise the third party claim or make any admission in respect of it without the prior written consent of the Vendor (such consent not to be unreasonably withheld or delayed)) provided that:

        (c) the Vendor agrees in writing to indemnify the Purchaser and the Group against all damages, losses, claims, liabilities, costs and expenses suffered or incurred by them in connection with the taking of such steps or proceedings;


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


        (d) the dispute, defence, compromise or settlement of such third party claim or other proposals of the Vendor in connection therewith will not in the opinion of the Purchaser have any material adverse effect on the business of the Purchaser and/or the Group;

        (e) the Purchaser shall not be obliged to compromise or settle any third party claim at an amount required by the Vendor if such amount exceeds the amount at which the Purchaser is itself prepared to compromise or settle such claim;

        (f) the third party claim is and continues to be a claim for monetary damages only,

        (collectively the "LITIGATION CONDITIONS"). In the event that the Litigation Conditions are not or cease to be satisfied in respect of any third party claim, the Vendor's right under this paragraph 5.1 in respect of such third party claim shall terminate.

6       NO DOUBLE LIABILITY

        The Vendor shall not be liable (liability for this purpose including a deduction from the Consideration having been made in respect thereof under paragraph 1 of schedule 10) under the Warranties and/or the Tax Deed or any other provision of this Agreement in respect of the same liability.

7       MITIGATION

        Nothing in this Agreement shall affect any common law duty of the Purchaser to mitigate its loss and if, in relation to any claim, no such common law duty shall apply (whether because the claim is under an indemnity or because an indemnity basis of damages applies or otherwise), the Purchaser nevertheless shall act as if such duty did apply provided that for the avoidance of doubt, this paragraph shall not restrict the Purchaser or the Group from taking or refraining from taking any action which is reasonably prudent so as to avoid, reduce or minimise the amount of, or the continuation of, any liability or unlawful activity or accounting practice not in accordance with GAAP.

8       US INCOME TAX LIABILITY

        The Vendor shall not have any liability (liability for this purpose including a deduction from the Consideration being made on Completion in respect thereof under schedule 10) under the Warranties and/or the Tax Deed or any other provision of this Agreement with respect to any United States state or federal income tax liability (including any interest, fines or penalties relating thereto) of the US Companies (as defined in paragraph 8.1 of schedule 5).


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



Executed as a deed by OXFORD                    )     /s/ Douglas Brown
MOLECULAR GROUP PLC by                          )     ------------------------
the signature of a director and the             )           Director
secretary or of two directors of the company    )     /s/ Lawrence Steingold
                                                      ------------------------
                                                         Director/secretary


Executed as a deed by MOLECULAR                 )     /s/ Joseph A. Mollica
SIMULATIONS, INC. acting by                     )     ------------------------
                                                        Authorised officer
                                                      /s/ Bruce C. Myers
                                                      ------------------------
                                                        Authorised officer


Executed as a deed by                           )     /s/ Joseph A. Mollica
PHARMACOPEIA, INC. acting by                    )     ------------------------
                                                        Authorised officer
                                                      /s/ Bruce C. Myers
                                                      ------------------------
                                                        Authorised officer


                                      113